Registration No. 333-55172
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                         ------------------------------

                          Pre-EFFECTIVE amendment No. 2

                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                            FOCUS ENHANCEMENTS, INC.
                 (Name of Small Business Issuer in its Charter)
                         ------------------------------

Delaware                             3576                             04-3144936
(State or Other          (Primary Standard Industrial              (IRS Employer
Jurisdiction of           Classification Code Number)        Identification No.)
Incorporation or
Organization)

                         ------------------------------

                                1370 Dell Avenue
                           Campbell, California 95008
                                 (408) 866-8300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Michael D'Addio
                      President and Chief Executive Officer
                            FOCUS Enhancements, Inc.
                                1370 Dell Avenue
                           Campbell, California 95008
                                 (408) 866-8300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   Copies to:
                           Gregory A. Gehlmann, Esq..
                          Manatt Phelps & Phillips, LLP
                          1501 M Street, NW, Suite 700
                              Washington, DC 20005
                                 (202) 463-4334

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

          ------------------------------------------------------------
                         calculation of registration fee

===================================================================================================================================
                                                                               Proposed Maximum    Proposed Maximum    Amount of
                                                               Amount to      Offering Price Per  Aggregate Offering  Registration
      Title of Each Class of Securities to be Registered     Be Registered         Share(1)             Price           Fee(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                     Up to 4,000,000(2)         (2)                (2)              (2)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share                           1,080,650(3)         (3)                (3)              (3)

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share, underlying warrants        435,000(2)         (2)                (2)              (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per shares                            468,322(2)         (2)                (2)              (2)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share                             370,332(2)         (2)                (2)              (2)

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                             150,000(2)         (2)                (2)              (2)
===================================================================================================================================

TOTAL                                                      Up to 6,504,304(2)                                             (2)

===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2) Previously registered in initial or amended filings. Fees already paid.

(3) Represents 1,400,000 shares issued in a private placement at a price per share of $1.07 and up to 620,000 shares to be issued at fair market value as liquidated damages resulting from delays in the filing of this registration statement, less 939,350 shares sold pursuant to Rule 144 of the Securities Act of 1933, as amended.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY REOFFER PROSPECTUS

         The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not contain an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                             Up to 6,504,304 Shares


                            FOCUS ENHANCEMENTS, INC.

                                  Common Stock


This prospectus relates to up to 6,504,304 shares of common stock to be sold by selling stockholders, of which up to 4,000,000 may be issued through an equity line of credit with the Euston Investment Holdings Limited, as further described in this prospectus.


We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the net sale price of any common stock that we sell through a private equity line of credit or upon the exercise for cash of the warrants held by the selling stockholders.

The registration of shares of our common stock that may be offered pursuant to this prospectus does not necessarily mean that any of these shares will ultimately be offered and sold.

The selling securityholders may offer shares of our common stock on the Nasdaq SmallCap Market in negotiated transactions or otherwise, or by a combination of these methods. The selling securityholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Euston is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.


Our common stock is listed on The Nasdaq SmallCap Market under the ticker symbol: "FCSE". On December 3, 2001, the closing price of one share of our common stock on The Nasdaq SmallCap Market was $1.18.


This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          ----------------------------

         Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                          ----------------------------

         An investment in these securities involves a high degree of risk. See "risk factors" beginning on page 3.

                          ----------------------------


                The date of this prospectus is December __, 2001.


         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this prospectus. You should also carefully consider the risk factors relating to the purchase of our stock, which are described beginning at page 3 below.



Our Company

Founded in 1991, FOCUS Enhancements, Inc. develops and markets advanced, proprietary multimedia video scan conversion products for the rapidly converging, multi-billion dollar computer and television industries. Our products, which are sold globally through Original Equipment Manufacturers
(OEMs) and resellers, merge computer generated graphics and television displays for presentations, training, education, video teleconferencing, Internet viewing and home gaming markets.

In addition, we are developing a family of products that will enable the current installed base of televisions, VCRs, and camcorders to remain functional in upcoming HDTV environments.

On January 16, 2001, we completed the acquisition of Videonics, Inc. In connection with the acquisition we issued approximately 5,135,000 shares of commons stock to Videonics shareholders. Videonics is a leading designer of affordable, high quality, digital-video equipment for the broadcast, cable, business, industrial, presentation, Internet, and home video production markets. Videonics products include application controllers, edit controllers, mixers, character generators, and video editing software solutions. Videonics began operations in July 1987. On April 6, 2001, Videonics was merged with and into Focus.

Our main address is 1370 Dell Avenue, Campbell, California 95008 and our telephone number is (408) 866-8300. Our Web site is located at http://www.Focusinfo.com. Information contained in our Web site is not part of this prospectus.

Selected Financial Data


Set forth below are selected consolidated financial and other data of the Focus. The financial data is derived in part, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto presented elsewhere in the Prospectus. Operating results for the nine months ended September 30, 2001, are not necessarily indicative of the results that may be obtained for the entire year ending December 31, 2001 or any other period.

                                             Nine Months
                                          Ended September 30,            Year Ended December 31,
                                                 2001                     2000             1999
                                                 ----                     ----             ----
                                                (Dollars in thousands, except per share data)

Net Revenues                                    $17,194                  $15,233         $17,183
Gross Profit                                    6,915                      3,446           6,639
Total Operating Expenses                        11,243                    13,138           7,806
Loss From Operations                            (4,328)                   (9,692)         (1,167)
Net Loss                                        (4,657)                  (12,029)         (1,480)
Loss Per common Share:
           Basic                                (0.15)                     (0.48)          (0.08)
           Diluted                              (0.15)                     (0.48)          (0.08)
Total Assets                                    19,536                     9,780          15,015
Total Stockholders' Equity (Deficit)            7,248                       (417)          9,207


We have experienced significant losses in the recent past and have been substantially dependent upon private offerings and option and current issuances, and other sources of financing, to fund our operations.

The Offering


Selling Shareholders. This prospectus covers up to 6,504,304 shares of our common stock offered by various shareholders of Focus, including up to 4,000,000 shares pursuant to an equity line of credit discussed in more detail later. We issued these shares in various private transactions and have filed a registration statement to register these shares and allow the shareholders to sell their shares, should they determine to do so. We cannot determine how many or what shareholders will sell shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the net sale price of any common stock that we sell through a private equity line of credit or upon the exercise for cash of the warrants held by the selling stockholders. See "The Offering," and "Selling Shareholders" for more detail beginning on page 46 of this prospectus.

Private Equity Line of Credit. We signed a private equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands corporation, on July 28, 2000, for the future issuance and purchase of up to 4,000,000 shares of our common stock. The private equity line of credit agreement establishes what is sometimes termed an equity drawdown facility. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Euston Investments will sell our stock in the open market, sell our stock to other investors through negotiated transactions, or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Euston Investments either in the open market or to other investors. For a more detailed discussion see "Private Equity line of Credit" beginning on page 48 of this prospectus.

Key Facts.

Total shares outstanding prior to the
offering (as of December 3, 2001)(1)     32,763,543

Shares being offered for resale to the
public                                   6,504,304

Total shares outstanding after the
offering (2)                             36,828,912

Price per share to the public            Market price at time of resale

Total proceeds raised by offering        None,  however, if all shares are sold
                                         under  the  equity  line of  credit at
                                         $0.90 per share and all  warrants  are
                                         exercised  at  $1.625  per  share,  we
                                         would   receive   approximately   $4.3
                                         million  in net  proceeds.  There can,
                                         however,  be  no  assurances  when  or
                                         whether  any or all of such  shares or
                                         warrants will be sold or exercised, or
                                         whether   such   holders   utilize   a
                                         cashless  option  whereby we would not
                                         receive any funds.

Use of proceeds from the sale of the     We plan to use the proceeds for working
shares to Euston and the exercise of     capital and general corporate purposes.
warrants

Nasdaq SmallCap Market Symbol            FCSE

---------------------------
(1) Includes 2,003,935 shares being offered pursuant to this prospectus which are already outstanding.

(2) Does not include shares underlying the 435,000 warrants issued to some of the selling shareholders.

                                  RISK FACTORS

This offering involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

We have been named as a defendant in alleged class actions alleging violation of federal securities laws.


We are subject to two class action lawsuits alleging that Focus and certain present and former officers violated federal securities laws in connection with a number of allegedly false or misleading statements. On May 10, 2001, the Federal District Court dismissed one of the alleged class action in its entirety. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities and there can be no assurances as to whether the eventual outcome of the cases will have a material adverse effect on our financial condition or operations.


We will need to raise additional capital which will result in further dilution of existing and future shareholders.

Historically, we have met our short-and long-term extra cash needs through debt and the sale of common stock in private placements because cash flow from operations has been insufficient to fund its operations. Set forth below is information regarding net proceeds received in the last nine months and our last two fiscal years:


                          Private Offerings     Issuance      Exercise of Stock
                           Of Common Stock      of Debt     Options and Warrants

  Nine months ended
   September 30, 2001                  -       $2,650,000           $123,000
  Fiscal 2000                 $1,284,000       $2,362,000         $1,121,000
  Fiscal 1999                 $4,414,000               --         $2,596,000


Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully. If we require additional equity or debt financing in the future, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing would result in dilution to our then-existing shareholders and any additional debt financing may result in higher interest expense.


At December 3, 2001, we had 32,763,543 and 1,904 shares common and preferred shares issued and outstanding, respectively, and 818,079 warrants and 6,144,456 options that are exercisable into shares of common stock. The 1,094 shares of preferred stock are convertible into 1,904,000 shares of our common stock. We also may issue additional shares in acquisitions and may grant 4,755,170 additional stock options to our employees, officers, directors and consultants under our current stock option plans.

The issuance or even the potential issuance of shares under the equity line of credit, in connection with any other additional financing, and upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock.


In the event we are unable to raise additional capital, we may not be able to fund our operations which could result in the inability to execute our current business plan.

We are dependent upon a significant shareholder to meet our interim financing needs.


We have relied upon the ability of Carl Berg, a director and significant owner of our common stock for interim financing needs. As of September 30, 2001, we had an aggregate of approximately $4,012,000 in debt outstanding to Mr. Berg. There can be no assurances that Mr. Berg will continue to provide such interim financing should we need such funds prior to utilizing the equity line of credit.

We have a long history of operating losses.


As of September 30, 2001, Focus had an accumulated deficit of $53,365,000. Focus incurred net losses of $12,029,000 and $1,480,000 for the years ended December 31, 2000 and 1999. Additionally, Focus incurred a loss of $4,657,000 for the nine month period ended September 30, 2001. There can be no assurance that we will be profitable.


Focus relies on four vendors for 90% of its product components.

Over 90% of the components for our products are manufactured on a turnkey basis by four vendors, Furthertech Company, Ltd., Sicon International, Samsung Semiconductor Inc., and Asemtec Corporation. If these vendors experience production or shipping problems for any reason, Focus in turn could experience delays in the production and shipping of Focus products, which would have an adverse effect on our results of operations.

We are dependent on our suppliers.

We purchase all of our parts from outside suppliers and from time to time experience delays in obtaining some components or peripheral devices. Additionally, we are dependent on sole source suppliers for certain components. We attempt to reduce the risk of supply interruption by evaluating and obtaining alternative sources for various components or peripheral devices when such sources are available. However, there can be no assurance that supply shortages will not occur in the future which could significantly increase the cost, or delay shipment of, our products, which in turn could adversely affect our results of operations.

We rely on sales to a few major customers for a large part of our revenues.


For the year ended December 31, 2000, approximately 15% of our revenues were derived from sales to a major distributor, and approximately 21% of our revenues were derived from sales to two major retailers. These figures were 11% and 4% respectively for the nine months ended September 30, 2001. We do not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that we will continue to receive orders of the same magnitude as in the past from existing customers or we will be able to market its current or proposed products to new customers. Loss of any major customer would have a material adverse effect on the Focus business as a whole.


Our products may become obsolete very quickly.

The computer peripheral markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive. We must devote substantial efforts and financial resources to enhance our existing products and to develop new products. There can be no assurance that we will succeed with these efforts.

We may not be able to protect our proprietary information.

Although Focus has filed eight patent applications with respect to its PC-to-TV video-graphics products, currently only five patents have been issued. Focus treats its technical data as confidential and relies on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of Focus proprietary information or prove valuable in light of future technological developments.

Delays in product development could adversely affect our market position or customer relationships.

We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competition position. Prior delays have resulted from numerous factors, such as:

     o   changing product specifications;
     o   difficulties in hiring and retaining necessary personnel;
     o difficulties in reallocating engineering resources and other resource limitations;
     o   difficulties with independent contractors;
     o changing market or competitive product requirements; unanticipated engineering complexity;
     o   undetected errors or failures in software and hardware; and
     o   delays in the acceptance or shipment of products by customers.

If we are unable to respond to rapid technological change in a timely manner, then we may lose customers to our competitors.

To  remain   competitive,   we  must   continue   to  enhance  and  improve  the
responsiveness, functionality and features of our products. Our industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies, or if new industry standards and practices emerge, then our existing proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

     o both license and internally develop leading technologies useful in our business;
     o   enhance our existing technologies;
     o develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and
     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

To develop our proprietary technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, then our customers may forego the use of our services and use those of our competitors.

We typically operate without a significant amount of backlog.


We typically operate with a small amount of backlog. Accordingly, it generally does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in customer demand would therefore have and has had in the past an almost immediate adverse impact on our operating results.


Our quarterly financial results are subject to significant fluctuations.

We have been unable in the past to accurately forecast our operating expenses. Our revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and its operating results, cash flows and liquidity would likely be adversely affected.

Our common stock could be delisted from the Nasdaq SmallCap Market which would make trading in our stock more difficult.


Our common stock is traded on the Nasdaq SmallCap Market. There are various quantitative listing requirements for a company to remain listed on the Nasdaq SmallCap Market.

     o We must maintain stockholders' equity of $2,500,000. At September 30, 2001, we had total stockholders' equity of $7.2 million.
     o We are required to maintain a minimum bid price of $1.00 per share for our common stock. The closing price of our common stock on December 3, 2001, was $1.18. Between June 1, 2001 and September 30, 2001, our stock closed below $1.00 a share on 41 of 122 trading days. Note that Nasdaq suspended the $1.00 bid requirement until January 2, 2002.

If we fail these Nasdaq SmallCap requirements in the future, our common stock could be delisted, eliminating the only established trading market for shares of our common stock. Euston Investments can also terminate the private equity line of credit agreement if we are delisted. The issuance by us of shares of common stock to Euston Investments, or the subsequent resale by Euston Investments of those shares, in either case at a discount to the market price, may reduce the trading price of our common stock to a level below the Nasdaq minimum bid price requirement.


In the event we are delisted from Nasdaq, we would be forced to list our shares on the OTC Electronic Bulletin Board or some other quotation medium, such as pink sheets, depending on our ability to meet the specific listing requirements of those quotation systems. As a result an investor might find it more difficult to dispose of, or to obtain accurate price quotations for, our shares. Delisting might also reduce the visibility, liquidity, and price of our common stock.

Our common stock price is volatile.


The  market  price  for  our  common  stock  is  volatile  and  has   fluctuated
significantly to date. For example, between January 1, 2001 and December 3, 2001, the per share price of our stock has fluctuated between $0.65 and $2.00 per share, closing at $1.18 at December 3, 2001. The trading price of our common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

     o   actual or anticipated variations in our quarterly operating results;

     o announcements of technological innovations, new sales formats or new products or services by us or our competitors;

     o   changes in financial estimates by securities analysts;

     o changes in the economic performance and/or market valuations of other multi-media, video scan companies;

     o   announcements   by   us   of   significant   acquisitions,    strategic
         partnerships, joint ventures or capital commitments;

     o   additions or departures of key personnel; and

     o   sales of common stock.

         In addition, the securities markets have experienced extreme price and volume fluctuations, and the market prices of the securities of technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we are sued in a securities class action, then it could result in substantial costs and a diversion of management's attention and resources.



Risks Related to Our Industry

International sales are subject to significant risk.


Our revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, the general economic and political conditions in each country. There can be no assurance that the economic crisis and currency issues, currently being experienced in certain parts of the world will not have a material adverse effect on our revenue or operating results in the future.


Our businesses are very competitive.

The computer peripheral markets are extremely competitive. Focus currently competes with other developers of video conversion products and with video-graphic integrated circuit developers. Many of our competitors have greater market recognition and greater financial, technical, marketing and human resources. Although Focus is not currently aware of any announcements by its competitors that would have a material impact on its operations, there can be no assurance that Focus will be able to compete successfully against existing companies or new entrants to the marketplace.

The video production equipment market is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. We anticipate increased competition in the video post-production equipment market from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that it will be able to compete successfully against current and future competitors.

Often our competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than us. In addition, some of our competitors also offer a wide variety of video equipment, including professional video tape recorders, video cameras and other related equipment. In some cases, these competitors may have a competitive advantage based upon their ability to bundle their equipment in certain large system sales.

The energy crisis in the State of California could adversely effect our operations.


Various factors including the opening of new power plants, moderate weather, the national economic slowdown, and energy conservation contributed to the State of California's being able to meet electricity demand during the summer of 2001 with only minimal disruption. While the peak summer demand season is now over, longer term aspects of the California energy crisis remain, including uncertainty regarding the settlement of the various financial components of the crisis. These financial components include a potential adverse impact on the State of California's general fund, the determination of which energy customers will bear what cost burdens, and the resolution of the financial status of the two largest utilities in the State.


We remain concerned about the potential impact of the energy crisis upon Focus' operations and the financial condition of our customers and suppliers in California. Focus itself is not a particularly large user of energy. However, our California offices at this time do not have backup generators, and hence would need to curtail our operations in the event of an electricity brown-out or black-out.


Recent terrorist attacks in the United States have affected the stock market and the general economy and could negatively affect our income.

On September 11, 2001, the World Trade Center in New York was destroyed, the Pentagon outside Washington, DC was damaged and a jetliner crashed in central Pennsylvania as a result of terrorist attacks. Following these attacks, stock prices declined in general, and questions were raised concerning the impact that the terrorist attacks and the United States' response would have on the national economy. These uncertainties have contributed to the existing slowdown in economic activity in the United States. Continuing weakness in the economy could decrease demand for our products, increase delinquencies in payments and otherwise have an adverse impact on our business.


Risks Related to the Equity Line of Credit

We will have broad discretion over the resulting funds.


We will have broad discretion in the use of the proceeds from the sale of common stock under the private equity line of credit agreement with Euston Investments. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds. If we fail to apply the net proceeds effectively, our business could be negatively affected.


We may need additional capital in the future and we may be unable to access our equity line of credit.

We currently anticipate that our available cash resources combined with the drawdowns available under the equity drawdown facility will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. However, if our common stock is delisted from the Nasdaq SmallCap Market, we may be prohibited from drawing down pursuant to the common stock purchase agreement. In addition, business and economic conditions may not make it feasible to drawdown pursuant to the common stock purchase agreement at every opportunity. We are in the process of raising additional capital to supplement our working capital requirements, however, we cannot guarantee that these efforts will be successful. We may also need to raise additional capital to fund more rapid expansion, to develop new services and to enhance existing services to respond to competitive pressures. We may also not be able to obtain additional financing from other sources on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to continue to operate our business pursuant to our business plan.

Our stock price may decline if we draw on the equity line of credit described in this prospectus.

If we draw on the equity line of credit, then Euston Investments will have the right to resell the shares purchased in connection with the drawdown. Sales by Euston Investments of our common stock in the public market could cause our stock price to decline. The shares of our common stock that we are registering in this offering will be able to be sold in the public market upon the effectiveness of the registration statement of which this prospectus is a part. Assuming all of the shares covered by this prospectus are outstanding, Euston Investments could purchase and resell up to approximately 10.8% of our common stock outstanding at during the 12 months following the effectiveness of the registration statement of which this prospectus is a part. Sales of a substantial number of shares of our common stock could cause our stock price to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. Furthermore, to the extent the price of our common stock decreases, we will be required to issue more shares of common stock to Euston Investments for any given dollar amount that we draw from the equity drawdown facility. This downward pressure on the stock price could encourage short sales, which could place additional downward pressure on the price of our common stock.

The issuance of shares to Euston Investments under the equity may cause significant dilution in the value of our common stock.

The shares of our common stock issuable to Euston Investments under the equity line of credit will be issued at a discount to the volume-weighted average daily price of our common stock during the applicable drawdown period. The issuance of shares to Euston Investments will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.


Assuming all shares of stock covered by this prospectus are outstanding, all 4,000,000 shares are sold and the warrants to purchase 435,000 shares of common stock are exercised under the equity line of credit, stockholders would be diluted by approximately 21.1%. As of December 3, 2001, 2,003,935 shares being offered pursuant to this prospectus are already outstanding.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make many statements in this prospectus under the captions "Prospectus Summary ," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information About Focus," and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, projections, objectives, expectations, assumptions, beliefs and intentions. In some cases you can identify these statements by the use of words such as "anticipate" "assume," "believe," "could," "estimates," "expect," "intend," "may," "plan, " "project," "should" and other similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties. Our, and our industry's actual results could differ materially from those anticipated in these forwarded-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The forward-looking statements made in this prospectus relate only to events and assumptions as of the date on which the statements are made. Moreover, neither we or any other persons assumes responsibility for the accuracy and completeness of the forward-looking statements.

                                    DILUTION

The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, you interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted tangible book value per share of our common stock at the time of sale. We calculated net tangible book value per share by calculating the total assets less goodwill and total liabilities, and by dividing it by the number of outstanding shares of common stock.


Historically, we have met our short-and long-term extra cash needs through debt and the sale of common stock in private placements because cash flow from operations has been insufficient to fund its operations. Set forth below is information regarding net proceeds received in our last two fiscal years:

                         Private Offerings     Issuance       Exercise of Stock
                          of Common Stock       of Debt     Options and Warrants

  Nine months ended
   September 30, 2001                --       $2,650,000         $123,000
  Fiscal 2000                $1,284,000       $2,362,000       $1,121,000
  Fiscal 1999                $4,414,000               --       $2,596,000

Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully. If we require additional equity or debt financing in the future, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing would result in dilution to our then-existing shareholders and any additional debt financing may result in higher interest expense.

At December 3, 2001, we had 32,763,543 and 1,904 shares common and preferred shares issued and outstanding, respectively, and 818,079 warrants and 6,144,456 options that are exercisable into shares of common stock. The 1,904 shares of preferred stock are convertible into 1,904,000 shares of our common stock. We also may issue additional shares in acquisitions and may grant 4,755,170 additional stock options to our employees, officers, directors and consultants under our current stock option plans.

                                 USE OF PROCEEDS


We will not receive any of the proceeds from the sale of shares by many of the selling shareholders. However, we will receive the sale price of any common stock we sell to Euston Investments under the private equity line of credit agreement described in this prospectus and upon the exercise of warrants held by selling stockholders that pay the exercise price in cash. The table below sets forth our estimates with respect to the equity line of credit and warrants.

                     Funds from                   Net Proceeds to Focus(3)
                     ----------                   ---------------------
              Equity Line of Credit (1)                $3,600,000
              Exercise of Warrants (2)                    706,875
                                                         --------
                 Total                                 $4,306,875

--------------------------
(1) Assumes all 4,000,000 shares are purchased under the equity line of credit by Euston Investments form Focus at $0.90 per share.

(2) Assumes all 435,000 warrants are exercised at $1.625 per share. There can, however, be no assurances when or whether any or all of such shares or warrants will be sold or exercised, or whether such holders utilize a cashless option whereby we would not receive any funds.

(3) There can be no assurances all of the shares will be sold under the equity line of credit or that all of the warrants will be experienced before they expire. At December 3, 2001, the closing price of our common stock was $1.18.


We expect to use the proceeds of any such sales for general working capital purposes, including sales and marketing, product development and other corporate documents.

We have entered into the equity line of credit because we do not expect future revenues during fiscal 2001 to be sufficient to fund our ongoing operations. We believe equity line of credit will enable us to quickly access the equity market should we need additional liquidity to maintain our operations.


We will have broad discretion in the use of the proceeds from the sale of common stock under the private equity line of credit agreement with Euston Investments. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds. If we fail to apply the net proceeds effectively, our business could be negatively affected.


                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

                           MARKET FOR OUR COMMON STOCK

Since our initial public offering on May 25, 1993, our common stock has traded on The Nasdaq SmallCap Market under the symbol "FCSE." The following table provides the range of high and low sales prices of our common stock for the periods indicated:

             Fiscal Quarter              High                     Low
             --------------              ----                     ---

             1st - 1999                $1.813                  $0.906

             2nd - 1999                 1.750                   1.125

             3rd - 1999                 1.688                   0.938

             4th - 1999                 8.438                   1.125

             1st - 2000                 9.219                   2.313

             2nd - 2000                 2.906                   1.094

             3rd - 2000                 1.938                   1.000

             4th - 2000                 1.750                   0.375

             1st - 2001                 2.000                   0.656

             2nd - 2001                 1.480                   0.810


             3rd - 2001                 1.210                   0.820

       4th to 12/3/2001                  1.50                   0.820

Based on information supplied by our transfer agent, as of September 30, 2001, there were approximately 280 record holders of our common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of December 3, 2001, the closing sale price of our common stock as quoted on The Nasdaq SmallCap Market was $1.18.

                             FOCUS ENHANCEMENTS, INC
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Please refer to "Special Note Regarding Forward-Looking Statements" and "Risk Factors" for additional information.


Comparison of Operating Results for the Three and Nine Months Ended September 30, 2001 and 2000


Net Revenues


         Net revenues for the three-months ended September 30, 2001 were $6,717,000 as compared with $4,116,000 for the three-month period ended September 30, 2000 an increase of $2,601,000, or 63%. Net revenues for the nine-months ended September 30, 2001 were $18,215,000 as compared with $12,130,000 for the nine-month period ended September 30, 2000 an increase of $6,085,000, or 50%.

         For the three months ended September 30, 2001, net sales to Professional AV customers were approximately $3,716,000 compared to $1,345,000 for the same period in 2000, an increase of $2,371,000 or 176%. For the nine months ended September 30, 2001, net sales to Professional AV customers were approximately $10,783,000 compared to $3,424,000 for the same period in 2000, an increase of $7,359,000 or 215%. Such increase in net sales to Professional AV customers for the three and nine month periods ending September 30, 2001 primarily related to the inclusion of Videonics Inc. sales beginning on January 16, 2001 of $2,451,000 and $7,308,000, respectively.

         For the three months ended September 30, 2001, net sales to OEM customers were approximately $1,696,000 as compared to $1,073,000 for the same period in 2000, an increase of $623,000 or 58%. For the nine months ended September 30, 2001, net sales to OEM customers were approximately $3,208,000 as compared to $2,674,000 for the same period in 2000, an increase of $534,000 or 20%. The increase in both the three and nine month periods is primarily attributable to contract revenue of $693,000 and $1,021,000 in the three and nine months ended September 30, 2001, respectively. Sales of our current line of application specific integrated circuits ("ASIC") chips (FS400, FS450 and 460 families) increased by $478,000 (83%) and $1,619,000 (130%) over three and nine month prior year periods, respectively.

         For the three months ended September 30, 2001, net sales to Resellers consisting of Distributors, Retailers, VAR's and Education segments were approximately $1,305,000 as compared to $1,698,000 for the same period in 2000, a decrease of $393,000 or 23%. For the nine months ended September 30, 2001, net sales to Resellers were approximately $4,224,000 as compared to $6,032,000 for the same period in 2000, a decrease of $1,808,000 or 30%. The decrease is primarily the result a reduction of nationwide computer sales, decreased educational spending and a trend by certain customers to incorporate our scan conversion chips in televisions and video conferencing systems.

         As of September 30, 2001, the Company had a sales order backlog of approximately $150,000.


Cost of Goods Sold


         Cost of goods sold were $4,387,000, or 65% of net sales, for the three-months ended September 30, 2001, as compared with $2,729,000, or 66% of net sales, for the three-months ended September 30, 2000. The Company's gross profit margin for the third quarters of 2001 and 2000 were 35% and 34%, respectively. Cost of goods sold were $11,300,000, or 62% of net sales, for the nine-months ended September 30, 2001, as compared with $8,420,000, or 69% of net sales, for the nine-months ended September 30, 2000. The Company's gross profit margin for the nine-month periods of 2001 and 2000 were 38% and 31%, respectively.

         The increase in gross margin for the three and nine month periods ended September 30, 2001, are primarily related to, increased sales and the efficiencies gained by consolidating the manufacturing operations into one facility following the merger with Videonics. Additionally, the nine month period ended September 30, 2000 included charges to cost of sales principally attributable to a physical inventory adjustment at Focus' Far East contract manufacturer of approximately $285,000 and the write-down of inventory to its net realizable value, including the InVideo product line of approximately $318,000. In addition, gross margin was lower due to customer mix and sales of certain slow moving product at carrying value.


Sales, Marketing and Support Expenses


         Sales, marketing and support expenses were $1,425,000, or 21% of net revenues, for the three-months ended September 30, 2001, as compared with $797,000, or 19% of net revenues, for the three-months ended September 30, 2000, an increase of $628,000 or 79%. Sales, marketing and support expenses were $4,531,000, or 25% of net revenues, for the nine-months ended September 30, 2001, as compared with $2,857,000, or 24% of net revenues, for the nine-months ended September 30, 2000, an increase of $1,674,000 or 59%.

         The increase in absolute dollars and as a percentage of net revenues for the three and nine month periods ending September 30, 2001 are primarily due to the addition of Videonics sales, marketing and support expenses following the merger on January 16, 2001.


General and Administrative Expenses


         General and administrative expenses for the three-months ended September 30, 2001 were $467,000 or 7% of net revenues, as compared with $542,000 or 13% of net revenues for the three-months ended September 30, 2000, a decrease of $75,000 or 14%. General and administrative expenses for the nine-months ended September 30, 2001 were $1,683,000 or 9% of net revenues, as compared with $2,432,000 or 20% of net revenues for the nine-months ended September 30, 2000, a decrease of $749,000 or 31%.

         The decrease of general and administrative expenses in absolute dollars and as a percentage of net sales for the three and nine month periods ended September 30, 2001 is primarily a result of decreased payroll expenses and consulting fees. Additionally, the first quarter of 2000 included accounting and legal fees of approximately $302,000 relating to the Company's review of accounting practices and a special investigation conducted by the Board of Directors.


Research and Development Expenses


         Research and development expenses for the three-months ended September 30, 2001 were approximately $617,000 or 9% of net revenues, as compared with $245,000 or 6% of net revenues, for the three-months ended September 30, 2000, an increase of $372,000 or 152%. Research and development expenses for the nine-months ended September 30, 2001 were approximately $2,515,000 or 14% of net revenues, as compared with $854,000 or 7% of net revenues, for the nine-months ended September 30, 2000, an increase of $1,661,000 or 194%.

         The increase in research and development expenses in both absolute dollars and as a percentage of revenues is due primarily to the addition of Videonics research and development expenses. Additionally, the Company did not capitalize any ASIC development costs during the three or nine-month periods ended September 30, 2001. In the three and nine month periods ended September 30, 2000 the Company capitalized ASIC development costs of $450,000 and $1,210,000, respectively. Partially offsetting the increases just described, were the allocation of research and development expenses to costs of sales during the three and nine month periods ended September 30, 2001, as the Company performed development work under contract.

Amortization

         Amortization expenses for the three-month period ended September 30, 2001 were $700,000 or 10% of net revenues, as compared with $182,000 or 4% of net revenues, for the three-months ended September 30, 2000, an increase of $518,000 or 285%. Amortization expenses for the nine-month period ended September 30, 2001 were $1,976,000 or 11% of net revenues, as compared with $432,000 or 4% of net revenues, for the nine-months ended September 30, 2000, an increase of $1,544,000 or 357%.

         The increase in terms of absolute dollars and as a percentage of net revenues is primarily due to the Company recording and subsequently amortizing goodwill and intangibles associated with the Videonics merger. Amortization associated with the merger approximated $557,000 and $1,579,000, respectively, for the three and nine-month periods ended September 30, 2001. Excluding the increase associated with the Videonics merger, amortization expenses decreased as the Company wrote-off and adjusted down the carrying value of its goodwill amounts in the fourth quarter of 2000. See also Note 4 "Recent Accounting Pronouncements."


Restructuring Expenses


         For the nine-month period ended September 30, 2001, the Company recorded restructuring expenses totaling $33,000 related to the closure of its Wilmington, MA, facility.

         For the nine-month period ended September 30, 2000, the Company recorded restructuring expenses of $202,000 in conjunction with the closure of its Morgan Hill, CA facility and operation. These direct expenses are comprised of inventory adjustments of approximately $118,000, payroll and benefits of approximately $57,000, travel of approximately $16,000 and lease cancellation charges of approximately $11,000.


Write-off of In-Process Technology

         In connection with the acquisition of Videonics during the first quarter of 2001, the Company recorded a charge for purchased in-process technology of $505,000.

Interest Expense, Net


         Net interest expense for the three-month period ended September 30, 2001 was $44,000, or 1% of net revenues, as compared to $3,000 for the three-months ended September 30, 2000, an increase of $41,000. Net interest expense for the nine-month period ended September 30, 2001 was $267,000, or 1% of net revenues, as compared to $58,000 for the nine-months ended September 30, 2000, an increase of $209,000.

         The increase in interest expense is primarily attributable to an increase in debt of approximately $3.6 million between comparable periods ending September 30.


Other Expense, Net


         Other income for the three-month period ended September 30, 2001 was $33,000, as compared to other income of $13,000 for the three-months ended September 30, 2000, a change of $20,000. Other expense for the nine-month period ended September 30, 2001 was $62,000, as compared to other income of $67,000 for the nine-months ended September 30, 2000, a change of $129,000.

         The increase in other income for the three month period ended September 30, 2001 is primarily attributable to gains of approximately $128,000 related to the settlement of debts for less than original amounts accrued, offset by charges of $69,000 associated with the untimely registering of AMRO Investment International's 1,400,000 shares which were issued in connection with a private placement in which the Company received gross proceeds of $1,500,000 in June 2000. The Company expects to incur these charges until the shares are registered. Although there can be no assurance, the Company expects to register the shares by December of 2001.

         The increase in other expense for the nine month period ended September 30, 2001 are primarily attributable to charges of $374,000 associated with the untimely registering of AMRO Investment International's shares. Offsetting these charges were gains of approximately $328,000 related to the settlement of debts for less than original amounts accrued.


Liquidity and Capital Resources

         Since inception, the Company has financed its operations primarily through the public and private sale of common stock, proceeds from the exercise of options and warrants, short-term borrowing from private lenders, and favorable credit arrangements with vendors and suppliers.


         Net cash used in operating activities for the nine-month periods ended September 30, 2001 and 2000 was $2,952,000 and $2,351,000, respectively. In first nine months of 2001, net cash used in operating activities consisted primarily of a net loss of $4,657,000 adjusted for depreciation and amortization of $2,328,000, the write-off of in-process technology related to the acquisition of Videonics totaling $505,000, deferred compensation expense of $209,000, a decrease in accrued expenses totaling $160,000 and an increase in accounts receivable of $1,260,000, partially offset by an increase in accounts payable of $78,000. In first nine months of 2000, net cash used in operating activities consisted primarily of a net loss of $5,208,000 adjusted for depreciation and amortization of $733,000 and an increase in prepaid expenses and other assets of $1,132,000 offset by an increase in accrued liabilities of $2,092,000 and a decrease in inventories of $1,605,000.

         As of September 30, 2001 and 2000, accounts receivable from a major distributor represented approximately 23% and 24%, respectively of total accounts receivable.

         Net cash provided by investing activities for the nine-months ended September 30, 2001 was $1,156,000 whereas net cash used by investing activities was $1,152,000 for the nine-months ended September 30, 2000. For the first nine months of 2001, cash was provided by a reduction in restricted certificates of deposit of approximately $965,000 and net cash provided through the acquisition of Videonics on January 16, 2001, of $360,000, offset by additions to property and equipment of $169,000. The acquisition of Videonics was accounted for as a purchase and made through the issuance of approximately 5,135,000 shares of the Company's common stock. In the first nine months of 2000, cash used in investing activities was for the purchase of property and equipment and capitalized software development costs of $406,000 and an increase in restricted certificates of deposit of approximately $746,000.

         Net cash provided by financing activities for the nine-month periods ended September 30, 2001 and 2000 was $2,150,000 and $1,052,000, respectively. In the first nine months of 2001, cash provided by financing activities occurred primarily from the issuance of notes payable to a stockholder and director of the Company of $2,650,000 offset by repayments of $400,000 to a bank. In the first nine months of 2000, the Company received $1,121,000 in net proceeds from the exercise of common stock options and warrants and received $1,284,000 from private offerings of common stock. Th Company's financing proceeds were offset by payments on notes payable and capital lease obligations totaling $1,353,000.

         As  of  September  30,  2001,  the  Company  had  working   capital  of
$3,147,000, as compared to $224,000 at December 31, 2000, an increase of $2,923,000.

         The Company has incurred losses and negative cash flows from operations for each of the two years in the period ended December 31, 2000 and for the period ending September 30, 2001 and as such has been dependent upon raising money for short and long-term cash needs through debt, proceeds from the exercise of options and warrants, and the sale of common stock in private placements. For the years ended December 31, 2000 and 1999, the Company received approximately $1,284,000 and $4,414,000, respectively, in net proceeds from private offerings of common stock and $1,121,000 and $2,596,000, respectively, from the exercise of common stock options and warrants. For the nine months ended September 30, 2001, the Company has received approximately $123,000 in net proceeds from the exercise of stock options.

         In addition, on February 28, 2001, and June 29, 2001, the Company and Carl Berg, a Focus director and shareholder entered into Secured Convertible Promissory Note agreements under which Mr. Berg loaned the Company a total of $2.7 million to support the Company's working capital needs. On May 7, 2001, the Company converted $2.3 million of outstanding debt under two separate promissory notes and accrued interest owed by Focus to Mr. Berg to Convertible Preferred Stock. See "Note 7 - Commitments - Conversion of Debt to Preferred Stock" for more information.

         At September 30, 2001, the Company owed Mr. Berg approximately $4.1 million in principal and accrued interest on various notes.

         Management has taken steps to reduce costs, including the closure of its PC Video facility in Morgan Hill, CA in the first quarter of 2000 and its Wilmington, MA facility on April 1, 2001. All operations, customer support and finance were moved into the Campbell, CA, facility. In connection with this restructuring, the Company has reduced overall personnel by approximately 20%.

         Management is assessing product lines in light of the recent merger with Videonics Inc., to identify how to enhance existing or create new distribution channels. In addition, the Company released three new products in the third quarter of 2001, which should provide the Company with incremental revenue.

         Even with the anticipated reduction in expenses related to the restructuring and an expected increase in sales, the Company anticipates that during the rest of 2001 it will need to raise over $500,000 to support its working capital needs and meet existing debt obligations

         In an effort to meet those needs, the Company has entered into a Private Equity Line of Credit Agreement ("Equity Agreement") with Euston Investments ("Euston"). Under the Euston Equity Agreement the Company can issue up to 4,000,000 shares of its common stock, subject to certain restrictions, to Euston at a 10% discount to raise additional money. The Company has sought to register such shares under a Registration Statement on Form SB-2 initially filed with the Securities and Exchange Commission on February 7, 2001 and then as amended on August 9, 2001. As of December 14, 2001 the registration statement has not been deemed effective and there can be no assurances when or if such registration statement will be deemed effective. This document is neither an offer to sell nor a solicitation for an offer to buy securities. The offering with respect to the proposed equity line of credit will be made only by a prospectus or an exemption therefrom.

         Ultimate future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully. Other than as described in the Euston Equity Agreement, the Company has no commitments from any other sources to provide additional equity or debt financing. As such, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing would result in dilution to our then-existing shareholders and any additional debt financing may result in higher interest expense. See "Risk Factors - Risks Related to the Equity Line of Credit."

         Although there can be no assurances, the Company believes that its current cash, anticipated proceeds from the Euston Equity Agreement (if its registration statement as filed with the Securities and Exchange Commission is deemed effective), its borrowings from a shareholder, together with its operating cash flows, will be sufficient to meet the Company's requirements for working capital, and capital expenditures for the next 12 months.

Comparison of Operating Results for the Years Ended Year Ended December 31, December 31, 2000 and 1999.

General

The following table sets forth, for the periods indicated, income and expense items included in the Consolidated Statements of Operations, expressed as a percentage of net sales:

                                                       Year Ended December 31,
                                                       -----------------------
                                                        2000             1999
                                                        ----             ----
Net sales..........................................     100%              98%
Licensing fees.....................................      --                2
  Total revenues...................................     100               100
  Cost of goods sold...............................      77                61
  Gross profit.....................................      23                39
Operating expenses:
  Sales, marketing and support.....................      25                23
  General and administrative.......................      25                11
  Research and development.........................       9                 8
  Restructuring Expense............................       5                 --
  Write-off of capitalized software                      15                --
  Depreciation and amortization....................       8                 4
  Impairment of goodwill...........................      --                --
  Total operating expenses.........................      87                46
Loss from operations...............................     (64)              (7)
Interest expense, net..............................      (2)               (3)
Other income.......................................       1                 1
Legal judgment expense.............................     (14)
Income (loss) before income taxes..................     (79)              (9)
Income tax expense.................................      --                --
  Net loss.........................................     (79)              (9)

Net Sales

Net sales for the year ended December 31, 2000 were $15,233,000 as compared with $17,183,000 for the year ended December 31, 1999, a decrease of $1,950,000, or 11%. During the year ended December 31, 2000, the Company had net sales increases to Professional AV customers (36%), to international customers (15%), to OEM customers (18%) and to Internet customers (38%), while it had decreases in net sales to US Resellers (27%).

In 2000, net sales to US Resellers consisting of Distributors, Retailers, VAR's and Education segments were approximately $8,375,000 as compared to $11,402,000 in 1999, a decrease of $3,027,000 or 27%. Net sales to a major distributor totaled approximately $2,242,000 or 15% as compared to 4,318,000 or 25% in 1999. The decrease is primarily the result of exiting a national office superstore in 1999 and a reduction in educational spending.

During 2000, net sales to OEM customers were approximately $2,879,000 as compared to $2,442,000 in 1999, an increase of $437,000 or 18%. ASIC chip sales increased 234% as a result of the market acceptance of the FS400 chip family in the television conferencing industry. The FS400 began shipping in December 1999.

Net sales to international customers in 2000 were approximately $868,000 compared to $758,000 in 1999, an increase of $110,000 or 15%. The increase is principally the result of the addition of professional AV sales to the international sector.

In 2000, net sales to Professional AV customers were approximately $2,881,000 compared to $2,112,000 in 1999, an increase of $769,000 or 36%. Revenue grew as result of introducing two new product families: the Pro AV 1600 professional scan converter and the QuadScan Pro video scaler for the home theater market.

In 2000, net sales to customers on-line via the internet were approximately $230,000 compared to $167,000 in 1999. The increase is principally the result of the Company establishing an e-commerce site which offers products direct to customers.

There were no other net sales in 2000. In 1999, other net sales approximated $165,000.

During the fourth quarter of 2000 and 1999, the Company reduced net sales by approximately $360,000 and $1,070,000, respectively, representing an estimate of product sales returns from major customers, including anticipated sales returns that would occur in the subsequent quarter.

Licensing Fees

In 2000, the Company did not record any significant licensing fees. In 1999, the Company received licensing fees of $350,000. Licensing fees in 1999 were comprised of single source, non-recurring licensing revenues.

Cost of Goods Sold

Cost of goods sold was $11,787,000, or 77% of net sales, for the year ended December 31, 2000, as compared with $10,544,000, or 61% of net sales, for the year ended December 31, 1999, an increase of $1,243,000 or 12%. For the years ended December 31, 2000 and 1999, the Company recorded charges to inventory obsolescence of $1,532,000 and $906,000 respectively. These charges were to reserve for excess and obsolete inventory and to adjust the carrying value of inventory to its estimated net realizable value.

In the fourth quarter of 2000, as a result of a detailed review of its inventories the Company charged approximately $668,000 to expense in the fourth quarter of 2000, thereby increasing its inventory reserves to approximately $753,000 at December 31, 2000. In the fourth quarter of 1999, the Company adjusted the carrying values of certain inventory items to their estimated net realizable values. As a result, the Company charged approximately $389,000 to expense in the fourth quarter of 1999 writing off certain items and increasing its inventory reserves to approximately $399,000.

During the fourth quarter of 2000 and 1999, the Company reduced cost of sales by approximately $180,000 and $535,000, respectively, representing an estimate of the cost of product returns from major customers, including anticipated sales returns that would occur in the subsequent quarter.

Sales, Marketing and Support Expenses

Sales, marketing and support expenses were $3,822,000, or 25% of net revenues, for the year ended December 31, 2000, as compared with $3,970,000, or 23% of net revenues, for the year ended December 31, 1999, a decrease of $148,000 or 4%. The decrease in sales, marketing and support expenses in absolute dollars is primarily the result of reduced marketing and advertising expenses.

General and Administrative Expenses


General and administrative expenses for the year ended December 31, 2000 were $3,798,000 or 25% of net revenues, as compared with $1,878,000 or 11% of net revenues for the year ended December 31, 1999, an increase of $1,920,000 or 102%. The increase in terms of absolute dollars is primarily due to increases of $235,000 in consulting fees, $140,000 for the write-off of a note receivable, $621,000 in legal fees, $309,000 in accounting fees, and approximately $428,000 in provisions for bad debts. Consulting expenses are primarily related to consulting contracts the Company entered into with its former Chief Executive Officer and its former Vice President of Finance on May 1, 2000 and expired on April 30, 2001 and December 31, 2000, respectively. In December 2000, the Company determined that it no longer needed its former Chief Executive Officer to provide executive level consulting services. In connection with this action, the Company also wrote-off the outstanding balance of a note receivable due from its former Chief Executive Officer in the amount of $140,000 and reserved $40,000 for the remaining amount due under the consulting contract. The increase in legal fees primarily are related to a special investigation that occurred in the March - April 2000 time frame and totaled approximately $302,000 and year long litigation expenses associated with the two class action lawsuits which approximated $180,000. The Company met its insurance deductible in the first quarter of 2001 in regards to both class action suits. The increase in accounting fees is primarily related to the special investigation. See "Special Investigation" on page 18 and "Legal Proceedings" beginning on page 28 for more information.


Research and Development Expenses

Research and development expenses for the year ended December 31, 2000 were approximately $1,312,000 or 9% of net revenues, as compared with $1,401,000 or 8% of net revenues, for the year ended December 31, 1999, a decrease of $89,000 or 6%. The decrease in research and development expenses in both absolute dollars and as a percentage of revenues is due primarily to incremental increases in capitalized ASIC development costs of approximately $73,000 between years.

Depreciation and Amortization

Depreciation and amortization expenses for the year ended December 31, 2000 were $1,132,000 or 8% of net revenues, as compared with $557,000 or 4% of net revenues, for the year ended December 31, 1999, an increase of $575,000 or 103%. The increase in terms of absolute dollars and as a percentage of net revenues is primarily due to the Company beginning to amortize its capitalized software in January 2000. Amortization of capitalized software totaled $424,000 for the year ended December 31, 2000.

Restructuring Expense

For the year ended December 31, 2000, the Company recorded restructuring expenses totaling $724,000 related to the closure of its Morgan Hill, CA, facility and the closure of its Wilmington, MA, facility.

The closure of the Company's Morgan Hill facility occurred in the first quarter of 2000 and restructuring charges totaled approximately $202,000. Direct expenses were comprised of inventory adjustments of approximately $118,000, payroll and benefits of approximately $57,000, travel of approximately $16,000 and lease cancellation charges of approximately $11,000. At December 31, 2000 all restructuring accruals related to the Morgan Hill closure have been utilized.

In December 2000, the Company's Board of Directors determined that to significantly reduce the Company's cost structure it would close its Wilmington, MA facility, reduce personnel and relocate to a significantly smaller facility during the first quarter of 2001. As such, restructuring charges of $522,000 were recorded in the forth quarter of 2000. Planned expenses are comprised of expenses related to the reduction of 16 employees in the areas of operations, customer support and finance of approximately $153,000 and equipment and lease abandonment charges of approximately $389,000. At December 31, 2000 $153,000 of restructuring reserves remained primarily related to personnel benefits associated with scheduled staffing reductions.

Write-Down of Capitalized Software

In the fourth quarter of 2000, the Company learned that both previously disclosed and undisclosed OEMs were significantly reducing their 2001 sales forecast for the set top box arena citing a slower than expected adoption of internet appliances for the home. The Company's recently developed ASICs, including the FS450 and a previously unannounced chip, both were designed for this market. To date, sales of ASICs for the internet appliance market have not been significant. In assessing the recoverability of its capitalized software, the Company considered anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Based on those factors, the Company reduced the carrying value of its capitalized software by $2,289,000.

Impairment of Goodwill

In the fourth quarter of 2000, the Company wrote-off $63,000 of the remaining goodwill associated with Digital Vision, Inc. ("Digital Vision".) The Company had acquired Digital Vision on March 31, 1998 to obtain its TV-to-PC product line. Upon evaluation of the product line, the Company deemed that only two products warranted inclusion in its product portfolio. However, these products were not widely accepted by the Company's customer base due to significant competition, limited product features, and a cost structure that exceed many of the competing products. In addition, no proprietary technology was acquired with this acquisition. Focus wrote-off approximately $1,070,000 of impaired goodwill relating to Digital Vision in 1998. The determination was made to write-off the remaining balance as all product associated with this acquisition was completely liquidated in the fourth quarter.

Interest Expense, Net

Net interest expense for the year ended December 31, 2000 was $268,000, or 2% of net revenues, as compared to $531,000, or 3% of net revenues, for the year ended December 31, 1999, a decrease of $263,000 or 50%. The decrease in interest expense is primarily attributable to a decrease in interest bearing obligations. For the year ended December 31, 2000, the Company recorded interest expense of $150,000 as a result of delays in registering AMRO Investment International's 1,400,000 shares which were issued in connection with a private placement in which the Company received gross proceeds of $1,500,000. The Company expects to incur expenses of $30,000 per month until the shares are registered. Although there can be no assurance, the Company expects to register the shares in September of 2001.

Other Income

For the year ended December 31, 2000, the Company had other income of $82,000 or 1% of net revenues as compared to other income of $138,000 or 1% of net revenues for the year ended December 31, 1999, a decrease of $56,000.

Legal Judgment Expense

In connection with a suit brought by CRA Systems, Inc., a Texas corporation, against the Company, a jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest. In connection with this judgment, the Company recorded an expense of $2,147,722 in the period ended September 30, 2000. The Company is appealing the decision and has posted a bond in the approximate amount of $2.3 million to stay any enforcement of the judgment pending appeal. See "Legal Proceedings-CRA Systems, Inc." on page 28.

Gain on Securities Available for Sale

During June and July 1999, the Company sold the 189,701 shares of AESP common stock. The Company received gross proceeds of approximately $329,000 and recognized a gain of approximately $80,000 on the transaction. Focus had no such transactions in 2000.

Special Investigation

In March 2000, the Company's independent auditors, Wolf & Company, P.C., brought to the attention of the Board certain matters relating to the Company's financial controls. The Board of Directors thereafter formed a special committee to investigate. The special committee engaged the law firm of Foley, Hoag & Eliot LLP, which engaged the accounting firm of Arthur Andersen LLP to aid in the investigation. Based upon its investigation, the committee has concluded that, despite his denials, an accounting manager in the Company's finance department misstated the inventory records of the Company's Pro AV series for purposes of presentation to the Company's outside auditors in connection with the audit for the year ended December 31, 1999. A revised inventory list for the Pro AV series as of December 31, 1999 was compiled in connection with the special committee's review and has been subject to audit tests performed by Wolf & Company, P.C. as part of its year end audit of the financial statements of the Company as a whole. As such, management believes that inventory has been properly presented as of December 31, 1999 and no adjustments appeared to be necessary to prior periods. The accounting manager in question has been discharged.

As a result of the Committee's investigation, the Company incurred accounting fees of approximately $302,000 and legal fees of approximately $292,000 in conjunction with the completion of the 1999 annual audit, review of accounting practices and the special investigation conducted by the Board of Directors.

Liquidity and Capital Resources

Since inception, the Company has financed its operations primarily through the public and private sale of common stock, proceeds from the exercise of options and warrants, short-term borrowing from private lenders, and favorable credit arrangements with vendors and suppliers.

Net cash used in operating activities for the years ended December 31, 2000 and 1999 was $2,455,000 and $753,000, respectively. In 2000, net cash used in operating activities consisted primarily of the net loss of $12,029,000, adjusted for depreciation and amortization and the write-down of capitalized software offset by a decrease in accounts receivable of $1,134,000, a decrease in inventory of $1,494,000 and an increase in accrued liabilities of $1,163,000. The decrease in accounts receivable is primarily due to lower sales of $1,738,000 between the fourth quarter of 2000 and 1999. The increase in accrued liabilities is primarily related to an increase in legal and restructuring reserves as well as a reserve for a purchase commitment obligation.

In 1999, net cash used in operating activities consisted principally of the net loss of $1,480,000, increase in accounts receivable of $360,000, and a decrease in accounts payable and accrued liabilities of $1,854,000 offset principally by depreciation of $557,000 and a decrease in inventory of $2,360,000. In addition, the Company issued common stock for services and debt of $159,000 and recognized a gain on the sale of securities of $80,000 and previously deferred income of $84,000.

Net cash used in investing activities for the years ended December 31, 2000 and 1999 was $2,081,000 and $2,110,000, respectively. In 2000, cash used in investing activities consisted primarily of the purchase of property and equipment of $159,000, additions to capitalized software of $1,193,000 and increases in certificate of deposits of $729,000. In 1999, cash used in investing activities consisted primarily of the purchase of property and equipment of $513,000 and additions to capitalized software of $1,644,000, increases in certificate of deposits of $281,000, offset by proceeds received from the sale of securities available for sale of $329,000

Net cash from financing activities for the years ended December 31, 2000 and 1999 was $1,152,000 and $5,471,000, respectively. In 2000, the Company received $1,284,000 in net proceeds from private offerings of Common Stock and $1,121,000 from the exercise of common stock options and warrants. The proceeds in 2000 were offset by $1,123,000 in payments on notes payable and payments made under capital lease obligations of $129,000. In 1999, the Company received $4,414,000 in net proceeds from private offerings of Common Stock and $2,596,000 from the exercise of common stock options and warrants, and repayment of a note receivable for common stock of $316,000. The proceeds in 1999 were offset by $1,721,000 in payments on notes payable, and payments made under capital lease obligations of $134,000.

As of December 31, 2000, the Company had working capital of $224,000 as compared to working capital of $5,633,000 at December 31, 1999, a decrease of $5,857,000. The Company's cash and certificates of deposit were $1,615,000 at December 31, 2000, compared to $4,271,000, at December 31, 1999.

See also "Comparison of Operating Results for the Three and Six Months Ended June 30, 2001 and 2000 - Liquidity and Capital Resources" beginning on page 13.

Common Stock Transactions


The tables on pages 20 and 21 set forth equity issuances by Focus during the nine months ended September 30, 2001 and the two years ended December 31, 2000.

On April 27, 2000, the Board of Directors approved the establishment of the 2000 Non-Qualified Stock Option Plan. The Focus shareholders approved the plan on January 11, 2001. A total of 5,000,000 shares are reserved for issuance under the 2000 Plan of which 3,011,915 had been granted as of December 3, 2001.

In 2000, the Board of Directors approved, an increase in the authorized shares of common stock to 50,000,000 shares. The shareholders of Focus approved the increase on January 11, 2001.

We maintain incentive stock option plans for all employees and directors. Management believes that these plans provide long term incentives to employees and directors and promote longevity of service. Focus prices issued options at the closing of NASDAQ market price of its common stock on the date of the option issuance. On September 1, 1998, we re-priced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of our common stock on September 1, 1998.

Although we have been successful in the past in raising sufficient capital to fund its operations, there can be no assurance that we will achieve sustained profitability or obtain sufficient financing in the future to provide the liquidity necessary for us to continue operations.

                                                      Date          Amount and Type
   Date Issued         Issued to/Reason           Exercised/Sold     of Security
   -----------         ----------------           --------------   ------------------
January 19, 2001 Videonics, Inc.                      N/A        5,135,000 common stock
                 Shareholders/Merger(1)
January 19,      vFinance & vFinance                (2)(3)       370,332 common stock
2001(3)          Capital/investment banking and
                 consulting services
January 24, 2001 Red & White Enterprises/purchase     (2)        468,322 common stock
                 of PC Video Conversion
1/1/01- 9/30/01  Directors/employees                  (4)        1,038,415 options
May 7, 2001      Carl Berg                            N/A        1,904 preferred stock (5)
June 26, 2001    Advanced Electronic Support          (2)        150,000 common stock
                 Products/release of purchase
                 obligations
June 9, 2000     AMRO International/financing         (4)        1,400,000 common stock
                 agreement
June 9, 2000     AMRO International/financing         (4)        140,000 warrants (6)
June 9, 2000     Union Atlantic/financing             (4)        45,000 warrants (6)
June 12, 2000    Euston Investments/equity line       (4)        250,000 warrants (7)
                 of credit
                 AMRO International/financing -       (4)        530,000 common stock
                 penalty shares
Not yet issued   Euston Investments/ equity line      (4)        Up to 4,000,000 common
                 of credit                                       stock
Fiscal 2000      Directors/employees                  (8)        2,611,875 options (8)

                    Gross                  Registered/
  Price per    Proceeds to    Net Proceeds    Exempt
  Security       Focus        to Focus       Offering
  ----------   -----------    -----------   -----------
    N/A           N/A            N/A       Registered

  $0.93           - -            - -           (2)


  $0.91           - -            - -           (2)

    (4)            (4)            (4)      Registered
$1,190.48    $2,300,000     $2,300,000       Exempt
    - -           N/A            N/A           (2)


  $1.07      $1,500,000     $1,284,000         (2)

  $1.625          - -            - -           (2)
  $1.625          - -            - -           (2)
  $1.625          - -            - -           (2)

  $1.09            (2)            (2)          (2)

    (3)           - -            - -           (2)

    N/A            (8)            (8)      Registered


(1) See also "Information about Focus - Acquisition of Videonics, Inc." on pages 23-24.

(2) Issued in private placement. Securities are included in this prospectus. See "Selling Shareholders" on page 46.

(3) Of these shares, 91,007 shares were issued on November 1, 2001 for payment and termination under a consulting agreement between the parties. See "Directors and Executive Officers - Certain Relationships and Related Transactions on page 37.

(4) Options to purchase equal number of shares of common stock. Includes 1,134,249 outstanding options of Videonics employees and directors that were converted to Focus options in connection with our acquisition of Videonics. A total of 214,386 options were exercised during this period at a weighted average exercise price of $0.57 share.

(5) On May 7, 2001, Carl Berg converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into 1,904 shares of convertible preferred stock based on the estimated fair value of the preferred stock as of May 1, 2001, the date on which the related subscription agreement was executed. Each share of preferred stock has a liquidation preference of $1,190.48 per share and is convertible into 1,000 shares of common stock.

(6)  Warrant to purchase common stock. Exercisable until June 30, 2005.

(7)  Warrant to purchase common stock. Exercisable until June 12, 2005.

(8) Options to purchase equal number of shares of common stock. Includes outstanding options of employees and directors of Videonics in connection with the acquisition of Videonics by Focus in January 2001. A total of 77,000 options were exercised during this period at a weighted average exercise price of $1.17 per share.

                                                                              Date
         Date Issued                    Issued to/Reason                 Exercised /Sold
         -----------                    ----------------                 ---------------
February 22, 1999              Unaffiliated individual/debt        December 3, 1999
                                 conversion
February 22, 1999              Unaffiliated investor               February 23, 2000
                                 relations firm/partial comp.      March 2, 2000
February 22, 1999              Unaffiliated investment             December 10, 1999
                                 advisor/partial comp.
March 22, 1999                 Unaffiliated commercial             November 23, 1999
                                 bank/partial fees for debt
                                 financing
June 4, 1999                   Unaffiliated investors/             August 18, 1999(3)
                                 financing
June 4, 1999                   Unaffiliated investors/             September 22, 1999
                                 financing
June 4, 1999                   Union Atlantic Capital/financing                --
September 17, 1999             Unaffiliated accredited             September 17, 1999(5)
                                 investors/financing
September 17, 1999             Unaffiliated accredited                         --
                                 Investor/private placement
November 24, 1999              Unaffiliated commercial             November 24, 1999
                               bank/partial fees for debt
                               financing
November 24, 1999              Unaffiliated investors/                         --
                                 Financing
December 28,1999               Director                                        (8)
Fiscal 1999                    Directors/employees                             (9)

                                                      Gross                             Registered/
        Amount and               Price per           Proceeds          Net Proceeds       Exempt
     Type of Security            Security            to Focus            to Focus        Offering
     ----------------            --------            --------            --------        --------

50,000 warrants              $1.063             $53,150             $38,117(1)          Registered

15,000 warrants              $1.063             15,945              8,429(1)            Registered
15,000 warrants              $1.063             15,945              8,429(1)            Registered
100,000 warrants             $1.063             106,300             56,189(1)           Registered

100,000 warrants             $1.70              170,000 (2)         100,882(1)          Registered


1,350,000 common             --                 1,200,000           1,080,881           Registered
  stock
120,000 warrants             $1.4781            135,000             135,000             Registered

25,000 warrants (4)          $1.4781            --                  --                  Registered
1,583,333                    $0.9473            1,500,000           1,357,097           Registered
common stock
150,000 warrants (6)         $1.5375            --                  --                  Registered

1,250,000 common stock       --                 2,000,000           1,958,000           Registered


125,000 warrants (7)         $3.1969            --                  --                  Registered

171,000 options              $1.88-$2.63        352,000             352,000             --
1,191,340 options(9)                (9)                (9)                 (9)          Registered

(1)  Focus recorded charges based on the fair market value of the warrant.

(2)  Net exercise provision resulting in issuance of 38,181 shares.

(3)  Funded in two  tranches  of  $600,000  each on June 14,  1999 and August 8,
     1999.

(4) Warrant to purchase equal number of shares of common stock. Exercisable until June 30, 2004.

(5) Funded in two tranches of $750,000 each on September 21, 1999 and November 17, 1999.

(6) Warrant to purchase equal number of shares of common stock. Exercisable until September 17, 2002

(7) Warrant to purchase equal number of shares of common stock. Exercisable until December 1, 2004.

(8) On June 1, 1998, we recorded a note receivable in the amount of $316,418 in connection with the exercise of stock options to purchase 171,000 shares of common stock by a former director. On December 28, 1999, we received $352,000 in full payment of this note, including accrued interest at 8%.


(9) Options to purchase an equal number of shares of common stock. A total of 1,816,125 options were exercised during this period at a weighted average exercise price of $1.53 per share.


Effects of Inflation and Seasonality

We believe that inflation has not had a significant impact on our sales or operating results. Our business does not experience substantial variations in revenues or operating income during the year due to seasonality.

Certain Factors That May Affect Future Results

The Company does not provide forecasts of the future financial performance of the Company. However, from time to time, information provided by the Company or statements made by its employees may contain "forward looking" information that involve risks and uncertainties. In particular, statements contained in this prospectus which are not historical facts (including, but not limited to, statements concerning international revenues, anticipated operating expense levels and such expense levels relative to the Company's total revenues) constitute forward looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results of operations and financial condition have varied and may in the future vary significantly from those stated in any forward looking statements. Factors that may cause such differences include, without limitation, the availability of capital to fund the Company's future cash needs, reliance on major customers, history of operating losses, limited availability of capital under credit arrangements with lenders, market acceptance of the Company's products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of the Company's internal estimates of revenue and operating expense levels.

Recent Accounting Pronouncements

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires the recognition of all derivatives in the balance sheet as either an asset or a liability measured at fair value. The adoption of SFAS 133 did not have an impact on the Company's financial statements. The Company currently does not utilize derivative financial instruments in its operating activities nor does it use them for trading or speculative purposes.

In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." This statement amended the effective date of SFAS 133. SFAS 133 will now be effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this pronouncement is not expected to have a material impact on the Company's results of operations, financial position or liquidity.

During the second quarter of 2000, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 provided guidance on the recognition, presentation, and disclosure of revenue in financial statements. The adoption of this pronouncement did not have a material impact on the Company's results of operations, financial position or liquidity for the years ended December 31, 2000 or 1999.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations and SFAS No.142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. Focus will adopt SFAS No. 142 for its fiscal year beginning January 1, 2002. Upon adoption of SFAS 142, the Company will stop the amortization of goodwill with an expected net carrying value of $4,380,962 at the date of adoption and annual amortization of approximately $1,568,400 that resulted from business combinations completed prior to the adoption of SFAS 141.


In August, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for the Company for all financial statements issued in 2002. The adoption of SFAS No. 144 is not expected to have a material impact on the Company's financial statements.

                             INFORMATION ABOUT FOCUS

The Business

Founded in 1991, Focus internally develops proprietary technology for the video scan conversion and enhancement of PC and Macintosh output for display on televisions and large-screen monitors, and markets and sells, worldwide, a line of video conversion products using this technology. These video conversion products range from custom-designed video co-processor chips, used by leading Original Equipment Manufacturers (OEMs), to computer peripherals marketed to consumers directly and through a global network of value-added resellers (VARs), distributors and retailers. OEMs are entities that utilize our technology in developing their products. For example, Apple, Sony, Picturetel, Philips Consumer Electronics, and Thomson Consumer Electronics, as OEMs, will incorporate components from manufacturers such as us into their products. In a 1999 independent survey by Frost & Sullivan, Focus was recognized as an industry leader in the development and marketing of PC-to-TV video conversion products that make personal computers "TV ready" and televisions "PC ready". Frost & Sullivan's December 1999 survey gave Focus a 50% market share with the next competitor at 32%. Focus believes the smaller competitors such as Aitech and ADS Technologies have moved away from the scan conversion business to focus on USB peripherals. UMAX and Good Systems no longer distribute in the United States.

In the scan conversion chip business, Focus has what it believes to be the two largest of three potential contracts with the US TV manufactures. It's FS400 chip is used by all but one major competitor for their products which are primarily distributed in the international market. These competitors include:
Furthertech, Grandtec and Deltron.

In the videoconferencing market, the two largest companies, Picturetel and Polycom, distribute our professional and consumer scan converters exclusively. Furthermore, Picturetel integrates our FS400 chip into their mid-range systems.

We have sought to solidify our leadership position through:

     o Continued and development investment, resulting in additional patents being awarded to Focus, and in what be believe to be industry-wide recognition of the superior video quality of its products,
     o new licensing agreements with OEMs for use of FOCUS' proprietary TV video conversion ASIC chips in current and future product designs, and
     o new strategic alliances with major OEMs, resellers and national retail chains.

Furthermore, some of our recent accomplishments include:

     o    Focus introduced the FS400 chip family in December of 1999.

     o Focus introduced the FS400 internet chip family in May 2000 which is the first to support XGA and we believe has higher video quality than our two primary competitors: Chrontel and Conexant. The chip was designed under a confidential agreement with a major semiconductor manufacturer.

     o Focus completed a custom designed set-top box chip for a major semiconductor manufacturer under a confidential agreement. The FS461 chip was publicly released in May 2001.

     o    Focus released more than 15 customer/partnership agreements in 2000

Some of our recent transactions include:

     o December 1993. Lapis Technologies, Inc. (`Lapis'), a developer of high-quality, low- cost Macintosh PC-to-TV video graphics products.
     o September 30, 1996. TView, Inc., a developer of PC-to-TV video conversion ASIC technology. This acquisition has played a significant strategic role in allowing FOCUS to gain a major technological position in the video scan conversion category, and has positioned FOCUS as a leader in PC-to-TV video conversion technology.
     o    September  30,  1997.  Focus  sold its line of  computer  connectivity products.
     o March 31, 1998. Selected assets of Digital Vision, Inc., a manufacturer of both PC-to-TV and TV- to-PC products.
     o July 29, 1998. PC Video Conversion, Inc., a manufacturer of professional high-end video conversion products. In December 1998, Focus restructured this entity into a Professional Products Research & Development group and began to consolidate its operating activities to Focus' corporate headquarters.
     o January 16, 2001. Videonics, Inc. In connection with the acquisition we issued approximately 5,135,000 shares of common stock to Videonics shareholders and Videonics became a wholly-owned subsidiary of Focus. Videonics is a designer of high quality, digital-video equipment for the broadcast, cable, business, industrial, presentation, Internet, and home video production markets. Videonics products include
          application   controllers,   edit   controllers,   mixers,
          character generators, and video editing software solutions.

Focus' executive offices are located 1370 Dell Avenue, Campbell, CA 95008-6604. Its Research and Development center is located at 22867 Northwest Bennett Rd. Suite 120, Hillsboro, Oregon 97124. Focus' general telephone number is (408) 866-8300, and its Worldwide Web address is http://www.Focusinfo.com. Information contained on the Website is not part of this document.

Business Strategy

In 2000 we continued to concentrate on the OEM and Professional products groups. Our ASIC chip products are targeted for the scan conversion, commercial television, video conferencing and set top boxes for the cable, internet appliance, gaming, and home gateway industries. These are industries that require the best video conversion technology available in the market. The Focus FS400 series of ASICs has patented designs that dramatically improve video quality while reducing cost for these industries. We continue to design complete products for the professional audio video and home theater markets using our proprietary software and ASIC designs to deliver feature rich products to the market.

During the year ended December 31, 2000, we only had operations in the United States. During the year ended December 31, 1999, we had operations in the United States and in the Netherlands. On July 1, 1999, Focus closed its foreign subsidiary and on August 15, 1999 dissolved this entity. Sales to a major distributor as of December 31, 2000 and 1999 represented approximately $2,242,000 or 15% and $4,318,000 or 25% of our revenues, respectively.

The following table summarizes revenue by geographic area:

                                     For The Year Ended December 31,
                                         2000                 1999
                                         ----                 ----

 United States                        $14,365,000          $16,425,000
 North America (excluding
      the United States)                   39,000               54,000
 Europe                                   738,000              396,000
 Asia                                      91,000              308,000
                                           ------              -------
     Total                            $15,233,000          $17,183,000
                                      ===========          ===========

Acquisition of Videonics Inc.

On January 16, 2001, Focus Enhancements, Inc., acquired all the shares of Videonics in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus incurred approximately $637,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price.

Videonics was a California corporation organized in 1986 was, and now as part of Focus, is a leader in the design, development, manufacture, and sale of affordable, high quality, real time, digital video post-production equipment. Videonics' products process, edit, and mix raw video footage as well as enhance such footage with audio, special effects, and titles, resulting in professional quality video production. Videonics equipment is used throughout the world in the production of videos.

Videonics' products incorporate general-purpose computers, special-purpose microprocessor-based systems, and internally developed application specific integrated circuits ("ASICs") with digital signal processing ("DSP") and other capabilities. It also implements much of its products' functionality in software. We believe that these proprietary technologies provide the infrastructure to develop a broad array of video post-production solutions. By reducing the cost of high performance post-production equipment, Videonics is making post-production capabilities available to an expanding market of potential users.

The merger provides us with an opportunity to take advantage of the complementary strategic fit of the Focus and Videonics businesses, combining operations to create a unique commercial entity in the market for video products and technologies. In addition, certain new application specific integrated circuits ("ASICs") currently under development by our engineering team have integrated video mixing and switching technology. We believe that the combined engineering team scan capitalize on this chip technology to build attractively priced digital video solutions for an expanded customer base.

In accordance with Focus' restructuring plan, it has significantly reduced its post merger staffing in the areas of operations, customer support and finance as all the aforementioned functional areas have been consolidated into Videonics' Campbell,

California facility. Focus negotiated an early release from its lease of a 22,000 square foot facility located in Wilmington, Massachusetts and has since moved its remaining Massachusetts' sales personnel into a 2,800 square foot facility located in Chelmsford, Massachusetts.

Research And Development

We continue to invest heavily in research and development. Of the $2.5 million invested on research and development in 2000, approximately 75% was in ASIC chip development and support activities, with the remainder to support new products for the professional and home theater markets.

Marketing And Sales Strategy


Focus believes it has vigorously pursued the OEM market for its technology in 2000, resulting in numerous agreements with some of what we believe to be the most significant names in the United States and global TV, PC, Video Conferencing, and Internet appliance markets. In 2001 we have continued to concentrate our marketing efforts toward those OEMs which we believe dominate their respective markets, and which we believe have the manufacturing, sales and distribution networks in place to capitalize on the growth forecasted for the TV-to-PC conversion products over the next decade. The Professional market continues to be a growing segment, and we believe we have made significant inroads into that market in 2000. In September 2000, Focus unveiled its new TView QuadScan Pro, a cost-effective, high- resolution line quadrupler/video scaler at the CEDIA Expo `00. The QuadScan is being marketed for professional AV applications, as well as for home theater use. FOCUS continued to expand its presence in the Videoconferencing and Education markets through the introduction of the Pro AV 1600 product family. Furthermore, we recruited more than 250 dealers in 2000 to distribute these products.

While Focus believes that the OEM market offers the best potential for future growth, it also continues to recognize its consumer channel, through its reseller distribution network as a substantial, revenue-generating market. We also continue to offer cooperative advertising incentives to resellers on a percentage-of-product-purchases basis. Funded programs include sales incentives, special pricing programs, and targeted advertising campaigns.


Distribution

Focus has made investments over the last several years in creating a global reseller/VAR channel. In the United States and Canada, we market and sell our products through

     o national resellers such as CompUSA, Micro Center, Fry's Electronics, and J&R Music World;
     o national distributors such as Ingram Micro, D&H Distributing and Academic Distributing; and
     o third-party mail order resellers such as MicroWarehouse, Multiple Zones, PC Connection and CDW.

In the rest of the world, our products are sold to resellers, independent mail order companies and distributors in Latin America, France, the United Kingdom, Scandinavia, Germany, Switzerland, Italy, Australia, Japan, China, Singapore, and the Republic of Korea.

Products And Applications

Focus develops internally all of its PC-to-TV video conversion products, both external boxes and ASICs, thereby allowing Focus to market and sell a proprietary group of products to the PC-to-TV video conversion marketplace. Focus' products are compatible with both Windows and Mac OS personal computers. Our products allow PC owners to utilize any television as a large screen computer display for use in presentations, training, education, video conferencing, Internet viewing and home gaming.

Our primary focus within the video/graphics category is in the conversion of standard PC video output (VGA) into television video input (NTSC or PAL). Focus' broad line of PC-to-TV products easily allows the user to display Windows or Mac OS video output directly to a standard television or to videotape. We currently sell our PC-to-TV video conversion products under the TView brand. These products have a variety of features geared toward the needs of business, education and consumer customer groups. We have developed various proprietary enhancements for its PC- to-TV products including image stabilization, which eliminates all flicker, and TrueScale video compression technology which ensures proper aspect ratios on the television screen even when a computer image is compressed to fit on a television.

Consumer PC-to-TV Video Scan Conversion Products

External Set-Top Boxes. Focus currently offers four models of external set-top boxes under the TView brand. Focus sells the TView Micro XGA, the TView Silver, the TView Gold, and the iTView DV, all of which are compatible with both Windows- and Mac OS-based personal computers. All the external set-top boxes weigh less than seven ounces, and are easily connected to the VGA video port of the computer and a television through the cables provided.

Internal Card Focus. Focus offers a PCI card under the TView brand that provides PC-to-TV conversion capabilities to desktop computer users. Sold as the TView Gold PCI Card, this card fits into any computer with a PCI card slot. The TView Gold PCI Card permits the user to make presentations on any television.

Commercial PC-to-TV Video Scan Conversion Products

Internal Board Level Products for PCs and TVs. "Internal Board Level" products are printed circuit board products designed for each OEM's custom requirements. For those environments where portability is less important, such as classrooms or home entertainment systems, Focus offers board level products that can be installed directly into a personal computer or television. Focus currently offers board level products for OEM televisions and medical imaging.

Professional PC-to-TV Video Scan Conversion Products

Our TView Pro AV products are high-end video conversion devices marketed to professional broadcast studios, post production houses, video conferencing rooms and presentation markets. Focus offers each of its professional products in desktop, rackmount, and board-level forms. The TView Pro AV products are the most advanced broadcast-quality conversion products in the marketplace. These products allow the user to take any high-resolution computer image and project it onto any compatible NTSC/PAL display or VCR or over a videoconference link. The QuadScan is a line Quadrupler/Scaler that eliminates visible scan lines and flicker from standard video for the home theater/professional video markets.

Video Scan Conversion Integrated-Circuit Products (ASICs)

Focus currently offers three families of integrated circuits. The FS300 family of ASICs was developed for both consumer and commercial applications. The FS300 was Focus' third generation PC-to-TV video encoder designed to increase the video conversion capabilities of FOCUS' products while reducing the cost of manufacturing Focus' products. The FS300 supports resolutions of up to 1024 x 768 and features patented "video scaling" technology whereby the image on the television is scaled both horizontally and vertically to perfectly fit the entire contents of the computer screen on the TV.

During 1998-1999, Focus developed a fourth generation scan converter to advance the technology to optimize the image quality on a TV, the FS400 family. Four major areas of advancement in the FS400 family are total compatibility with all computer systems up to very high resolution 2560 x 2048 displays, significantly improved TV image quality including an advanced sharpness-enhanced 2D flicker filter (patent pending), auto-sensing, sizing, and scaling for hands off TV operation, and advanced digital and progressive TV output modes. In December of 1999, Focus announced sale of its FS400 digital video coprocessor. A version of the FS400 also supports the new DVD copy protection schemes with Macrovision encoding for DVD movie capable systems. The FS400 delivers all these features with lower power, lower cost, and a smaller package. The FS400 has replaced the FS310 in the year 2000.


Focus also announced sale of its FS450 iNet TV ASIC in May 2000. The FS450 family of ASICs was specifically designed for the growing internet set top box market, information appliances, and TV enabled PCs. It utilizes the high quality output characteristics of the FS400 family with a low cost digital interface to most graphic ICs found in low cost PCs, set top boxes, and 3D graphic cards. It is in this area where Focus intends to concentrate its research and development efforts, furthering its core competency in this type of technology and expanding the application and use of video scan conversion to address digital television including HDTV, interactive television, information appliances, LCD panels and plasma display markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Years Ended December 31, 2000 and 1999 - Write-down of Capitalized Software" on page 17 for more information.


PC-to-TV Video Scan Conversion Applications

Television Display Device. The large-screen area of a TV monitor makes it an inexpensive way to present computer graphics and text to a large audience or classroom environment. Focus' products can be used with a TV monitor for presentations, education, training, video teleconferencing, Internet viewing, and video gaming applications.

Presentations. TView products are ideal for sales and business presentations. In particular, because of the lightweight and small size of the products, they have been embraced by mobile presenters and sales forces as a cost-effective and space effective tool.

Education and Training. In education, teachers and corporate trainers see the benefit of using computers in the classroom to create an interactive learning environment. Because TView products allow the use of one computer for multiple students, teachers and curriculum developers no longer need to be constrained in their use of computers for instructional purposes.

Internet Viewing. TView products also take advantage of the rise in popularity of the Internet and the advent of Internet-related products for television. By allowing current PC owners to adapt their existing technology to display on a television,

TView products bridge the gap between current and future Internet usage by offering the full functionality of a PC on a television.

Video Gaming. TView products make the PC gaming experience larger than life by allowing users to play PC games on a television. By connecting a PC's sound and video ports to a television, the gaming enthusiast can share in the gaming experience with a group or simply play along with the impact of a big screen television.

Print to Video. The TView systems will output the computer images directly to a VCR allowing for an inexpensive way to print anything created on a Windows or Mac OS personal computer to video tape.

Mirroring Mode. Focus' proprietary technology allows the presenter to use the small computer screen as a mirroring console to the same images displayed on the larger TV monitor. Training of applications can be performed from the Windows or Mac OS personal computer while the audience observes the images on the TV monitor.

Customer Support

Management believes that its future success will depend, in part, upon the continued strength of customer relationships. In an effort to ensure customer satisfaction, Focus provides customer service and technical support through a five-days- per-week "hot line" telephone service. Focus uses 800 telephone numbers for customer service and a local telephone number for technical support (the customer pays for the phone charge on technical support). The customer service and support lines are currently staffed by technicians who provide advice free of charge to ensure customer satisfaction and obtain valuable feedback on new product concepts. In order to educate its own telephone support personnel, Focus also periodically conducts in-house training programs and seminars on new products and technology advances in the industry.

Focus offers this same level of support for its entire domestic market including its direct market customers who purchase Focus' products through computer superstores or system integrators. Focus also provides technical support to its international resellers and distributors. Focus' international resellers and distributors also provide local support to the customers for their respective markets.

Focus provides customers with a one- to three-year warranty on all products and will repair or replace a defective product still under warranty coverage. Returned products with defective components are returned by Focus to the component vendors for repair or replacement.

Competition

Focus currently competes with other developers of PC-to-TV conversion products and with developers of videographic integrated circuits. Although Focus believes that it is a leader in the PC-to-TV conversion product marketplace, the video graphic integrated circuit market is intensely competitive and characterized by rapid technological innovations. This has resulted in new product introductions over relatively short time periods with frequent advances in price/performance ratios. Competitive factors in these markets include product performance, functionality, product quality and reliability, as well as volume pricing discounts, customer service, customer support, marketing capability, corporate reputation, brand recognition and increases in relative price/performance ratios for products serving these markets. In the PC-to-TV scan converter market, Focus competes with one primary competitor AVerMedia. In the video graphic integrated circuits market, Focus competes with Averlogic, AI Tech, TVIA, Conexant and Chrontel.

We believe some of our competitors have greater technical and capital resources, more marketing experience, and larger research and development staffs than Focus in the video graphic integrated circuits market. With an aggressive effort, we believe our competitors could severely affect our business.

Management believes that it competes favorably on the basis of product quality and technical benefits and features. Focus also believes it provides competitive pricing, extended warranty coverage, and strong customer relationships, including selling, servicing and after-market support for the finished systems products. Furthermore, Focus believes it is the only company that addresses the full range of products with an intensive chip-development effort. However, there can be no assurance that Focus will be able to compete successfully in the future against existing companies or new entrants to the marketplace.

Manufacturing

In the manufacture of its products, Focus relies primarily on turnkey subcontractors who utilize components purchased or specified by Focus. The "turnkey" house is responsible for component procurement, board level assembly, product assembly, quality control testing, final pack-out. During 2000, Focus relied on four turnkey manufacturers for approximately 90% of Focus' product manufacturing. Two manufacturers, based in Taiwan, supply set top box finished products. One manufacturer in Korea provides 100% of the ASIC production. One manufacturer in California supplies the Company's professional products. For certain commercial PC-to-TV video conversion products, Focus' turnkey manufacturers ship directly to the OEM customer and forward-shipping information to Focus for billing purposes.

Quality control is maintained through standardized quality assurance practices at the build site and random testing of finished products as they arrive at Focus' fulfillment center. Management believes that the turnkey model helps it to lower inventory and staff requirements, maintain better quality control and product flexibility and achieve quicker product turns and better cash flow.

All customer returns are processed by Focus in its fulfillment center. Upon receipt of a returned product, a trained testing technician at Focus tests the product to diagnose the problem. If a product is found to be defective the unit is either returned to the turnkey subcontractor for rework and repair or is repaired by Focus and returned to the customer. The majority of Focus' defective returns are repaired or replaced and returned to customers within five business days.

Intellectual Property And Proprietary Rights


As of September 30, 2001, Focus had five patents pending and three patents issued. Focus has also filed applications to register eight trademarks to add to its two currently registered trademarks. Historically, Focus has relied principally upon a combination of copyrights, common law trademarks and trade secret laws to protect the rights to its products that it markets under the FOCUS and TView brand names.


Upon joining Focus, employees and consultants are required to execute agreements providing for the non-disclosure of confidential information and the assignment of proprietary know-how and inventions developed on behalf of Focus. In addition, Focus seeks to protect its trade secrets and know-how through contractual restrictions with vendors and certain large customers. There can be no assurance that these measures will adequately protect the confidentiality of Focus' proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of Focus.

Because of the rapid pace of technological innovation in Focus' markets, management believes that in addition to the patents filed and issued, Focus' success relies upon the creative skills and experience of its employees, the frequency of Company product offerings and enhancements, product pricing and performance features, its diversified marketing strategy, and the quality and reliability of its support services.

Personnel


As of September 30, 2001, the Company employed 93 people on a full-time basis, of which 29 are in research and development, 23 in marketing and sales, eight in customer support, 24 in operations, and nine in finance and administration.


Backlog


At September 30, 2001, the Company had a backlog of approximately $150,000 for products ordered by customers as compared to a backlog of $496,000 at December 31, 2000, an decrease of $346,000 or 70%. The Company expects to fill these orders in 2001. Generally, management does not believe backlog for products ordered by customers is a meaningful indicator of sales that can be expected for a particular time period.


Description of Property


As of December 31, 2000, the Company leased approximately 30,000 square feet of space at four locations. The Company leased approximately 22,000 square feet of space at $16,380 per month in Wilmington, Massachusetts, which was used for administration, sales, marketing, customer service, limited assembly, quality control, packaging and shipping. This lease was scheduled to expire in February 2004. On March 31, 2001, the Company was released from its Wilmington lease obligation and entered into a new lease for 2,800 square feet of property in Chelmsford, Massachusetts. The new lease commenced on April 1, 2001 and is for a term of 36 months. Focus leases additional space in the following locations:
Orinda, California and Beaverton, Oregon. The Orinda facility is mainly used for research and development with approximately 500 square feet at $950 per month. The Beaverton facility is mainly used for research and development, with approximately 7,400 square feet at $7,168 per month and expires October 31, 2005. The Company believes that its existing facilities are adequate to meet current requirements and that it can readily obtain appropriate additional space as may be required on comparable terms. See "Note 17 - Subsequent Event - Acquisition of Videonics Inc." on page F-24.


Legal Proceedings


Class Action Suit. Focus and one of its directors have been named as defendants in a securities class action pending in United States District Court for the District of Massachusetts. The complaint alleges a class of shareholders who purchased Focus shares during the July 17, 1997 to February 19, 1999 period (C.A. No. 99-12344-DPW). The complaint was initially filed in November of 1999 and has been amended several times. The complaint purports to allege violations of the federal securities laws and seeks unspecified monetary damages. Defendants moved to dismiss the action. The Federal District Court granted certain portions of the Company's motion to dismiss and denied other portions allowing the case to go forward into pretrial discovery as to certain matters.

         On or about December 7, 2001 the parties reached an agreement in principle to settle this case. The settlement is subject to the preparation of a settlement stipulation mutually satisfactory to all parties, and court approval, after notice to shareholders and a hearing. The settlement will be funded entirely by proceeds from defendants' insurance carrier. There can be no assurances, however, that the parties will eventually reach a settlement acceptable to all sides.

CRA Systems, Inc. In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended that the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus and on September 21, 1998, filed in the 170th Judicial District Court of McLennon County, Texas (Case No. 98-3151-4) for breach of contract and other claims, contending that Focus grossly exaggerated the demand for the product and the margin of profit that was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000 and lost profits of $400,000 to $1,000,000. The case was removed to the US District Court for the Western District of Texas, Waco, Texas (Civil No. W-99-CA-031). A jury trial in May 2000 in that court resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest. In connection with this judgment, we recorded an expense of $2,147,722 in the period ended September 30, 2000. The court overruled the motion for new trial that Focus filed, and Focus has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. On October 27, 2000, Focus submitted a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA) and the U.S. District Court granted a stay of any enforcement of the judgment pending appeal. The court of appeals held oral argument on December 3, 2001. The court has not yet issued a decision.


General. From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business of which, in the opinion of management, do not have a material adverse effect on the Company's financial position or results of operation.

                        DIRECTORS AND EXECUTIVE OFFICERS
Management

Each member of our board of directors serves for a one-year term and until their successors are elected and qualified. Our executive officers and directors as of December 31, 2000 are as follows:

   Name                              Age     Position
   ----                              ---     --------
   Thomas L. Massie                  39      Chairman of the Board
   William B. Coldrick(2)            59      Vice Chairman of the Board
   Timothy E. Mahoney(1)             45      Director
   John C. Cavalier (1)(2)           59      Director
   William Dambrackas(2)             57      Director
   Brett A. Moyer                    43      Executive Vice President & Chief
                                             Operating Officer
   Thomas Hamilton                   52      Vice President of Research &
                                             Development
   William R. Schillhammer III       47      Vice President of OEM Sales

--------------------------------
(1)        Member of the Compensation Committee.


(2)        Member of the Audit Committee.


Directors

Thomas L. Massie is Chairman of the Board and a co-founder of the Company and has served in this position since inception of the company in 1992. Mr. Massie served as Chief Executive Officer of Focus during 1999 and 2000, but resigned from this position effective April 30, 2000. In August 2000, Mr. Massie became President and Chief Executive Officer of Bridgeline Software, Inc., an Internet development firm. He has more than 14 years of experience in the computer industry as well as related business management experience. From 1990 to 1992, Mr. Massie was the Senior Vice President of Articulate Systems, responsible for worldwide sales, marketing and operations. From 1986 to 1990, Mr. Massie was the Chairman of the Board, and founder of MASS Microsystems. From 1985 to 1986, Mr. Massie was the co-founder and Executive Vice President of Sales and Marketing for MacMemory, Inc. From 1979 to 1984, Mr. Massie was a Non-Commissioned Officer for the U.S. Army, 101st Airborne Division.

William B. Coldrick has served as a Director of the Company since January 1993, Vice Chairman of the Company since July 1994 and as Executive Vice President of the Company from July 1994 to May 1995. Mr. Coldrick is currently a principal of Enterprise Development Partners, a consulting firm serving emerging growth companies that he founded in April 1998. From July 1996 to April 1998, Mr. Coldrick was Vice President and General Manager of Worldwide Channel Operations for the Computer Systems Division of Unisys Corp. From 1982 to 1992, Mr. Coldrick served with Apple Computer Inc. in several senior executive positions including Senior Vice President of Apple USA from 1990 to 1992. Prior to joining Apple Computer Inc. Mr. Coldrick held several sales and marketing management positions with Honeywell Inc. from 1968 to 1982. Mr. Coldrick holds a Bachelor of Science degree in Marketing from Iona College in New Rochelle, New York. Mr. Coldrick's term expires in 2001.

John C. Cavalier has served as a Director of the Company since May 1992. He has more than 29 years of business management experience. Since November 1996, Mr. Cavalier has been President, CEO and a Director of MapInfo Corporation, a software developer. Prior thereto, Mr. Cavalier joined Amdahl Company in early 1993 as Vice President and General Manager of Huron, Amdahl's software business. He earned his undergraduate degree from the University of Notre Dame and an MBA from Michigan State University. Mr. Cavalier's term expires in 2002.


Timothy E. Mahoney has served as Director of the Company since March 1997. He has more than 18 years of experience in the computing industry. Mr. Mahoney founded Union Atlantic LC, in 1994, a consulting company for emerging technologies and in 1999 became Chairman and COO of vFinance.com, Inc. (dong business as vFinance, Inc.), the parent company of Union Atlantic, LC and vFinance Capital LC (formerly Union Atlantic Capital LC.). . He earned his BA degree in computer science and business from West Virginia University and an MBA degree from George Washington University. Mr. Mahoney's term expires in 2001.


William A. Dambrackas has over 22 years of management experience in the computer industry. He founded Equinox Systems (Nasdaq: EQNX) 17 years ago and since then, has served as the company's Chairman, President and Chief

Executive Officer. Equinox develops high-performance server-based communications products for Internet access and commercial systems. Mr. Dambrackas also currently serves on the Board of Directors of the Florida Venture Forum, an organization that serves the needs of venture capital investors and emerging growth companies. Mr. Dambrackas has been issued three United States Patents for data communications inventions and he was honored as Delaware's "Entrepreneur of the Year" in 1984. Mr. Dambrackas' term expires in 2003. On March 6, 2001, Mr. Dambrackas resigned to allow for a seven member Board of Directors, pursuant to the terms of the merger agreement between Focus Enhancements Inc., and Videonics Inc., dated August 30, 2000. In accordance with the merger agreement, the new Board of Directors will consist of four directors of whom will be selected by the Board of Directors of Focus and three directors of whom will be selected by the Board of Directors of Videonics.


Executive Officers Not Directors


Brett A. Moyer joined the Company in May 1997, and has assumed the role of Executive Vice President of Sales & Marketing and Chief Operating Officer. Mr. Moyer brings over 10 years of global sales, finance and general management experience from Zenith Electronics Corporation, where he was most recently the Vice President and General Manager of Zenith's Commercial Products Division. Mr. Moyer has also served as Vice President of Sales Planning and Operations at Zenith where he was responsible for forecasting, customer service, distribution, MIS, and regional credit operations. Mr. Moyer has a Bachelor of Arts in Economics from Beloit College in Wisconsin and a Masters of International Management with a concentration in finance and accounting from The American Graduate School of International Management (Thunderbird).

Thomas Hamilton joined the Company in September 1996 and has assumed the role of Chief Technology Officer. Mr. Hamilton joined the Company when the Company acquired TView, Inc. From 1992 to 1996, Mr. Hamilton was Executive Vice President and Co-Founder of TView, Inc. Mr. Hamilton grew TView from inception to a $5M per year revenue before being acquired by FOCUS. He co-developed proprietary video processing technology central to FOCUS' business. Mr. Hamilton has a BS in Mathematics from Oregon State University.

William R. Schillhammer III joined the Company in 1998 with over 12 years of experience in global sales and marketing. From 1996 to 1998, Mr. Schillhammer was Vice President of Marketing and Sales for Digital Vision, Inc., a multi-million dollar developer of video conversion products. From 1990 to 1996 Mr. Schillhammer held various senior management positions for Direct Imaging, Inc., most recently serving as President. From 1988 to 1989 Mr. Schillhammer was the Vice President for Number Nine Computer Corporation, a publicly held multi-million dollar company. From 1980 to 1988 he held various management positions with the Intel Corporation. Mr. Schillhammer graduated from Dartmouth College with a bachelor's degree in Engineering.

New Directors and Officers - Acquisition of Videonics

Pursuant to the terms of the merger agreement between Focus Enhancements Inc., and Videonics Inc., dated August 30, 2000, it was agreed that the composition of the Board of Directors of Focus would be modified to consist of seven directors, four of whom will be selected by the Board of Directors of Focus and three of whom will be selected by the Board of Directors of Videonics. It was also agreed that Thomas L. Massie would remain as Chairman of the Board of Focus for the remainder of his current term.

In connection with the acquisition of Videonics on January 16, 2001, the following individuals were appointed to serve as executive officers of Focus:

     o Michael L. D'Addio, the Chief Executive Officer of Videonics, became the President and Chief Executive Officer of Focus.

     o Jeffrey A. Burt, the Vice President of Operations of Videonics became the Vice President of Operations for Focus.

     o Gary L. Williams, the Vice President of Finance and Chief Financial Officer of Videonics, became the Vice President of Finance and Chief Financial Officer of Focus.

On March 6, 2001, Focus' director William Dambrackas resigned, to allow for the appointment of three Videonics directors in accordance with the merger agreement. In conjunction with the resignation, the following three Videonics directors were appointed to the Focus Board of Directors:

           Michel L. D'Addio
           Carl E. Berg
           N. William Jasper, Jr.

New Directors

Michael L. D'Addio, joined Focus to serve as its President and Chief Executive Officer on January 16, 2001 in connection with the acquisition of Videonics Inc. Mr. D'Addio was a co-founder of Videonics, and had served as Chief Executive Officer and Chairman of the Board of Directors since Videonics' inception in July 1986. In addition Mr. D'Addio served as Videonics' President from July 1986 until November 1997. From May 1979 through November 1985 Mr. D'Addio served as President, Chief Executive Officer and Chairman of the Board of Directors of Corvus Systems, a manufacturer of small computers and networking systems. Mr. D'Addio holds an A.B. degree in Mathematics from Northeastern University.

Carl E. Berg, a co-founder of Videonics, has served on Videonics' Board of Directors since June 1987. Mr. Berg is currently Chief Executive Officer, President and a director for Mission West Properties, a real estate company. Mr. Berg is also a member of the Board of Directors of Integrated Device Technology, Inc., Valence Technology, Inc., and Systems Integrated Research.

N. William Jasper, Jr. joined the Board of Directors of Videonics in August 1993. Since 1983, Mr. Jasper has been the President and Chief Operating Officer of Dolby Laboratories, Inc.

New Officers

Jeffrey A. Burt joined Focus to serve as its Vice President of Operations on January 16, 2001 in connection with the acquisition of Videonics Inc. Mr. Burt had served as Vice President of Operations of Videonics since April 1992. From August 1991 to March 1992, Mr. Burt served Videonics as its Materials Manager. Prior to that time, from October 1990 until July 1991, Mr. Burt acted as a consultant to Videonics in the area of materials management. From May 1989 to October 1990, Mr. Burt served as the Director of Manufacturing of On Command Video. Mr. Burt holds a B.A. degree in Economics from the University of Wisconsin at Whitewater.

Gary L. Williams joined Focus to serve as its Vice President of Finance & CFO on January 16, 2001 in connection with the acquisition of Videonics Inc. Mr. Williams had served Videonics as its Vice President of Finance, Chief Financial Officer and Secretary since February 1999. From February 1995 to January 1999, Mr. Williams served as Videonics' Controller. From July 1994 to January 1995, he served as Controller for Western Micro Technology, a publicly traded company in the electronics distribution business. From January 1990 to June 1994, Mr. Williams worked in public accounting for Coopers & Lybrand LLP. Mr. Williams is a Certified Public Accountant and has a Bachelors Degree in Business Administration, with an emphasis in Accounting from San Diego State University.

Employment Agreements - New Officers

Focus and Michael D'Addio are parties to an employment contract effective January 16, 2001. Pursuant to this employment contract, Mr. D'Addio serves as Chief Executive Officer and President. Mr. D'Addio's base salary shall be $190,000 per year. In addition, Mr. D'Addio was granted 500,000 stock options which vest over a three year period. Under the option plan, these options accelerate, so as to be immediately exercisable if Mr. D'Addio is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Focus' policies. The agreement terminates on December 31, 2003.

Mr. Burt and Mr. Williams have entered into Key Employee Agreements to provide for the acceleration of option vesting under certain circumstances upon a change in control as defined in those agreements.

Executive Compensation

The following table summarizes the compensation we paid or accrued for services rendered for the years ended December 31, 2000, 1999 and 1998, to our Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 in salary and bonus for the year ended December 31, 2000.

                                       Summary Compensation Table
                                                                                          Long-Term
                                                                                        Compensation
                                                   Annual Compensation(1)(2)              Options/
                                          ------------------------------------------    -------------

Name and
Principal Position                           Year      Salary ($)     Bonus($)            SARs(3)
------------------                           ----      ----------     --------           -------
Thomas L. Massie                             2000    $ 85,929               --           100,000
Chairman of the Board(4)                     1999    $150,000         $ 69,154           100,000
                                             1998    $150,000         $132,833           200,000

Christopher P. Ricci                         2000    $134,503         $ 15,220           175,000
Sr. Vice President and General Counsel(5)    1999    $150,000         $ 15,200            45,000
                                             1998    $150,000         $ 27,500           125,000

Brett Moyer                                  2000    $154,999         $ 23,521(6)        200,000
Executive Vice President & Chief             1999    $130,000         $ 63,724(6)         40,000
Operating Officer                            1998    $130,000         $ 41,000(6)        100,000

Thomas Hamilton                              2000    $135,000         $  3,445           125,000
Vice President of Research                   1999    $129,192               --           175,000
                                             1998    $110,000         $  5,000            25,000

William Schillhammer                         2000    $106,666         $29,369(6)         125,000
Vice President of OEM Sales                  1999    $ 95,000         $52,900(6)          40,000
                                             1998    $ 85,000         $22,204(6)         122,000

----------
(1) Includes salary and bonus payments earned by the named officers in the year indicated, for services rendered in such year, which were paid in the following year.
(2) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.
(3) Long-term compensation table reflects the grant of non-qualified and incentive stock options granted to the named persons in each of the periods indicated. Includes repriced options for 1998.

(4) During 1998, 1999 and through April of 2000, Mr. Massie served as President and Chief Executive Officer of Focus. On May 1, 2000, Focus entered into a separation agreement with Mr. Massie whereby the parties agreed to sever Mr. Massie's employment relationship effective April 30, 2000. Mr. Massie remained Chairman of the Focus Board of Directors and, in addition, Focus and Mr. Massie entered into a consulting agreement on May 1, 2000. Mr. Massie was paid $88,000 in consulting compensation in 2000. In addition, the Company agreed to forgive notes due the Company from Mr. Massie that totaled $140,000. For a discussion of these agreements, see "--Subsequent Separation and Consulting Agreements" on page 35.

(5) On September 6, 2000, Mr. Ricci resigned from his position as Senior Vice President and General Counsel of Focus. He continued to work for the Company on a part time basis through April 30, 2001.
(6)  Includes compensation based on sales commissions.

Stock Option Plans

Focus maintains various qualified and non-qualified stock option plans for its officers and directors. As of December 31, 2000, 5,083,637 options to purchase common stock remained available for grant. These amounts include options that were approved under the 2000 Non-Qualified Stock Option Plan.

2000 Non-Qualified Stock Option Plan

On April 27, 2000, the Board of Directors of Focus adopted the 2000 Non-Qualified Stock Option Plan, subject to approval by Focus shareholders. On August 15, 2000 the maximum number of options available under the 2000 Plan was increased from 3,000,000 to 5,000,000 in order to accommodate requirements in connection with the acquisition of Videonics. The plan was approved by the stockholders of Focus on December 28, 2000.

The exercise price per share of options granted under the 2000 Plan is 100% of the fair-market value of Focus' common stock on the date the plan was approved by Focus shareholders (December 28, 2000.) Options granted under this plan generally vest over a period of three years.

The five (5) members of the Board of Directors of Focus were each granted 100,000 options under this plan. Mr. Massie was granted a total of 100,000 options under the 2000 Plan for the year ended December 31, 2000.

The following tables sets forth as to the Chairman and each of the other executive officers named in the Summary Compensation Table, certain information with respect to options to purchase shares of common stock of Focus as of and for the year ended December 31, 2000.

                            OPTION/SAR GRANTS IN 2000

                       Number of
                       Securities     % of Total
                       Underlying    Options/ SARs
                        Options/      Granted to     Exercise Or
                      SARs Granted   Employees in     Base Price
Name                     (#)(1)         2000(2)      ($/per Share)    Exp. Date
----                    ------         -------       -------------    ---------
Thomas L. Massie       100,000          3.82%             $0.5625     12/28/05
Christopher P. Ricci   175,000          6.70%             $0.5625     12/28/05
Brett Moyer            200,000          7.65%             $0.5625     12/28/05
Bill Schillhammer      125,000          4.79%             $0.5625     12/28/05
Thomas Hamilton        125,000          4.79%             $0.5625     12/28/05

----------
(1) The purpose of Focus' stock option plans, is to provide incentives to employees, directors and consultants who are in positions to make significant contributions to Focus.
(2) Focus granted options to purchase a total of 2,611,875 shares of common stock to employees and directors in 2000.

The following table sets forth information concerning options exercised during fiscal year 2000 and the value of unexercised options as of December 31, 2000 held by the executives named in the Summary Compensation Table above.

  Aggregated Option/SAR Exercises in 2000 and Fiscal Year-End Option/SAR Values

                                                                                           Value of Unexercised
                         Shares                   Number of Securities                        In-the-Money
                        Acquired                Underlying Unexercised                      Options/SARs at
                           on         Value    Options/SARs at Year-End                       Year-End(1)
                        Exercise    Realized  ---------------------------         --------------------------------
                          (#)          ($)    Exercisable   Unexercisable         Exercisable        Unexercisable
                          ----         ----   -----------   -------------         -----------        -------------
Thomas L. Massie           --          --        438,891      211,109                $2,889            $10,111
Christopher P. Ricci       --          --        167,222      136,110                $5,056            $17,694
Brett Moyer                --          --        174,445      215,554                $5,778            $20,222
William Schillhammer       --          --        117,447      169,553                $3,611            $12,638
Thomas Hamilton            --          --        94,446       222,220                $3,611            $12,639

----------
(1) Value is based on the difference between option exercise price and the closing price as quoted on the NASDAQ SmallCap Market at the close of trading on December 31, 2000 ($0.69) multiplied by the number of shares underlying the option.

Employment Agreements

Focus and Brett Moyer are parties to an employment contract effective May 15, 1997, as amended to date, which renews automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Moyer serves as Executive Vice President & Chief Operating Officer. This employment contract requires acceleration of vesting of all options held by Mr. Moyer so as to be immediately exercisable if Mr. Moyer is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Focus' policies. In May 2000, Mr. Moyer's employment contract was amended to extend the term until May 1, 2002, which renews automatically after May 1, 2002 for successive one year terms, subject to certain termination provisions.

Focus and Christopher Ricci were parties to an employment contract effective March 1, 1998, as amended to date, which renewed automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Ricci served as our Senior Vice President, General Counsel and Secretary. This employment contract required the acceleration of vesting of all options held by Mr. Ricci so as to be immediately exercisable if Mr. Ricci is terminated without cause during the term of the contract. On
September 6, 2000, Mr. Ricci resigned from his position as Senior Vice President, General Counsel and Secretary. Mr. Ricci's employment agreement was terminated on that date and replaced with a new agreement providing for his employment by Focus on a part time basis, terminating April 30, 2001, unless sooner terminated by both parties.

Focus and Thomas Hamilton are parties to an employment contract effective October 17, 1996, as amended to date, which renews automatically after December 31, 1998, for one-year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Hamilton serves as Vice President of Research & Development. This employment contract requires the acceleration of vesting of all options held by Mr. Hamilton so as to be immediately exercisable if Mr. Hamilton is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Focus Board of Directors and employee benefits, including health and disability insurance, in accordance with Focus' policies.

Subsequent Separation and Consulting Agreements

On May 1, 2000, Focus entered into a separation agreement with Mr. Massie whereby the parties agreed to sever Mr. Massie's employment relationship effective April 30, 2000. Mr. Massie remains on the Board of Directors of Focus and any options granted by Focus will continue to vest under their current terms for as long as he remains a director or a consultant, whichever is longer. In addition, under the severance agreement, Focus (i) paid Mr. Massie for all accrued vacation and unpaid bonuses; and (ii) will forgive two notes totaling $140,000, including all interest, owed by Mr. Massie to Focus over eight (8) fiscal quarters, ending June 30, 2002. On December 28, 2000, the Compensation Committee of Focus agreed to forgive the remaining amount due under the two notes.

In addition, Focus and Mr. Massie entered into a Consulting Agreement on May 1, 2000, whereby Mr. Massie receives a monthly consulting fee of $11,000 plus expenses. Pursuant to the agreement, Mr. Massie will assist Focus in financial matters, including but not limited to, the raising of long term capital, planing product development, advising on merger and acquisitions, and recruiting a new president for Focus. The minimum amount due under this agreement is $110,000. As of December 31, 2000, the Company had paid Mr. Massie a total of $88,000 under the agreement.

Compensation of Directors

Non-employee directors are reimbursed for out of pocket expenses incurred in attending the meetings. No director who is an employee receives separate compensation for services rendered as a director. Non-employee directors are eligible to participate in our stock option plan.

Repricing of Stock Options/Additional Option Plans

On March 19, 1997, the Focus Board of Directors elected to terminate the 1995 Directors Stock Option Plan and all options granted thereunder. By a unanimous vote, the Focus Board of Directors established the 1997 Directors Stock Option Plan and authorized the grant of options to purchase up to 1,000,000 shares of common stock under the 1997 Directors Stock Option Plan. On March 19, 1997, options to purchase 200,000 shares at an exercise price of $1.88 per share were granted to Mr. Cavalier, options to purchase 100,000 shares at an exercise price of $1.88 per share were granted to each of Messrs. Coldrick and Mahoney and options to purchase 50,000 shares at an exercise price of $1.88 per share were granted to a now former director. All of the options are subject to various vesting provisions.

On September 1, 1998, Focus repriced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of Focus' common stock on September 1, 1998.

On September 1, 1998, the Focus Board of Directors approved the 1998 Non-Qualified Stock Option Plan. The 1998 Plan authorized the grant on September 1, 1998 of stock options for 75,000 shares of common stock to each of Mr. Mahoney and Mr. Coldrick and for 100,000 shares to Mr. Cavalier, each of whom is neither an employee nor officer of Focus. Upon joining the Board of Directors, on April 22, 1999, Mr. Dambrackas was granted a stock option for 100,000 shares of common stock.

Security Ownership of Certain Beneficial Owners and Management


The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock on December 3, 2001 by (i) each person known to the Company who beneficially owns 5% or more of the 32,763,543 outstanding shares of its Common Stock, (ii) each director of the Company, (iii) each executive officer identified in the Summary Compensation Tables above, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                 Percentage of
                                                Number of Shares
                                                 Beneficially    Outstanding
                             Name                   Owned       Common Stock(1)
                             ----                   -----       ---------------

Thomas L. Massie(2)............................    816,357           2.3%
Michael L. D'Addio(3)..........................    960,770           2.8
Carl E. Berg(4)................................  3,341,469           9.6
John C. Cavalier(5)............................    141,668            *
William B. Coldrick(6).........................    223,334            *
N. William Jasper, Jr.(7)......................     65,927            *
Timothy E. Mahoney(8)..........................     94,444            *
Brett A. Moyer(9)..............................    333,433            *
Jeffery Burt(10)...............................     98,600            *
Thomas Hamilton(11)............................    212,251            *
Gary L. Williams(12)...........................    122,528            *
All executive officers and directors
as a group(11 persons)(13).....................  6,410,781          18.4%


----------
* Less than 1% of the outstanding common stock.

(1)  Unless  otherwise   indicated,   each  person  possesses  sole  voting  and
     investment power with respect to the shares.

(2) Includes 241,356 shares of common stock held directly or indirectly by Mr. Massie. Includes 575,001 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter.
(3) Includes 794,103 shares of common stock held directly or indirectly by Mr. D'Addio. Includes 166,667 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter.
(4) Includes 1,412,469 shares of common stock held directly or indirectly by Mr. Berg and 1,904 shares of preferred stock that are convertible into 1,904,000 shares of our common stock. Includes 25,000 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter
(5) Includes 141,668 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001 or within 60 days thereafter.
(6) Includes 223,334 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter
(7) Includes 27,214 shares of common stock held directly or indirectly by Mr. Jasper. Includes 38,713 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter.
(8) Includes 94,444 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter. Does not include 370,332 shares owned or 45,000 warrants held by vFinance.com, Inc. or any of its affiliates. See "Selling Shareholders - Services Rendered - vFinance Capital L.C."
(9) Includes 40,100 shares of common stock held directly by Mr. Moyer. Includes 293,333 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter.
(10) Includes 98,600 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter.
(11) Includes 6,000 shares of common stock held directly by Mr. Hamilton. Includes 206,251 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter.
(12) Includes 122,528 shares issuable pursuant to outstanding stock options that are exercisable at December 3, 2001, or within 60 days thereafter.

(13) Includes 1,985,539 shares issuable pursuant to options to purchase common stock exercisable at December 3, 2001, or within 60 days thereafter.


Certain Relationships and Related Transactions


Timothy Mahoney, who is a Focus director, is a principle of vFinance.com, Inc., the parent of vFinance Capital L.C. and a partner of Union Atlantic L.C. For the years ended December 31, 2000 and 1999, Focus paid Union Atlantic L.C. $83,206 and $112,226, respectively in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. In addition, vFinance Capital L.C. was also issued 279,325 shares of Focus common stock in lieu of investment banking fees in connection with the acquisition of Videonics Inc in January 2001, including certain additional shares due to the change in the market price of the common stock of Focus. Additionally, 91,007 shares of Focus Common Stock were issued to vFinance.com, Inc. for payment under and settlement for the termination of Management and Financial Consulting Agreement between Focus and Union Atlantic L.C. and vFinance Capital L.C., including certain additional shares due to the change in market price of the common stock of Focus. Pursuant to various agreements, in the event vFinance.com, Inc. or any of its affiliates publicly sell the shares of common stock in the market at a price below $1.03, we would be required to issue to vFinance.com, Inc. additional shares to make up any shortfalls, up to a maximum of 3,500,000. Such shares can be repurchased by Focus within five (5) business days from the date of issuance at the difference between the market price at the time the shares were sold by vFinance or its affiliates and $1.03. Such amount would not exceed $301,000. Of the 370,332 shares issued, 47,055 shares have been issued pursuant to the price protection provision. See also "Selling Shareholders - Services Rendered - vFinance Capital L.C." and "Private Equity Line of Credit Agreement - General" beginning on pages 47 and 48 for a discussion of possible placement fees to be paid, and warrants issued, to vFinance Capital L.C.


Carl Berg, a Focus director and shareholder as of March 6, 2001 and previous director and shareholder of Videonics Inc., had a $1,035,000 loan outstanding to Videonics Inc., that Focus assumed on January 16, 2001 in connection with the merger. This unsecured loan, bears interest at 8% per year, and is due on January 16, 2002. Accrued interest is payable at maturity. Additionally, Carl Berg loaned Focus $2.3 million to collateralize the $2.3 million bond posted in connection with the CRA litigation. The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus.


On February 28, 2001, Carl Berg, loaned Focus $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. The promissory note has a due date of September 25, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus. For a discussion of the conversion of the notes to convertible preferred stock, see "Note 8. Stockholders Equity - Series B Preferred Stock" on page S-10.


All material affiliate transactions and loans between Focus and its officers, directors, principal shareholders or other affiliates are made or entered into on terms that are no less favorable to such individuals than would be obtained from, or given to, unaffiliated third parties and are approved by a majority of the board of directors who do not have an interest in the transactions and who have access, at Focus' expense to Focus' or independent legal counsel.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         On January 16, 2001, Focus Enhancements, Inc., acquired all the shares of Videonics, Inc., in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus also incurred approximately $637,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price. The aggregate purchase price totaled approximately $9.1 million.


         The accompanying unaudited pro forma combined condensed consolidated balance sheet gives effect to the merger of Focus and Videonics as if such transaction occurred on December 31, 2000. The unaudited pro forma combined condensed balance sheet combines the consolidated balance sheet of Focus as of December 31, 2000, and the consolidated balance sheet of Videonics as of December 31, 2000.

         The accompanying unaudited pro forma combined condensed consolidated statements of operations present the results of operations of Focus for the year ended December 31, 2000 combined with the statement of operations of Videonics for the year ended December 31, 2000. The unaudited pro forma combined condensed unaudited consolidated statements of operations give effect to this acquisition as if it had occurred as of January 1, 1999. The pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of Focus and Videonics which are included or incorporated herein by reference. The pro forma adjustments are based on management's estimates and an independent valuation of the intangible assets acquired.

         In December 2000, the Board of Directors of Focus approved a restructuring plan. The expenses included in the restructuring are associated with the integration of the two companies, incurred by the acquirer (Focus) and are primarily related to severance, lease abandonment and equipment disposal. These costs are direct and incidental to the merger. In accordance with generally accepted accounting principles, the acquirer must expense these costs and not include them as part of the purchase price. Estimated costs under the restructuring totaled $522,000 which have been included in the pro forma combined consolidated balance sheet as of December 31, 2000.


         The unaudited pro forma combined condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies.

         The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes of Focus and Videonics, which are incorporated in this joint proxy statement/prospectus by reference.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             As of December 31, 2000
                                 (in thousands)

                                                           Focus     Videonics   Pro Forma    Pro Forma
                                                          Actual      Actual    Adjustments   Combined
                                                          ------      ------    -----------   --------
Assets

Current assets:
   Cash and cash equivalents                             $    352    $    357        --      $    709
   Certificate of deposit                                   1,263        --          --         1,263
   Legal bond                                               2,362        --          --         2,362
   Accounts receivable, net                                 1,778         550        --         2,328
   Inventories                                              2,095       2,250        --         4,345
   Prepaid expenses and other current assets                   43          91        --           134
                                                         --------    --------    --------    --------
           Total current assets                             7,893       3,248                  11,141

Property and equipment, net                                   395         242        --           637
Capitalized software development costs                        728        --          --           728
Intangible and other assets                                   490          43    $  3,468 (A)
                                                                                     (505)(F)
                                                                                     (215)(B)   3,281
Goodwill                                                      274        --         5,376 (A)   5,650
                                                         --------    --------    --------    --------
            Total assets                                 $  9,780    $  3,533    $  8,124    $ 21,437
                                                         ========    ========    ========    ========

Liabilities and Shareholders' Equity

Current liabilities:
   Notes payable                                             --      $    400        --      $    400
   Obligations under capital lease                       $    100        --          --           100
   Current portion of long-term debt                          364        --          --           364
   Accounts payable                                         3,377       1,092        --         4,469
   Accrued liabilities                                      1,681         755    $    422(B)    2,858
   Accrued legal judgement expense                          2,148        --          --         2,148
                                                         --------    --------    --------    --------
            Total current liabilities                       7,670       2,247         422      10,339
                                                         --------    --------    --------    --------

Convertible notes payable to shareholder                    2,362        --          --         2,362
Obligations under capital lease                               102        --          --           102
Long-term debt                                                 64       1,035        --         1,099
                                                         --------    --------    --------    --------
            Total Liabilities                              10,198       3,282         422      13,902
                                                         --------    --------    --------    --------

Shareholders' equity:
   Common stock                                               263      20,725     (20,725)(C)
                                                                                       51 (D)     314
   Additional paid-in capital                              48,727        --         8,998 (D)  57,725
   Accumulated deficit                                    (48,708)    (20,474)     20,474 (E)
                                                                                     (505)(F) (49,213)
   Deferred compensation                                     --          --          (591)(G)    (591)
   Treasury stock                                            (700)       --          --          (700)
                                                         --------    --------    --------    --------
            Total shareholders' equity                       (418)        251       7,702       7,535
                                                         --------    --------    --------    --------
            Total liabilities and shareholders' equity   $  9,780    $  3,533    $  8,124    $ 21,437
                                                         ========    ========    ========    ========


             See accompanying notes to unaudited pro forma combined
                  condensed consolidated financial information.

                   Unaudited Pro Forma Condensed Consolidated
                             Statement of Operations
                      For the Year Ended December 31, 2000
                      (in thousands, except per share data)

                                                            Focus    Videonics   Pro forma    Pro forma
                                                           Actual      Actual    Adjustments  Combined
                                                           ------      ------    -----------  --------
Net revenues                                             $ 15,233    $ 11,869        --      $ 27,102
Cost of goods sold                                         11,836       8,456    $    110(I)   20,402
                                                         --------    --------    --------    --------
Gross profit                                                3,397       3,413        (110)      6,700
                                                         --------    --------    --------    --------

Operating expenses:
   Sales, marketing and support                             3,951       3,098          90 (I)   7,139
   General and administrative                               3,887       1,148          30 (I)   5,065
   Research and development                                 1,459       2,155          65 (I)   3,679
   Amortization                                               717        --         2,160 (H)   2,877
   Restructuring expense                                      724        --          --           724
   Write-down of capitalized software                       2,289        --          --         2,289
   Impairment of goodwill                                      63          63
                                                         --------    --------    --------    --------
Total operating expenses                                   13,090       6,401       2,345      21,836
                                                         --------    --------    --------    --------

Loss from operations                                       (9,693)     (2,988)     (2,455)    (15,136)
Interest expense, net                                        (268)       (132)       --          (400)
Other income, net                                              82        --          --            82
CRA judgement expense                                      (2,148)       --          --        (2,148)
                                                         --------    --------    --------    --------
Loss before income taxes                                  (12,027)     (3,120)     (2,455)    (17,602)
Income tax expense                                             (2)       --          --            (2)
                                                         --------    --------    --------    --------

Net Loss                                                 $(12,029)   $ (3,120)   $ (2,455)   $(17,604)
                                                         ========    ========    ========    ========

Basic and diluted net loss per share                     $  (0.48)   $  (0.53)               $  (0.58)
                                                         ========    ========                ========

Number of shares used in basic and diluted computation     25,225       5,898                 30,360
                                                         ========    ========                ========


             See accompanying notes to unaudited pro forma combined
                  condensed consolidated financial information.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

1.       BASIS OF PRO FORMA PRESENTATION

         On August 30, 2000, Videonics agreed to merge with Focus, in a transaction accounted for as a purchase. The total purchase price of $9.1 million included consideration of 5.1 million shares of Focus common stock, the issuance of 1,134,249 Focus stock options valued at $1,089,879 in exchange for Videonics options and estimated direct transaction costs of $637,000. The merger was completed on January 16, 2001.

         The Focus Pro Forma Combined Condensed Consolidated Financial Statements provide for the exchange of 0.87 shares of Focus common stock for each outstanding share of Videonics common stock. The number of shares of Focus common stock issued were approximately 5,135,000 shares, adjusted for the cashing out of fractional shares. The average market price per share of Focus common stock of $1.55 is based on the average closing price for a range of trading days (August 28, 2000 through September 5, 2000) around the announcement date (August 31, 2000) of the merger. In addition, pursuant to the terms of the merger agreement Focus issued options to purchase 1,134,249 shares of Focus common stock at a weighted average exercise price of $1.07. The fair value of options issued less the intrinsic value of the unvested options, as well as estimated direct transaction expenses of $637,000, have been included as a part of the total estimated purchase cost.

         The total purchase cost of the Videonics merger is estimated as follows (in thousands):

 Value of common shares issued...................................   $  7,960
 Assumption of Videonics options.................................        498
 Estimated transaction costs and expenses........................        637
                                                                    --------
 Total purchase cost.............................................   $  9,095
                                                                    ========


           The purchase price allocation is as follows (in thousands):

                                                                             Annual        Useful
                                                              Amount      Amortization     lives
                                                              ------      ------------     -----
Purchase Price Allocation:
Tangible Assets........................................     $    3,533            n/a      n/a
Intangible assets acquired:
 Existing technology...................................          1,888     $      472      4 years
 Assembled workforce...................................            899            300      3 years
 Tradename.............................................            176             44      4 years
 Goodwill..............................................          5,376          1,344      4 years
 In-process research and development...................            505            n/a      n/a
Long-term debt.........................................         (1,035)           n/a      n/a
Other liabilities......................................         (2,247)           n/a      n/a
                                                            ----------     ----------
Net estimated purchase price allocation................     $    9,095     $    2,160
                                                            ==========     ==========

         The tangible net assets acquired represent the historical net assets of Videonics as of December 31, 2000, which approximated fair value. As required under purchase accounting, the assets and liabilities of Videonics have been adjusted to fair value.


         Focus performed an allocation of the total purchase price of Videonics to its individual assets acquired and liabilities assumed. Of the total purchase price, $505,000 has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to its non-recurring nature, the in-process research and development attributed to the Videonics transaction has been excluded from the pro forma statements of operations. However, it is reflected in the pro forma balance sheet.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

         In addition to the value assigned to the in-process research and development projects, Videonics' tangible assets and specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable intangible assets include existing technology, deferred compensation, tradename, and assembled workforce.

         A  portion  of the  purchase  price  has been  allocated  to  developed
technology  and  in-process   research  and  development   ("IPRD").   Developed
technology and IPRD were identified and valued by an independent appraiser through extensive interviews, analysis of data provided by the Videonics business concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

         Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of four years.

         Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which were expensed upon the consummation of the merger. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

         o Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

         The estimated revenue is based on projections of Videonics business for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by the Videonics business and its competitors.

         Projected  gross  margins  and  operating   expenses   approximate  the
Videonics business' recent historical levels.

         o Discount rate. The discount rate employed in valuing the developed, core and in process technologies range from 15% to 25% and are consistent with the implied transaction discount rate. A higher discount rate was used in valuing the IPRD, due to inherent uncertainties surrounding the successful development of the IPRD, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

         o Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 75%.

         If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

         The acquired assembled workforce is comprised of manufacturing, research and development and sales, general and administrative employees. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight-line basis over its estimated useful life of three years.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

         The Videonics tradename has been in use for over 13 years. Following the merger, certain of Videonics' products will continue to be sold under the Videonics tradename. Videonics is known as a leading provider of digital video products throughout the world. In estimating the value of the tradename, the relief from royalty method was employed. The relief from royalty method is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the assets. Therefore, a portion of Focus' earnings, equal to the after-tax royalty that would have been paid for the use of the trademark and tradename, can be attributed to Focus' possession of the trademark and tradename. The trademark and tradename are each being amortized on a straight-line basis over its estimated useful life of four years.

Goodwill represents the excess of the purchase price over the fair value of the underlying net identifiable assets.

2.       PRO FORMA ADJUSTMENTS

         The Focus Unaudited Pro Forma Combined Condensed Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of Videonics based on their respective fair values and to amortization of the fair value over the respective useful lives. The pro forma combined provision (benefit) for income taxes does not represent the amounts that would have resulted had Focus and Videonics filed consolidated income tax returns during the periods presented. The following pro forma adjustments have been made to the unaudited pro forma combined condensed consolidated financial statements:

          (A) To record the estimated fair value of intangible assets as described in Note 1. Includes the following:

                Existing technology............... $    1,888,000
                Assembled workforce...............        899,000
                Tradename.........................        176,000
                Goodwill..........................      3,450,000
                                                   --------------
                   Total.......................    $    6,413,000
                                                   ==============

          (B) To reflect estimated direct transaction expenses of $637,000.

          (C) To eliminate the historical common stock account of Videonics and to record the par value of common stock of $51,000 to be issued upon the closing of the merger.

          (D) To record the anticipated value of 5.1 million shares of Focus's common stock valued at approximately $7,960,000 (reduced by the par value of such stock of $51,000) and the assumption of the outstanding Videonics options valued at approximately $1,089,000.

          (E) To  eliminate  the  historical   accumulated  deficit  account  of
              Videonics.

          (F) To record the in-process research and development of $505,000, which is treated as an expense and therefore increases the accumulated deficit.

          (G) To record deferred compensation of $591,000 related to the unvested options assumed in the merger.


          (H) To record the amortization of identifiable intangible assets and goodwill related to the acquisition of Videonics as if the transaction occurred January 1, 2000.

          (I) To record the amortization expense associated with the deferred compensation related to unvested options totaling $295,000 for the twelve month period.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

         Deferred tax assets totaling $1.2 million associated with non-goodwill intangibles was recorded but was offset completely by a $1.2 million increase in the valuation allowance against deferred tax assets.

         The pro forma combined consolidated financial statements include a non-recurring expense arising from a $2.1 million judgement rendered on October 10, 2000 against Focus and in favor of CRA Systems Inc.

3.       PRO FORMA NET LOSS PER SHARE

         The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma Focus common stock outstanding during each period plus the shares assumed to be issued in exchange for the outstanding shares of Videonics. Dilutive securities including the replacement Videonics options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

4.       RECLASSIFICATIONS OF CERTAIN EXPENSES


         Certain expenses in the periods ending December 31, 2000, have been reclassified to conform to the current period presentation. These reclassifications did not change the net loss for the period ending December 31, 2000.

                                  THE OFFERING

Set forth below is a summary of the share of our common stock being offered by the selling shareholders discussed in this prospectus and the effect of the sale of such shares on the total number of our outstanding shares of common stock.

     o   Common stock offered by Euston  Investments  that it may purchase under
         the equity line of credit.                                                     4,000,000 shares

     o   Common  stock  offered by Euston  Investments  that it may  purchase by exercise of stock  purchase  warrant  received in  connection  with the
         equity line of credit.                                                           250,000 shares

     o   Common  stock  offered  by AMRO  International  that it  received  in a
         private placement and for late registration.                                   1,080,650 shares

     o   Common  stock  offered by AMRO  International  that it may  purchase by exercise  of stock  purchase  warrant  received  in  connection  with a
         private placement.                                                               140,000 shares

     o   Common  stock  offered by Red & White  Enterprises  that it received as
         partial  payment for the sale of PC Video  Conversion in 1998.                   468,322 shares

     o   Common stock offered by  vFinance.com,  Inc. or its affiliate  Critical
         Infrastructure  LP that vFinance  Capital L.C.  received for investment banking  services  and Union  Atlantic  L.C.  received  for  consulting
         services to Focus.                                                               370,332 shares

     o   Common stock  offered by vFinance  Capital L.C. that it may purchase by exercise of stock  purchase  warrant  received in  connection  with the
         equity line of credit.                                                            45,000 shares

     o   Common stock offered by Advance Electronic Support Products,  Inc. that
         it received in full  release of Focus'  purchase  obligations.                   150,000 shares

     o   Total  shares of common  stock  offered by this  prospectus.                   6,504,304 shares

     o   Common stock issued and outstanding as of December 3, 2001:

         o    Prior to the sale of shares to Euston Investments under the equity line of credit  (includes  2,003,935 shares being offered pursuant
              to this  prospectus  which  are  already  outstanding)                   32,763,543 shares

         o    After  sale of  maximum  number of  shares  to Euston  Investments registered under this registration statement related to the equity drawdown  facility  and before  the  issuance  of shares  issuable pursuant  to  other  securities  held by  selling  securityholders
              identified in this prospectus.                                           36,763,543 shares

         o    After  sale of  maximum  number of  shares  to Euston  Investments registered under this registration statement related to the equity drawdown  facility,  after issuance of up to an additional  65,369 shares to AMRO International for the late registration, and before the  issuance  of shares  issuable  pursuant  to the  exercise  of
              435,000 warrants held by the selling securityholders identified in
              this prospectus.                                                         36,828,912 shares

         o    Trading symbol for Focus common stock                                                 FCSE

                              SELLING SHAREHOLDERS

Overview


The following shareholders of FOCUS Enhancements, Inc. and holders of outstanding warrants to purchase shares exercised of our common stock are offering to sell up to 6,504,304 shares of our common stock under this prospectus. Throughout this prospectus, we often refer to this entire group collectively as the selling shareholders. The selling shareholders acquired, or will acquire, their shares and/or warrants through privately negotiated purchases or other transactions directly from Focus. Except as disclosed below, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years.

Common Stock Issued or to be Issued for Resale:

                                                     Date Shareholder
                               Number of Shares of   Received/           Currently       Proceeds to  Percent of
Name of Shareholder            Common Stock          Purchased Shares    Outstanding*    Company      Outstanding*
-------------------            ------------          -----------------   -----------     -------      -----------
AMRO International             460,650               June 9, 2000(a)         Yes        $1,500,000      1.3%
                               620,000                    (b)                (b)           None         1.7
Euston Investments             4,000,000(c)               (c)                 No           (c)          10.9(d)
Red & White Enterprises           468,322            June 27, 2001           Yes           None         1.3
vFinance.com, Inc. (e)            370,332            June 27, 2001           Yes           None         1.0
Advance Electronic Support
  Products                        150,000            June 27, 2001           Yes           None         0.4
                                  -------                                                               ---
Total                           6,069,304                                                              16.5%
                                =========                                                              ====

Common Stock to be Issued Upon Exercise of Warrants:

                                                  Date Shareholder   Proceeds to  Percent of Current
Name of Shareholder         Number of Shares    was Issued Warrants    Company       Outstanding*
-------------------         ----------------    -------------------    -------       ------------
AMRO International              140,000           June 9, 2000          (f)              0.4%
Euston Investments              250,000           July 28, 2000         (f)              0.7
vFinance Capital, L.C. (e)       45,000           June 9, 2000          (f)              0.1
                                 ------                                                  ---
Total                           435,000                                                  1.3%
                                =======                                                  ===

----------------
* Does not include the conversion of any shares of preferred stock. See "Note 8. Stockholders Equity - Series B Preferred Stock" on page S-10. As of December 3, 2001 there were 32,763,543 shares of our common stock issued and outstanding. The percentage calculation assumes all shares offered in this prospectus and set forth in the table (except the 435,000 shares issuable upon the exercise of warrants set forth in the table) are issued and outstanding, leaving 36,828,912 shares outstanding.

     (a) AMRO purchased 1,400,000 shares from Focus in a private placement on June 9, 2000. AMRO has sold a total of 939,350 shares pursuant to pursuant to applicable securities rules and holding period requirements.
     (b) To be issued to satisfy obligations under common stock and warrant purchase agreement regarding timely registration of shares purchased by AMRO. As of October 19, 2001, 554,631 shares had been issued.

     (c) Up to a maximum of 4,000,000 shares may be issued through a private equity line of credit agreement with Euston Investments Holdings Limited, as further described in this prospectus. We will receive the sale price of any common stock that we sell through the private equity line of credit agreement and Euston Investments may resell those shares pursuant to this prospectus.
     (d) This percentage assumes we issue all 4,000,000 shares registered hereunder and Euston does not sell any shares purchased under the equity line of credit. In no event can Euston own more than 9.9% of our common stock. Therefore, it is possible that not all 4,000,000 shares can be sold if Euston does not subsequently sell some of the shares pursuant to this prospectus.

     (e) vFinance Capital L.C. received 279,325 shares of our common stock in lieu of investment banking fees in connection with the acquisition of Videonics, and vFinance.com. Inc. received 91,007 shares as settlement for payment and termination of a Management and Financial Agreement with Focus and due to the change in market price of the common stock of Focus and 45,000 warrants as described in (f) below. Timothy Mahoney, who is a Focus director, is a principle in shareholder vFinance.com, Inc. the parent company to vFinance Capital L.C., and a partner of Union Atlantic L.C. In 1999, Focus paid Union Atlantic LC $112,226 in consulting fees in connection with equity financing agreements negotiated by Union Atlantic, L.C. vFinance Capital transferred all 370,332 shares of our common stock to vFinance.com, Inc. who in turn transferred 121,952 of the shares to Critical Infrastructure LP, an affiliate of vFinance.com, Inc.
     (f) Warrants expire on June 9, 2005 and have exercise price of $1.625. We will receive the proceeds upon the exercise for cash of the stock purchase warrants held by the selling stockholders. There can be no assurances if or when or if such warrants will be exercised.


The selling stockholders may offer shares of our common stock on The Nasdaq SmallCap Market, in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Euston Investments Holdings Limited is an "underwriter" and AMRO International may be deemed to be an "underwriter", within the meaning of the Securities Act of 1933 in connection with its sales. We will pay the costs of registering the shares under this prospectus, including legal fees.

Investors


AMRO Investments International, S.A. AMRO obtained its shares of Focus stock in a private placement transaction. On June 9, 1999, we entered into a Common Stock and Warrant Purchase Agreement with AMRO International, S.A. for the private placement of 1,400,000 shares of Focus common stock. This Agreement also required the issuance of a common stock purchase warrant, under the terms of which AMRO may purchase up to 140,000 additional shares of FOCUS common stock. In return, AMRO paid to Focus $1,500,000 at the closing. In addition, we will be required to issue AMRO an additional 585,000 shares of Focus common stock to satisfy our obligations under the common stock and warrant purchase agreement regarding the timely registration of the shares purchased by AMRO.


ARMO Investments International is engaged in the business of investing in publicly traded equity securities for its own account. AMRO's principal offices are located at c/o Ultra Finanz, Grossmuensterplotz 6, Zurich, (H-8022, Switzerland. Investment decisions for ARMO Investments are made by its board of directors. The directors of AMRO are Ruth Streitenberger, Michael Klee and H.U. Bachofen. Other than the 1,400,000 shares discussed in this prospectus and the warrants we issued to ARMO Investments in connection with closing the common stock purchase agreement, AMRO does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between AMRO and us other than the common stock purchase agreement.


Euston Investments Holdings Limited. Euston Investments Holdings Limited is engaged in the business of investing in publicly traded equity securities for its own account. Euston Investments' principal offices are located at 21 South Hampton Row, London WC1B 5HS England. Investment decisions for Euston Investments are made by its board of directors. The directors of Euston are David Sims and Lamberto Banchetti. Other than the warrants we issued to Euston Investments in connection with closing the private equity line of credit agreement, Euston Investments does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the private equity line of credit agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Euston Investments and us other than the private equity line of credit agreement. For a discussion of the shares to be purchased or sold by Euston, see " Private Equity Line of Credit Agreement" on page 48.


Services Rendered


vFinance Capital L.C. vFinance Capital L.C. has acted as placement agent in connection with the private equity line of credit agreement. vFinance Capital introduced us to Euston Investments and assisted us with structuring the equity line of credit with Euston Investments. vFinance Capital's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. vFinance Capital is a wholly-owned subsidiary of vFinance.com, Inc., Boca Raton, Florida. Tim Mahoney, a member of Focus Enhancements, Inc.'s Board of Directors is the Chairman and COO of vFinance.com, Inc., the parent company of vFinance Capital LC. Mr. Mahoney and another principal each own approximately 15% of the shares of vFinance.com, Inc.

This prospectus covers 45,000 shares of common stock issuable upon exercise of warrants we have issued to vFinance Capital, L.C. as a placement fee for introducing us to Euston Investments. Those warrants are exercisable at $1.625 per share and expire June 9, 2005. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by vFinance Capital's officers.

In addition, this prospectus covers 279,325 shares of common stock issued to vFinance Capital for investment banking services rendered to Focus in connection with Focus' acquisition of Videonics and 91,007 shares of common stock issued as settlement for payment and termination of a Management and Financial Consulting Agreement with Focus, of which 121,952 shares have been transferred to Critical Infrastructure LP, a limited partnership in which a wholly owned company of vFinance.com, Inc. is the managing partner. The shares were issued in lieu of cash fees of $228,538 and $71,500 for such services. See also - Directors and Executive Officers - Certain Relationships and Related Transactions on page 37.

At the time vFinance Capital or its affiliates acquired the shares to be resold pursuant to this prospectus, vFinance Capital, vFinance.com, Inc. and their affiliates did not have any agreements or understandings, directly or indirectly, with any person to distribute these shares.


Debt Conversion

Red & White Enterprises. On July 19, 2000, we entered into a Separation Agreement with Steve Wood and Red & White Enterprises. Mr. Wood was the Vice President of Pro AV engineering, former sole shareholder of PC Video Conversion, Inc., and leader of our Morgan Hill facility. On June 15, 2000, Focus closed the Morgan Hill facility. On July 28, 1998, Focus purchased from PC Video Conversion, Inc., selected assets and liabilities and, in return, issued a promissory note and entered an employment agreement with Mr. Wood. As part of the Separation Agreement which terminated Mr. Wood's employment agreement, Mr. Wood remained a consultant until an upgrade to one of the our Pro AV products is completed.

We signed a debt conversion agreement with Steve Wood and Red & White Enterprises, Inc., a California corporation, on July 17, 2000, for the issuance of our common stock in lieu of cash payment under a secured promissory note held by Red & White Enterprises. Steve Wood is the sole stockholder of Red & White Enterprises and a former employee of Focus. Red & White Enterprises, f/k/a PC Video Conversion, Inc., obtained the promissory note from Focus in exchange for certain assets and liabilities of PC Video Conversion, which Focus purchased in July 1998.

In connection with the separation agreement, on January 24, 2001, Red & White Enterprises exercised its right to convert approximately $427,437, the remaining balance of the note was converted into 468,322 shares of Focus common stock. These shares are covered by this prospectus. The conversion price was 93% of the average closing prices for the five day period after stockholder approval of an increase in authorized shares of Focus (January 11, 2001).

Purchase Commitment

Electronic Support Products. Focus entered into a master purchase agreement with Advanced Electronic Support Products, Inc. ("AESP") whereby Focus agreed to purchase a minimum of $2,500,000 of cables and other products from AESP by March 29, 2001. In return, Focus received certain pricing commitments over the term of the master purchase agreement. The agreement provided that in the event Focus did not purchase at least $2,500,000 of cables and other products during the term of the master purchase agreement, Focus would pay AESP an amount equal to 20% of the difference between $2,500,000 and the aggregate amount of purchases. The agreement allowed Focus and its subcontractors, to purchase product from other sources if AESP's pricing or quality do not meet certain competitive levels and that such purchases shall reduce the minimum requirements under the agreement. Focus failed to meet the minimum purchase requirements and there were some disputes between the parties under the agreement. At March 31, 2001, Focus had accrued expenses of $225,000 for the agreement. As settlement, in exchange for a release from AESP of Focus from further liability under the contract, Focus issued 150,000 shares of its common stock to AESP on June 27, 2001.


AESP is a public company whose shares trade in the Nasdaq Small Cap Market under the symbol "AESP." According to filings made with the SEC, Messrs. Slav Stein (CEO of AESP) and Roman Briskin (Executive VP of AESP) each own 29.3% of AESP.


Material Relationships


Except as discussed in this prospectus, the selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. Timothy Mahoney, a partner with vFinance Capital, LC, is on Focus' Board of Directors, and Steve Wood was formerly employed by Focus as Vice President of Pro A/V. See "Directors and Executive Officers - Certain Relationships and Related Transactions" on page 37.


                     PRIVATE EQUITY LINE OF CREDIT AGREEMENT
General

We signed a private equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands corporation, on July 28, 2000, for the future issuance and purchase of shares of our common stock. The private equity line of credit agreement establishes what is sometimes termed an equity drawdown facility.

In general, the drawdown facility operates like this: the investor, Euston Investments, has committed to purchase up to 4,000,000 shares of our common stock at a 10% discount to the market price. Once every 30 trading days, we may request a draw of up to an amount of money equal to 6.66% multiplied by the three-month weighted average price multiplied by the three-month total trading volume. Each draw down must be for at least $100,000. We then use the formulas in the private equity line of credit agreement to determine the number of shares we will issue to Euston Investments in return for that money. The aggregate total of all draws cannot exceed 4,000,000 shares. We are under no obligation to request a draw for any period.

The per share dollar amount Euston Investments pays for our common stock for each drawdown includes a 10% discount to the market price of our common stock during a valuation period. A "valuation period" is defined as the period of fifteen trading days beginning seven trading days immediately before the Trading Day on which a drawdown is requested and ending seven trading days immediately after such date. The "market price" is defined s the average of the three lowest closing bid prices during the valuation period. We will receive the amount of the drawdown less an escrow agent fee of $750 and a 7% placement fee payable to the placement agent, Union Atlantic Capital, L.C., which introduced Euston Investments to us. Union Atlantic Capital, L.C. is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Union Atlantic Capital, L.C. warrants to purchase 45,000 shares of our common stock at an exercise price of $1.625. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.

We have issued to Euston Investments a stock purchase warrant to purchase 250,000 shares of our common stock with an exercise price of $1.625. The warrant expires June 9, 2005.

We have registered 4,000,000 shares for issuance under the equity line of credit agreement based on our future capital needs and the current market price of our common stock. The number of shares we could issue and the proceeds we would receive could be further limited by a provision of the equity line of credit agreement that prevents us from issuing shares to Euston Investments to the extent Euston Investments would beneficially own more than 9.9% of our then outstanding common stock. Any resales of shares by Euston Investments under this prospectus would reduce the number of shares beneficially owned by Euston Investments, and would enable us to issue additional shares to Euston Investments without violating this condition.

The Drawdown Procedure and the Stock Purchases

We may request a drawdown by faxing a drawdown notice to Euston Investments, stating the amount of the drawdown we wish to exercise.

Amount of the Draw

No drawdown can exceed the capped amount that is derived from the following formula:

         o The weighted average price for the three months immediately prior to the date we give notice of the drawdown; multiplied by

         o The total trading volume for the three months immediately prior to the date we give notice of the drawdown; multiplied by 6.66%.

Number of Shares

The 15 trading days beginning seven trading days before the drawdown notice and ending seven days after are used to determine the number of shares we will issue in return for the money provided by Euston Investments, and thus the price per share Euston Investments will pay for our shares.

To determine the number of shares of common stock we must issue in connection with a drawdown, take the average of the three lowest bid prices during the period described above, and multiply the result by 0.9, or 90%. The 90% accounts for Euston Investments' 10% discount pursuant to the agreement. Divide this price into the amount of the drawdown to produce the number of common shares we will issue. The price per share Euston Investments ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue Euston Investments.

Sample Calculation of Stock Purchases

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Euston Investments in connection with that drawdown based on hypothetical assumptions.

Sample maximum drawdown calculations. We provide a drawdown notice to Euston Investments that we wish to make a drawdown of $300,000. Suppose the weighted average price for the three months immediately prior to the date we give notice is $1.00. Also assume that the total trading volume over that period is 2,000,000 shares.

No draw can exceed the capped amount that is derived from the following formula:

         o The weighted average price for the three months immediately prior to the date we give notice of the drawdown ($1.00); multiplied by

         o The total trading volume for the three months immediately prior to the date we give notice of the drawdown (2,000,000 shares); multiplied by

         o    6.66%.

The result is $1.00 x 2,000,000 x 6.66%, or $121,320.

Sample Calculation of Number of Shares. We provide a drawdown notice to Euston Investments that we wish to make a drawdown of $100,000. Suppose the average of the three lowest bid prices during the valuation period is $1.50.

You can apply the formula to these hypothetical numbers as follows:

         o    The price per share is 90% of $1.00, or $0.90;

         o Divide the drawdown amount of $100,000 by $1.35, to determine the number of shares to be issued: 74,074 shares.

We would receive the amount of our drawdown ($100,000) less a 7% cash fee paid to the placement agent Union Atlantic Capital, L.C., of $7,000.00, less a $750.00 escrow fee, for net proceeds to us of $92,250.


The delivery of the requisite number of shares and payment of the draw and related fees will take place through an escrow agent, Feldman & Associates of New York.


Necessary  Conditions  Before  Euston  Investments  is Obligated to Purchase our
Shares

The following conditions must be satisfied before Euston Investments is obligated to purchase the common shares that we wish to sell from time to time:

         o A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Euston Investments;

         o    There  can  be  no  material   adverse  change  in  our  business,
              operations, properties, prospects or financial condition;

         o We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the private equity line of credit agreement;

         o No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

         o No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Euston Investments seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

         o Trading in our common shares must not have been suspended by the Securities and Exchange Commission or The Nasdaq SmallCap Market, nor shall minimum prices have been established on securities whose trades are reported by The Nasdaq SmallCap Market.

On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

Restrictions on Future Financings

The private equity line of credit agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of:

         o 24 months from the effective date of the registration statement of which this prospectus is a part; or

         o the date which is 60 days after Euston Investments shall have purchased 4,000,000 shares of common stock from us under the private equity line of credit agreement.

There are exceptions to this limitation for securities sold in the following situations:

         o pursuant to any presently existing employee benefit plan which plan has been approved by Focus' stockholders,

         o pursuant to any compensatory plan for a full-time employee or key consultant,

         o pursuant to any underwritten public offering - including any equity line of credit, or

         o with the prior approval of the Investor, which will not be unreasonably withheld, in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money

         o in one or more private placements where the purchasers do not have registration rights;

         o a transaction to which Euston Investments gives its written approval.

Costs of Closing the Transaction

At the closing of the transaction on July 28, 2000, we delivered the requisite opinion of counsel to Euston Investments and paid the escrow agent, Epstein Becker & Green P.C., $15,000 for Euston Investments' legal, administrative and escrow costs.

Termination of the Private Equity Line of Credit Agreement

The equity draw down facility under the private equity line of credit agreement shall terminate if any of the following events occur:

         o any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of thirty (30) Trading Days during the Commitment Period, for any reason other than deferrals or suspensions in accordance with the Registration Rights Agreement as a result of corporate developments subsequent to the Effective Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act or;

         o our common shares are delisted from The Nasdaq SmallCap Market unless such delisting is in connection with the listing of such shares on a comparable stock exchange in the United States.

Indemnification of Euston Investments

Euston Investments is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Euston Investments to us for inclusion in the registration statement and prospectus.

                              PLAN OF DISTRIBUTION
General


All selling shareholders are offering the common shares for their own account, and not for our account. We will not receive any proceeds from the sale of common shares by the selling shareholders except for:

         o    funds received in the exercise of warrants; and

         o funds received form Euston Investments pursuant to the equity line of credit.

The selling shareholders may be offering for sale up to 6,504,304 common shares acquired by it pursuant to the terms of the various agreements more fully described under the sections above entitled "Private Equity Line of Credit Agreement" and "Selling Shareholders." Euston Investments has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. The Selling Shareholders have, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The Nasdaq SmallCap Market.


To permit the Selling Shareholders to resell the common shares issued to them pursuant to their agreements, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Euston Investments that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

         o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act of 1933;

         o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

         o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement have been sold by Euston Investments or its transferees pursuant to such registration statement;

         o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act of 1933 irrespective of any applicable volume limitations;

         o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933; or

         o the date after which none of the common shares held by the Selling Shareholders that are covered by the registration statement are or may become issued and outstanding.


Shares of common stock offered through this prospectus may be sold from time to time by Euston Investments, vFinance Capital, and the other selling stockholders or by pledgees, donees, transferees or other successors in interest to the other selling stockholders. We will supplement this prospectus to disclose the names of any pledges, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.


Sales may be made on The Nasdaq SmallCap Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling stockholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus. Euston is an underwriter under the federal securities laws and the selling stockholders may be deemed underwriters in connection with resales of their shares.

The common shares may be sold in one or more of the following manners:

         o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer for its account under this prospectus; or

         o ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

In addition, except for the shares sold by Euston, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed AMRO International $10,000 and Euston Investments $15,000 for their legal, administrative and escrow costs.

In order to comply with certain state securities laws, if applicable, the common stock offered in this prospectus will not be sold in a particular state unless such securities have been registered or qualified of sale in such state or an exemption from registration or qualification is available and complied with.

Euston Investments is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder and Regulation M. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions in the common shares, Euston Investments and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

The selling stockholders will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

The price at which we will issue the common shares to Euston Investments under the stock purchase agreement will be 90% of the average of the three lowest bid prices on The Nasdaq SmallCap Market, for the seven days prior to each drawdown request and the seven days after such requests. Assuming we issue all 4,000,000 shares registered for issuance under the private equity line of credit agreement, we will pay underwriting compensation to and expenses for Euston Investments, and other offering expenses, as follows:

Underwriting Compensation and Expenses

                                                     Per Share(a)       Total
                                                     ------------       -----
Discount to Euston Investments (10%)(b)                $ 0.15        $ 600,000
Expenses payable on behalf of Euston Investments:
Escrow Fees                                              0.00            3,750
Legal fees of Euston Investments                         0.00           15,000

Estimated offering expenses:
    Placement agent fees (7%)(c)                         0.09          360,000
    SEC filing fee                                       0.00            2,855
    Accountants' fees and expenses                       0.01           45,000
    Legal fees and expenses                              0.03          125,000
    Bluesky/other                                        0.01           68,000
                                                     -------------------------
Total                                                  $ 0.29       $1,219,605
                                                       ======        =========

(a) Calculation of expenses above assumes an average per share price before any discounts of $1.50.
(b) We also issued to Euston Investments a warrant to purchase 250,000 shares of our common stock at $1.625 per share as consideration for providing their agreement. Our common stock price on June 9, 2000 was $1.6875. The warrant expires June 9, 2005.
(c) We also issued to the placement agent a warrant to purchase 45,000 shares of our common stock at $1.625 per share as consideration for placement services. Our common stock price on June 9, 2000 was $1.6875. The warrant expires June 9, 2005.

Limited Grant of Registration Rights

We granted registration rights to Euston Investments to enable it to sell the common stock it purchases under the private equity line of credit agreement. In connection with any such registration, we will have no obligation:

         o to assist or cooperate with Euston Investments in the offering or disposition of such shares;

         o to indemnify or hold harmless the holders of any such shares (other than Euston Investments) or any underwriter designated by such holders;

         o to obtain a commitment from an underwriter relative to the sale of any such shares; or

         o    to include such shares within any underwritten offering we do.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best  efforts to file,  during any  period  during  which we are required to do so under our registration rights agreement with Euston Investments, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

         o    the name of any broker-dealers;

         o    the number of common shares involved;

         o    the price at which the common shares are to be sold;

         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

         o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o    any other facts material to the transaction.

Our registration rights agreement with Euston Investments permits us to restrict the resale of the shares Euston Investments has purchased from us under the private equity line of credit agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Euston Investments for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Euston Investments cash to compensate Euston Investments for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by Euston Investments during the restriction period that has been purchased under the private equity line of credit agreement.

                          DESCRIPTION OF CAPITAL STOCK

General


We are authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of December 3, 2001, 32,763,543 shares of common stock and 1,904 shares of convertible preferred stock were issued and outstanding. All of the outstanding capital stock is and will be, fully paid and non-assessable.


Common Stock

Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock, if there are any.

Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of
preferred   stockholders   may  adversely   affect  the  rights  of  the  common
stockholders.

Preferred Stock

Our board of directors has the ability to issue up to 3,000,000 shares of preferred stock in one or more series, without stockholder approval. The board of directors may designate for the series:

         o    the number of shares and name of the series,
         o the voting powers of the series, including the right to elect directors, if any,
         o    the dividend rights and preferences, if any,
         o    redemption terms, if any,
         o liquidation preferences and the amounts payable on liquidation or dissolution,
         o the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors' authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Series B Preferred Stock

On May 1, 2001, Carl Berg converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into approximately 1,900 shares of convertible preferred stock based on the estimated fair value of the preferred stock as of May 1, 2001, the date on which the related subscription agreement was executed. Each share of preferred stock has a liquidation preference of $1,190.48 per share and is convertible into 1,000 shares of common stock.

On April 24, 2001, the board of directors of Focus adopted a Certificate of Designation whereby a total of 2,000 shares of Series B Preferred Stock, $0.01 par value per share, are reserved for issuance. Each share has a liquidation preferred in the amount of $1,190.48 plus all accrued or declared but unpaid. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of common stock of Focus.

Options and Warrants


As of December 3, 2001, 6,144,456 options for shares were outstanding under our approved stock option plans and 4,755,170 shares were available for future grants under our stock option plans. Focus has also issued or is required to issue warrants totaling 818,079. Of that number of warrants 435,000 are covered by this prospectus and are described elsewhere herein.


Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

             PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

The following provisions of the Delaware Corporation Act and our articles of incorporation and bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Indemnification and Limitation of Liability

The Delaware Corporation Act authorizes Delaware corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the Delaware Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of our executive officers has signed employment agreements that include indemnification. The employment agreements provide for full indemnification under Delaware law. The employment agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer in his official capacity.

Our bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Delaware law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he is or was a director or officer of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director against liability asserted against the director in such capacity.

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

                                  LEGAL MATTERS

The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Manatt Phelps & Phillips, LLP, Los Angeles, California.

                                     EXPERTS


Our financial statements as of December 31, 1999 and 2000, and for each of the two years in the period ended December 31, 2000, have been included in this prospectus and in the Registration Statement filed with the Securities and Exchange Commission in reliance upon the report of Wolf & Company, P.C., independent certified public accountants, upon its authority as experts in accounting and auditing. Wolf & Company, P.C.'s report on the financial statements can be found on page F-1 of this prospectus and in the Registration Statement.

The consolidated financial statements of Videonics as of December 31, 1999 and for the year then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Their report can be found on page V-1 of this prospectus and in the Registration Statement.

The consolidated financial statements of Videonics, Inc. as of December 31, 2000 and for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              CHANGE IN ACCOUNTANT

Effective May 3, 2001, Focus replaced its independent auditors, Wolf & Company, P.C. ("Wolf & Co.") with Deloitte & Touche, LLP ("Deloitte"). Wolf & Co.'s report on the Company's financial statements during the two most recent fiscal years preceding the date hereof contained no adverse opinion or a disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Company's Audit Committee. During the last two fiscal years and the subsequent interim period to the date hereof, there were no disagreements between the Company and Wolf & Co. On any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Wolf & Co., would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports. None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-B occurred with respect to the Company within the last two fiscal years and the subsequent interim period to the date hereof.

Effective May 3, 2001, the Company engaged Deloitte as its independent auditors for the fiscal year ending December 31, 2001. During the last two fiscal years and the subsequent interim period to the date hereof, the Company did not consult Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(v) and (ii) of Regulation S-B.

                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the Registration Statement. Portions of the Registration Statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement.

For further information regarding our company and our common stock, please see the Registration Statement and its exhibits and schedules. You may examine the Registration Statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the Commission at 1-800-SEC-0330, at prescribed rates.

In addition, the Registration Statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov. We intend to furnish our stockholders written annual reports containing audited financial statements certified by an independent public accounting firm.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements filed herein are as follows:

Focus Enhancements, Inc.

                                                                     Pages
                                                                     -----

Report of Independent Accountants                                    F-1
Consolidated Balance Sheets as of December 31, 2000 and 1999         F-2
Consolidated Statements of Operations for the Years Ended
  December 31, 2000 and 1999                                         F-3
Consolidated Statements of Stockholders' Equity for the Years
  Ended December 31, 2000 and 1999                                   F-4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000 and 1999                                         F-5
Notes to Consolidated Financial Statements                           F-6 to F-26

Consolidated Balance Sheet as of September 30, 2001                  S-1
Consolidated Statements of Operations for the Three Months Ended
  September 30, 2001 and 2000                                        S-2
Consolidated Statements of Operations for the Nine Months Ended
  September 30, 2001 and 2000                                        S-3
Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 2001 and 2000                                        S-4
Notes to Consolidated Financial Statements                           S-5 to S-10

Videonics, Inc.

Report of Independent Accountants - PricewaterhouseCoopers LLP       V-1
Report of Independent Accountants - Deloitte & Touche LLP            V-2
Consolidated Balance Sheets as of December 31, 2000 and 1999         V-3
Consolidated Statements of Operations for the Years Ended
  December 31, 2000 and 1999                                         V-4
Consolidated Statements of Stockholder's Equity for the Years Ended
  December 31, 2000 and 1999                                         V-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000 and 1999                                         V-6
Notes to Consolidated Financial Statements                           V-7 to V-15

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FOCUS Enhancements, Inc.
Campbell, California

We have audited the accompanying consolidated balance sheets of FOCUS Enhancements, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FOCUS Enhancements, Inc. and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As indicated in Note 10, the Company has been previously named in two consolidated class action lawsuits. The complaints allege that the Company, its Chairman, and its Chief Financial Officer violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification as a class action and certain unquantified damages. The Company continues to contest this litigation vigorously.

/s/ WOLF & COMPANY, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

April 27, 2001

                            FOCUS ENHANCEMENTS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                      December 31,
                                                                                      ------------
                                                                                 2000              1999
                                                                                 ----              ----
                                          ASSETS
Current assets:
  Cash and cash equivalents                                                   $    352,072    $  3,736,517
  Certificates of deposit                                                        1,263,153         534,091
  Restricted collateral deposit                                                  2,362,494            --
  Accounts receivable, net of allowances of $1,042,000 and $1,402,000 at
     December 31, 2000 and 1999, respectively                                    1,778,056       2,913,005
  Inventories                                                                    2,094,869       3,588,702
  Prepaid expenses and other current assets                                         43,354         240,732
                                                                              ------------    ------------
     Total current assets                                                        7,893,998      11,013,047

Property and equipment, net                                                        394,830         968,594
Capitalized software development costs                                             727,574       2,122,450
Other assets, net                                                                  489,972         287,116
Goodwill, net                                                                      274,245         624,277
                                                                              ------------    ------------
     Total assets                                                             $  9,780,619    $ 15,015,484
                                                                              ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Notes payable                                                               $       --      $  1,006,258
  Current portion of long-term debt                                                363,877         312,556
  Obligations under capital leases, current portion                                100,018         129,451
  Accounts payable                                                               3,376,653       3,413,285
  Accrued liabilities                                                            1,681,528         518,726
  Accrued legal judgement                                                        2,147,722            --
                                                                              ------------    ------------
     Total current liabilities                                                   7,669,798       5,380,276

Convertible notes payable to shareholder                                         2,362,494            --
Obligations under capital leases, non-current                                      101,984         202,002
Long-term debt, net of current portion                                              63,560         226,041
                                                                              ------------    ------------

     Total liabilities                                                          10,197,836       5,808,319
                                                                              ------------    ------------

Commitments and contingencies

Stockholders' equity (deficit)

  Preferred stock, $.01 par value; authorized 3,000,000 shares; none issued           --              --
  Common stock, $.01 par value; 30,000,000 shares authorized, 26,350,203 and 24,504,203 shares issued at December 31, 2000 and 1999,
     respectively                                                                  263,502         245,042
  Additional paid-in capital                                                    48,726,937      46,340,891
  Accumulated deficit                                                          (48,707,526)    (36,678,638)
  Treasury stock at cost, 450,000 shares                                          (700,130)       (700,130)
                                                                              ------------    ------------
  Total stockholders' equity (deficit):                                           (417,217)      9,207,165
                                                                              ------------    ------------
     Total liabilities and stockholders' equity (deficit):                    $  9,780,619    $ 15,015,484
                                                                              ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                            FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Years ended December 31,
                                                                     ------------------------
                                                                       2000           1999
                                                                  ------------    ------------
Net sales                                                         $ 15,232,856    $ 16,832,985
Licensing fees                                                            --           350,000
                                                                  ------------    ------------
  Net revenues                                                      15,232,856      17,182,985

Cost of goods sold (includes inventory write-offs of $1,532,000                            and
$906,000 in 2000 and 1999, respectively)                            11,786,570      10,543,997
                                                                  ------------    ------------

  Gross profit                                                       3,446,286       6,638,988
                                                                  ------------    ------------

Operating expenses:
  Sales, marketing and support                                       3,821,516       3,969,705
  General and administrative (includes provision for doubtful accounts of $624,000 and $556,000 in 2000 and 1999,
    respectively)                                                    3,798,049       1,878,045
  Research and development                                           1,311,556       1,400,732
  Depreciation and amortization expense                              1,131,898         557,303
  Restructuring expense                                                723,580            --
  Write-down of capitalized software                                 2,289,113            --
  Impairment of goodwill                                                62,899            --
                                                                  ------------    ------------

     Total operating expenses                                       13,138,611       7,805,785
                                                                  ------------    ------------

     Loss from operations                                           (9,692,325)     (1,166,797)

  Interest expense, net                                               (268,390)       (531,023)
  Legal judgement expense                                           (2,147,722)           --
  Other income, net                                                     81,694         138,002
  Gain on securities available for sale                                   --            80,115
                                                                  ------------    ------------

     Loss before income taxes                                      (12,026,743)     (1,479,703)

  Income tax expense                                                     2,145            --
                                                                  ------------    ------------

     Net loss                                                     $(12,028,888)   $ (1,479,703)
                                                                  ============    ============

Loss per common share:
  Basic                                                           $      (0.48)   $      (0.08)
                                                                  ============    ============
  Diluted                                                         $      (0.48)   $      (0.08)
                                                                  ============    ============

Weighted average common shares outstanding:
  Basic                                                             25,224,698      18,743,698
                                                                  ============    ============
  Diluted                                                           25,224,698      18,743,698
                                                                  ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                            FOCUS ENHANCEMENTS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                   Common Stock                                           Note                           Total
                                   ------------         Additional     Accumulated     Receivable      Treasury        Stockholders'
                              Shares        Amount    Paid-in Capital    Deficit      Common Stock       Stock           Equity
                            -----------   ----------   ------------   ------------    ------------    ------------    ------------
Balance at
 December 31, 1998           18,005,090   $  180,051   $ 38,913,304   $(35,198,935)   $   (316,418)   $   (700,130)   $  2,877,872
Issuance of common stock
 upon exercise of stock
 options and warrants         2,215,780       22,158      2,573,865           --              --              --         2,596,023
Issuance of common stock
 from private offerings,
 net of issuance costs
 of $286,022                  4,183,333       41,833      4,372,145           --              --              --         4,413,978
Common stock issued in
 Settlement of accounts
 payable                        100,000        1,000        322,260           --              --              --           323,260
Common stock warrants                                                                                                   issued for
services and debt                  --           --          159,317           --              --              --           159,317
Repayment of note
 receivable-common stock           --           --             --             --           316,418            --           316,418
Net loss                           --           --             --       (1,479,703)           --              --        (1,479,703)
                            -----------   ----------   ------------   ------------    ------------    ------------    ------------
Balance at
 December 31, 1999           24,504,203   $  245,042   $ 46,340,891   $(36,678,638)   $       --      $   (700,130)   $  9,207,165
                            -----------   ----------   ------------   ------------    ------------    ------------    ------------

Issuance of common stock
 upon exercise of stock
 options and warrants           446,000        4,460      1,116,046           --              --              --         1,120,506
Issuance of common stock
 from private offerings,
 net of issuance costs
 of $216,000                  1,400,000       14,000      1,270,000           --              --              --         1,284,000
Net loss                           --           --             --      (12,028,888)           --              --       (12,028,888)
                            -----------   ----------   ------------   ------------    ------------    ------------    ------------
Balance at
 December 31, 2000           26,350,203   $  263,502   $ 48,726,937   $(48,707,526)   $       --      $   (700,130)   $   (417,217)
                            ===========   ==========   ============   ============    ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                            FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                                         2000             1999
                                                                                         ----             ----
Cash flows from operating activities:
Net loss                                                                             $(12,028,888)   $ (1,479,703)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                         1,131,898         557,303
  Amortization of discount on note payable                                                  5,563          42,344
  Common stock warrants issued for service or debt                                           --           159,317
  Deferred income                                                                            --           (84,212)
  Gain on securities available for sale                                                      --           (80,115)
  Write-down of capitalized software                                                    2,289,113            --
  Loss on disposal of fixed assets                                                        308,354            --
  Accrued legal judgement                                                               2,147,722            --
  Write-down of impaired goodwill                                                          62,899            --
  Changes in operating assets and liabilities, net of the effects of acquisitions;
   Decrease (increase) in accounts receivable                                           1,134,949        (359,866)
   Decrease in inventories                                                              1,493,833       2,359,922
   Decrease (increase) in prepaid expenses and other assets                              (126,730)        (13,458)
   Decrease in accounts payable                                                           (36,632)       (563,149)
   Increase (decrease) in accrued liabilities                                           1,162,802      (1,291,299)
                                                                                     ------------    ------------

  Net cash used in operating activities                                                (2,455,117)       (752,916)
                                                                                     ------------    ------------

Cash flows from investing activities:
  Proceeds from sale of securities available for sale                                        --           329,098
  Increase in certificates of deposit                                                    (729,063)       (281,024)
  Additions to property and equipment                                                    (158,936)       (512,934)
  Additions to capitalized software development costs                                  (1,193,402)     (1,644,689)
                                                                                     ------------    ------------

Net cash used in investing activities                                                  (2,081,401)     (2,109,549)
                                                                                     ------------    ------------

Cash flows from financing activities:
  Payments on notes payable and long-term debt                                         (1,122,982)     (1,721,323)
  Payments under capital lease obligations                                               (129,451)       (134,494)
  Repayment of note receivable-common stock                                                  --           316,418
  Net proceeds from private offerings of common stock                                   1,284,000       4,413,978
  Net proceeds from exercise of common stock options and warrants                       1,120,506       2,596,023
                                                                                     ------------    ------------

Net cash provided by financing activities                                               1,152,073       5,470,602
                                                                                     ------------    ------------

Net increase (decrease) in cash and cash equivalents                                   (3,384,445)      2,608,137
Cash and cash equivalents at beginning of year                                          3,736,517       1,128,380
                                                                                     ------------    ------------

Cash and cash equivalents at end of year                                             $    352,072    $  3,736,517
                                                                                     ============    ============

Supplemental Cash Flow Information:
  Interest paid                                                                      $     92,261    $    441,558
  Income taxes paid                                                                         4,165            --
  Equipment acquired under capital leases                                                    --            24,651
  Common stock issued in settlement of accounts payable                                      --           323,260
  Note payable issued in settlement of accounts payable                                      --         1,700,000
  Convertible note payable issued to secure restricted collateral deposit               2,362,494            --

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.         Summary of Significant Accounting Policies


           Business of the Company. FOCUS Enhancements, Inc. (the "Company" "FOCUS") is involved in the development and marketing of proprietary PC-to-TV convergence products for Windows(TM) and Mac(TM) OS based personal computers. The Company's products, which are sold globally through original equipment manufacturers (OEM's) and resellers, merge computer generated graphics and television displays for presentations, training, education, video teleconferencing, Internet viewing and home gaming markets. Based on a targeted product plan and its experience in video conversion technology, FOCUS has developed a strategy to compete in the PC-to-TV convergence industry.


           Over 90% of the components for the Company's products are manufactured on a turnkey basis by four vendors, Furthertech Company, Ltd., Samsung Semiconductor Inc., Sicon International and Asemtec Corporation. In the event that these vendors were to cease supplying the Company, management believes that alternative turnkey manufacturers for the Company's products could be secured. However, the Company would most likely experience delays in the shipments of its products.

           The personal computer enhancements market is characterized by extensive research and development and rapid technological change resulting in product life cycles of twelve to eighteen months. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. Management believes it necessary to devote substantial efforts and financial resources to enhance its existing PC-to-TV products and to develop new products. There can be no assurance that the Company will succeed with these efforts.

           Basis of Presentation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary PC Video Conversion, Inc. The Company's other subsidiaries, Lapis Technologies, Inc., TView, Inc. and FOCUS Enhancements, B.V. (Netherlands corporation) became inactive or were merged into FOCUS in 1999. All intercompany accounts and transactions have been eliminated upon consolidation.

           Use of Estimates. The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Actual results may differ from estimated amounts. Significant estimates used in preparing these financial statements related to accounts receivable allowances, stock balancing allowances, inventory valuation, recoverability of capitalized software development costs, deferred tax asset valuation, the value of equity instruments issued for services and the recoverability of goodwill related to acquisitions. It is at least reasonably possible that the estimates will change within the next year.

           Financial Instruments. The carrying amounts reflected in the consolidated balance sheets for cash, certificates of deposit, receivables and accounts payable approximate the respective fair values due to the short-term maturity of these instruments. Notes payable, capital leases and long-term debt approximate the respective fair values as these instruments bear interest at terms that would be available through similar transactions with other third parties.

           Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


           Revenue Recognition. Revenue consists primarily of sales of products to original equipment manufacturers ("OEMs"), dealers and distributors. Revenues are recognized upon shipment. However, a limited number of distributor agreements do contain rights to return slow moving inventory or discontinued products held in inventory by the distributor which have not sold through to an end user. Revenue, less reserves for returns, is generally recognized upon shipment to the customer. The Company has established reserves for estimated returns, which are reflected as a reduction in trade receivables in the accompanying consolidated balance sheets.

           The Company sells software that is embedded with some of its products. Revenue from the software with products less reserves for returns, is generally recognized upon shipment to the customer. Revenue from post delivery customer support, which consists primarily of telephone support, is recognized upon shipment of the software, as the support is included in the selling price of the software, is not offered separately, and the cost of the support is insignificant

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


           The Company defers revenue recognition relating to consigned sales until such products are sold through to the end customer by the distributor, or if sell through information is not available from the distributor, when cash is received from the distributors. Receipt of cash from those distributors which do not provide sell through information has historically been indicative of sell through to an end user by that distributor. Management is not aware of any circumstances that would require the return of cash to a distributor, once payment from a distributor has been received. Consignment inventory at December 31, 2000 and 1999 was not material.

           Price Protection and Rebates. The Company has agreements with certain of its customers which, in the event of a price decrease, allow those customers (subject to certain limitations) credit equal to the difference between the price originally paid and the new decreased price on units either in the customers' inventories on the date of the price decrease, or on the number of units shipped to the customer for a specified time period prior to the price decrease. When a price decrease is anticipated, the Company establishes reserves against gross trade receivables for estimated amounts to be reimbursed to qualifying customers. In addition, the Company records reserves at the time of shipment for rebates.

           Concentration of Credit Risk. As of December 31, 2000, a major distributor represented approximately 27% of the Company's accounts receivable, a major retailer represented approximately 7% of the Company's accounts receivable and a second major distributor represented approximately 14% of the Company's accounts receivable. As of December 31, 1999, a major distributor represented approximately 23% of the Company's accounts receivable, a major retailer represented approximately 13% of the Company's accounts receivable and a second major distributor represented approximately 12% of the Company's accounts receivable. The Company provides credit to customers in the normal course of business with terms generally ranging between 30 to 90 days. The Company does not usually require collateral for trade receivables, but attempts to limit credit risk through its customer credit evaluation process.

           The Company maintains its bank accounts with high quality financial institutions to minimize credit risk, however, the company's balances may periodically exceed federal deposit insurance limits.

           Inventories. Inventories are stated at the lower of cost or market value using the first-in, first-out method, but not in excess of net realizable value. The Company periodically reviews its inventories for potential slow moving or obsolete items and provides valuation allowances for specific items, as appropriate.

           Property and Equipment. Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as set forth below. Equipment leased under capital leases is stated at the present value of future lease obligations and is amortized over estimated useful lives. The Company recognizes an impairment loss to the extent the carrying value of asset exceeds the fair value of the asset. In certain circumstances the "fair value" of the asset is estimated by management, if quoted market prices are not available.

             Category               Depreciation Period
             --------               -------------------
 Equipment                          3-5 years
 Furniture and fixtures             5 years
 Purchased software                 1-3 years
 Leasehold improvements             Lesser of 5 years or the term of the lease

           Capitalized Software. Certain software development costs are capitalized when incurred under Statement of Financial Accounting Standards No.
86. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are amortized based on the greater of the ratio of the current gross revenues for a product to the total current and anticipated future gross revenues for the product or the straight-line basis over the estimated useful life of the asset commencing on the date the product is released. The Company capitalized $1,193,402 and $1,644,689 of software development costs in 2000 and 1999, respectively. Amortization of capitalized software began in January 2000 and for the year ended December 31, 2000 accumulated amortization totaled $420,419.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


           In the fourth quarter of 2000, the Company learned that both previously disclosed and undisclosed OEMs were significantly reducing their 2001 sales forecast for the internet set top box market citing a slower than expected adoption of internet appliances for the home. The Company's recently developed ASICs, including the FS450 and a previously unannounced chip, both were designed for this market. To date, sales of ASICs for the internet appliance market have been insignificant. In assessing the recoverability of its capitalized software development costs, the Company considered anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies.
Based on those factors, the Company reduced the carrying value of its capitalized software by $2,289,000.

           Goodwill. Goodwill resulting from business combinations is amortized on a straight-line basis over periods ranging from three to seven years. The Company evaluates the net realizable value of goodwill periodically based on a number of factors including discounted cash flow analysis, operating results, business plans, budgets and economic projections. The Company's evaluation also considers non-financial data such as market trends, customer relationships, product development cycles and changes in management's market emphasis.
Adjustments to the carrying value of goodwill are made whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Goodwill amortization for the year ended December 31, 2000 and 1999 totaled $287,000 and $171,000, respectively.

           Advertising and Sales Promotion Costs. Advertising and sales promotion costs are expensed as incurred. Advertising expense was approximately $1,718,000 and $1,756,000 for the years ended December 31, 2000 and 1999, respectively.

           Legal Fees. Legal fees are charged to expense in the period the legal services are performed.

           Research and Development. Research and development costs are expensed as incurred.

           Product Warranty Costs. The Company's warranty period for its products is generally one to three years. The Company accrues for warranty costs based on estimated warranty return rates and costs to repair.

           Income Taxes. Deferred taxes are determined based on the differences between the financial statement and tax basis carrying amounts of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

           Foreign Currency Translation. The functional currency of the Company's foreign subsidiary, FOCUS Enhancements, B.V., is its local currency, the Guilder. Financial statements are translated into U.S. dollars using the exchange rates at each balance sheet date for assets and liabilities and using a weighted average exchange rate for each period for revenue, expenses, gains and losses. Foreign exchange gains or losses, which are not material, are recognized in income for the years presented. On July 1, 1999, the Company closed its foreign subsidiary and on August 15, 1999 dissolved this entity.


           Stock Compensation Plans. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the fair value of the award which is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, accordingly, under APB Opinion No. 25, no compensation cost is recognized. The Company has elected to continue with the accounting prescribed in APB Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           Net Income (Loss) Per Share. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate to convertible debt and outstanding stock options and warrants. The number of common shares that would be issued under outstanding options and warrants is determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the years ended December 31, 2000 and 1999, options and warrants applicable to 487,780 shares and 4,240,655 shares, respectively were anti-dilutive and excluded from the diluted earnings per share computation.

           Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain Financial Accounting Standards Board ("FASB") statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and foreign currency items, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There was no accumulated comprehensive income at December 31, 2000 and 1999.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities.

In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." This statement amended the effective date of SFAS 133. SFAS 133 will now be effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this pronouncement is not expected to have a material impact on the Company's results of operations, financial position or liquidity.

During the second quarter of 2000, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 provided guidance on the recognition, presentation, and disclosure of revenue in financial statements. The adoption of this pronouncement did not have a material impact on the Company's results of operations, financial position or liquidity for the years ended December 31, 2000 or 1999.

2.         Management's Plans

The Company has incurred significant losses for the last two years and has a limited history of profitability. At December 31, 2000, the Company reported a stockholder deficit of $417,217.

To date we have met our short-and long-term cash needs from the proceeds of debt, the sale of common stock in private placements and the exercise of stock options and warrants because cash flow from operations has been insufficient to fund operations. Management is assessing product lines in light of the recent merger with Videonics Inc., to identify how to enhance existing or create new distribution channels. In addition, the Company is developing and expects to release at least three new products for the year 2001. Although there can be no assurances, Management expects the Company's sales for 2001 to increase over combined pro forma revenues for 2000, as the Company begins shipments of its new products and expected synergies in its sales channels solidify.

During 2000, management took steps to reduce costs, including the closure of its PC Video facility in Morgan Hill, CA and planning for the closure of its Wilmington, MA facility in connection with its recent acquisition of Videonics Inc., located in Campbell, CA. The Wilmington, MA facility was in fact closed on April 1, 2001 and operations, customer support and finance were moved into the Campbell, CA, facility. The remaining sales personnel relocated into a 2,800 square foot facility. In connection with this restructuring the Company expects to reduce overall personnel by 20%.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Even with the anticipated reduction in expenses related to the restructuring and an expected increase in sales, the Company anticipates that during 2001 it will need to raise over $3.0 million to support its working capital needs and meet existing debt obligations.

In an effort to meet those needs, the Company has entered into a Private Equity Line of Credit Agreement ("Equity Agreement") with Euston Investments ("Euston"). Under the Euston Equity Agreement the Company can issue up to 4,000,000 shares of its common stock, subject to certain restrictions, to Euston at a 10% discount to raise additional money. In addition, on February 28, 2001, the Company and Carl Berg, a Focus director and shareholder entered into an Secured Convertible Promissory Note agreement under which Mr. Berg loaned the Company $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. (See Notes 11 and 17 to the Consolidated Financial Statements - "Stockholders' Equity - Common Stock" and "Subsequent Events - Loan from Shareholder" for more information.)

On April 25, 2001, Mr. Berg agreed that within 30 days he would convert $2.0 million of outstanding debt of Focus owed to Mr. Berg to equity.

As noted above, the Company reported a Stockholders' Deficit of $417,217 for the year ended December 31, 2000. After recording the merger with Videonics on January 16, 2001, on an unaudited pro forma basis, the Company is expected to report an estimated Stockholders' Equity of approximately $7,535,000. (See "Note 17 to Consolidated Financial Statements - Subsequent Events" for more information.)

Although there can be no assurances, the Company believes that its current cash, anticipated proceeds from the Euston Equity Agreement, its borrowings from a shareholder, together with its operating cash flows, will be sufficient to meet the Company's requirements for working capital, and capital expenditures through the end of 2001.

3.         Fourth Quarter Adjustments

In the fourth quarters of 2000 and 1999, the Company sustained net losses of $6,818,000 and $1,779,000, respectively. A summary of the effect on net income of sales returns and other significant expenses follows:

             Description                              2000         1999
             -----------                              ----         ----
             Sales returns reserve                $  180,000   $  535,000
             Inventory reserve                       668,000      389,000
             Accounts receivable reserve             428,000      373,000
             Stock compensation                         --        284,000
             Purchase commitment obligation          225,000         --
             Write-off of loan to director           140,000         --
             Write-down of capitalized software    2,289,000         --
             Restructuring reserve                   522,000         --
             Impairment of goodwill                   63,000         --

4.         Significant Reserves

A summary of the activity in the significant reserves relating to doubtful accounts receivable, sales returns and inventory valuation is as follows:

           Accounts Receivable Reserve

             Year Ending      Beginning                                Ending
             December 31,     Balance     Additions    Reductions      Balance
             ------------     -------     ---------    ----------      -------
                2000         $295,000      624,000      397,000        $522,000
                1999         $650,000      556,000      911,000        $295,000

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


           Sales Returns Reserve

             Year Ending      Beginning                                Ending
             December 31,     Balance     Additions    Reductions      Balance
             ------------     -------     ---------    ----------      -------
                2000        $1,107,000    2,310,000    2,897,000      $520,000
                1999        $4,910,000    1,070,000    4,873,000    $1,107,000

           Inventory Reserve

             Year Ending      Beginning                                Ending
             December 31,     Balance     Additions    Reductions      Balance
             ------------     -------     ---------    ----------      -------
                2000         $399,000     1,532,000    1,178,000      $753,000
                1999       $2,168,000       906,000    2,675,000      $399,000

5.         Inventories

Inventories at December 31, consist of the following:

                                          2000              1999
                                          ----              ----
     Raw materials                    $  825,984        $1,039,356
     Work in process                      --               171,637
     Finished goods                    1,268,885         2,377,709
                                       ---------         ---------
     Totals                           $2,094,869        $3,588,702
                                       =========         =========

The Company periodically reviews its inventories for obsolescence and adjusts carrying costs to estimated net realizable values when they are determined to be less than cost. In the fourth quarter of 2000, as a result of a detailed review, the Company identified certain excess and obsolete inventory items and also determined that the cost of certain inventory items required adjustments to their estimated net realizable value. As a result of this inventory review, the Company charged approximately $668,000 to expense in the fourth quarter of 2000, thereby increasing its inventory reserves to approximately $753,000 at December 31, 2000. In the fourth quarter of 1999, as a result of a detailed review, the Company identified certain excess and obsolete inventory items and also determined that the cost of certain inventory items required adjustments to their estimated net realizable value. As a result of this inventory review, the Company charged approximately $389,000 to expense in the fourth quarter of 1999, thereby increasing its inventory reserves to approximately $399,000 at December 31, 1999.

6.         Property and Equipment

Property and equipment consist of the following at:

                                                               December 31,
                                                               ------------
                                                          2000             1999
                                                          ----             ----
Equipment                                               $  382,207    $1,062,443
Furniture and fixtures                                     114,184       107,530
Leasehold improvements                                        --         295,249
Purchased software                                         366,061       246,980
                                                        ----------    ----------
                                                           862,452     1,712,202
Less accumulated depreciation and amortization             467,622       743,608
                                                        ----------    ----------

Property and equipment, net                             $  394,830    $  968,594
                                                        ==========    ==========

Depreciation and amortization  expense related to property and equipment for the
years  ended  December  31,  2000  and  1999  totaled   $424,346  and  $363,707,
respectively.

In the fourth quarter of 2000, in connection with its closure of its Wilmington, MA facility, the Company recorded restructuring expenses associated with the abandonment of certain assets and capital leases. The total loss associated with the abandonment of its property and equipment totaled $369,000.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.         Other Assets

Note Receivable

In December 2000, the Company wrote-off a $140,000 note receivable from a current director and previous officer of the Company as management and the Company's Board of Directors agreed that the Company no longer needed non Board level executive services from this individual.

Restricted Assets

As part of the Company's acquisition of TView, Inc. in September 1996, the Company assumed a $125,000 irrevocable stand-by letter of credit with a bank to secure office space in Beaverton, Oregon. During 1997, the Company placed $125,000 in an interest bearing account at the Company's bank to secure the letter of credit. During 1999, the Company requested and received $83,334 from the interest bearing account, thus reducing the stand-by letter of credit. The amount recorded as an other asset as of December 31, 2000 and 1999 is $41,666.

8.         Notes Payable

Line of Credit, Bank

During 2000, the Company did not maintain or utilize a commercial line of credit. On March 31, 1999, the Company repaid all monies owed on this line of credit with its commercial bank totaling approximately $637,000 from proceeds received under a $2,000,000 accounts receivable financing agreement with the same commercial bank. The agreement allowed for advances on accounts receivable not to exceed 80% of qualified invoices. Interest was charged on the outstanding balance at a rate of the prime lending rate plus 4.5%. Under the terms of this agreement the bank was issued warrants to purchase 100,000 shares of the Company's common stock at a price of $1.70 per share.

Term Loan, Bank

During 2000, the Company did not initiate any borrowings with commercial lenders. On March 31, 1998, the Company assumed a $329,953 bank loan resulting from the purchase of certain assets and the assumption of certain liabilities of Digital Vision, Inc. The loan was paid in full at December 31, 1999.

Term Loan, Vendor

On April 20, 1999, the Company converted certain accounts payable due to a contract manufacturer to a term note in the amount of $1,700,000 with interest at a rate of 12% per annum. On December 31, 1999, the Company and the holder of the note reached an agreement as to the settlement of the note and additional accounts payable amounts. The total agreed upon obligation was $1,669,000. On January 5, 2000, the Company repaid $1,000,000 of these obligations and on January 28, 2000, escrowed $669,000 that was paid to the holder in three equal installments on February 5, March 5, and April 5, 2000.

Long-term Debt

Purchase of PC Video Conversion, Inc.

On July 29, 1998, the Company issued a $1,000,000 note payable to Steve Wood in conjunction with the acquisition of PC Video providing for the payment of principal and interest at 3.5 % over a period of 36 months. At December 31, 2000, the balance was $ 427,437.

On July 28, 2000, the Company entered into a Separation Agreement with Steve Wood. Mr. Wood was the Vice President of Pro AV engineering, former sole shareholder of PC Video Conversion, Inc., and leader of the Company's Morgan Hill, CA facility. On June 15, 2000, the Company closed the Morgan Hill facility. As part of the Separation agreement which terminated Mr. Wood's employment agreement, Mr. Wood remained a consultant until an upgrade to one of the Company's Pro AV products is completed. In return, Mr. Wood received a right to convert the promissory note into common stock of the Company following approval of the increase to the authorized common stock of the Company. The Company's stockholders approved the increase to the authorized common stock on January 12, 2001 and shortly thereafter, Mr. Wood agreed to convert the promissory note into 468,322 shares of the Company's common stock.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Convertible Note

Carl Berg, a Focus director and shareholder loaned Focus $2,362,494 to collateralize a $2,362,494 bond posted in connection with the CRA litigation (see Note 10.) The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The interest earned on the collateral is payable to Mr. Berg. The interest payable by the Company to Mr. Berg is reduced by the amount of interest earned on the collateral. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest, in first priory, over substantially all of the assets of Focus. As of December 31, 2000 the Company had accrued interest due under the note totaling $52,061.

9.         Other Income

Sale of Networking Assets

Effective September 30, 1997, the Company sold its line of computer connectivity products to Advanced Electronic Support Products, Inc. ("AESP") for 189,701 shares of AESP common stock. The Company recorded other income in the amount of $358,288, securities available for sale in the amount of $595,000 (discounted 15% to reflect temporary restrictions on the common stock), and deferred income of $84,212. A director of the Company is also a director of AESP. In 1998 the Company recorded a loss of $346,017 on the securities available for sale as the decline in value was considered to be other than temporary. In June and July 1999, the Company sold the 189,701 shares of AESP stock yielding gross proceeds of approximately $329,000 and recognizing a gain of approximately $80,000.

Accounts Payable

During the year ended December 31, 1999, the Company recognized a total of $71,076 of other income in connection with the release of selected obligations and the reduction of certain accounts payable. Similar income for the year ended December 31, 2000 was not significant.

10.        Commitments and Contingencies

Leases

The Company leases office facilities and certain equipment under operating leases. Under the lease agreements, the Company is obligated to pay for utilities, taxes, insurance and maintenance. Total rent expense for the years ended December 31, 2000 and 1999 was approximately $284,000 and $400,000, respectively.

The Company leases certain computer and office equipment under capital leases with three to five-year terms. Capitalized leased assets are included in property and equipment. In connection with the Company's restructuring, the net book value of all abandoned capital leases have been written-off against the restructuring reserve. This charge approximated $179,000. The cost of assets under capital leases at December 31, 1999 was $443,874 with accumulated amortization of $135,832.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Minimum lease commitments at December 31, 2000 are as follows:

                                           Capital Leases     Operating Leases
                                           --------------     ----------------

2001                                          $121,289            $184,374
2002                                            69,078             147,834
2003                                            47,140             147,834
2004                                             1,115             111,206
2005                                               --               89,000
                                              --------            --------
Total minimum lease payments                   238,622             680,248
                                                                  ========
Less amounts representing interest              36,620
                                              --------
Present value of minimum obligations           202,002
Less current portion                           100,018
                                              --------
Non-current portion                           $101,984
                                              ========

Employment Agreements

The Company has employment agreements with certain corporate officers. The agreements are generally one to three years in length and provide for minimum salary levels. These agreements include severance payments of approximately one to three times each officer's annual compensation.

Letters of Credit

During 2000, the Company entered into agreements with subcontractors to manufacture partially and fully completed products. As part of these agreements the Company was required to obtain from its banks an irrevocable sight letter of credit to secure payment of each order placed with these vendors. The Company was required to secure these letters of credit by depositing cash in an interest bearing account with the bank. At December 31, 2000 and 1999, respectively, the Company maintained interest bearing accounts collateralizing sight letters of credit in the amount of $1,263,153 and $534,091, respectively. These amounts are recorded in current assets as they relate to the procurement of inventory and are outstanding for periods of less than one year.

Restricted Collateral Deposit

In connection with the CRA Systems judgement, the Company posted a bond in the amount of $2,362,494 to suspend any enforcement of the judgment pending appeal. Carl Berg, a director and shareholder of the Company obtained the bond on Focus' behalf in exchange for a secured convertible note in the same amount. (See Note 8 "Convertible Note".) The bond is irrevocable and is collateralized by a certificate of deposit in the amount of $2,365,000. In the event the case is settled for less than the bond amount, the Company has agreed to utilize the proceeds to pay down any outstanding debt owed to Mr. Berg.

Purchase Commitment

The Company agreed to purchase a minimum of $2,500,000 of cables and other products from Advanced Electronic Support Products, Inc. ("AESP") by March 29, 2001. In return, the Company received certain pricing commitments over the term of the master purchase agreement. In the event that the Company does not purchase at least $2,500,000 of cables and other products during the term of the master purchase agreement the Company must pay AESP an amount equal to 20% of the difference between $2,500,000 and the aggregate amount of purchases. The agreement allows the Company and its subcontractors, to purchase product from other sources if AESP's pricing or quality do not meet certain competitive levels and that such purchases shall reduce the minimum requirements under the agreement. As of December 31, 2000 the Company has purchased a total of
$1,316,000 from AESP or from other sources which apply against the $2,500,000 obligation. The Company believes that the AESP has defaulted on certain of its obligations and is in the process of renegotiating the contract. As of April 26, 2001 the Company had not reached an agreement with AESP. As such, after reducing the minimum obligation for additional purchases made between January 1, 2001 and March 29, 2001 the Company recorded a purchasing obligation liability in the amount of $225,000 at December 31, 2000.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Restructuring Expenses

For the year ended December 31, 2000, the Company recorded restructuring expenses totaling $724,000 related to the closure of its Morgan Hill, CA, facility and the closure of its Wilmington, MA, facility.

The closure of the Company's Morgan Hill facility occurred in the first quarter of 2000 and restructuring charges totaled approximately $202,000. Direct expenses were comprised of inventory adjustments of approximately $118,000, payroll and benefits of approximately $57,000, travel of approximately $16,000 and lease cancellation charges of approximately $11,000. At December 31, 2000 all restructuring accruals related to the Morgan Hill closure have been utilized.

In December 2000, the Company's Board of Directors determined that to significantly reduce the Company's cost structure it would close its Wilmington, MA facility, reduce personnel and relocate to a significantly smaller facility during the first quarter of 2001. As such, restructuring charges of $522,000 were recorded in the fourth quarter of 2000. Planned expenses are comprised of expenses related to the reduction of 16 employees in the areas of operations, customer support and finance of approximately $153,000 and equipment and lease abandonment charges of approximately $369,000. At December 31, 2000 $153,000 of restructuring reserves remained primarily related to personnel benefits associated with scheduled staffing reductions.

Litigation

Focus has been named as a defendant in an alleged class action alleging violation of federal securities laws.

Focus has been named as a defendant in two consolidated alleged class actions alleging violations of federal securities laws. The lawsuits allege that Focus and its Chairman and certain other present and former officers violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification of two classes, one on behalf of persons who purchased stock from July 17, 1997 to February 19, 1999 and the other on behalf of persons who purchased stock between November 15, 1999 to March 1, 2000, respectively. Defendants moved to dismiss both actions. At a March 2, 2001 hearing, the Federal District Court allowed limited discovery to occur relating to certain limited allegations as to the earlier alleged class. Focus believes that the remaining allegations will be dismissed. As to the later alleged class, the Court has taken the motion to dismiss under advisement. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities.

Focus is involved as a defendant in litigation with CRA Systems, Inc

In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended that the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus for breach of contract contending that Focus grossly exaggerated the demand for the product and the margin of profit that was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000 and lost profits of $400,000 to $1,000,000. A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest, for a total award of approximately $2,000,000. In connection with this judgment, we recorded an expense of $2.1 million in the period ended September 30, 2000. The court overruled the motion for new trial that Focus filed, and Focus has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. The case has not yet been submitted to the appeals court for decision. The trial court has granted a stay of any enforcement of the judgment pending appeal, based on the posting of a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA).

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Special Investigation

In March 2000, the Company's independent auditors, Wolf & Company, P.C., brought to the attention of the Board certain matters relating to the Company's financial controls. The Board of Directors thereafter formed a special committee to investigate. The special committee engaged the law firm of Foley, Hoag & Eliot LLP, which engaged the accounting firm of Arthur Andersen LLP to aid in the investigation. Based upon its investigation, the committee has concluded that, despite his denials, an accounting manager in the Company's finance department misstated the inventory records of the Company's Pro AV series for purposes of presentation to the Company's outside auditors in connection with the audit for the year ended December 31, 1999. A revised inventory list for the Pro AV series as of December 31, 1999 was compiled in connection with the special committee's review and has been subject to audit tests performed by Wolf & Company, P.C. as part of its year end audit of the financial statements of the Company as a whole. The revised inventory figures were included in the December 31, 1999 financial statements. As such, management believes that inventory has been properly presented as of December 31, 1999 and no adjustments appeared to be necessary to prior periods. The accounting manager in question has been discharged.

As a result of the Committee's investigation, the Company incurred accounting fees of approximately $302,000 and legal fees of approximately $292,000. These fees and expenses which were charged to earnings in the quarter ended March 31, 2000.

General

From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operation.

11.        Stockholders' Equity

Common Stock

General


During the course of the years described below, the Company raised additional capital through private financing arrangements with unaffiliated investors. Under these arrangements, the Company issued bulk sales of its common stock at prices below quoted market values. The sales of these shares were made below quoted market values because the shares were unregistered and sold in bulk.


Transactions

On January 18, 2000, the Company received net proceeds of $960,560 from the issuance of 330,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to a private placement with an unaffiliated investor.

The Company received proceeds of $31,890 from the issuance of 30,000 shares of common stock resulting from the exercise of common stock warrants issued as partial compensation to an unaffiliated investor relations firm. These warrants were exercised on February 23, 2000 (15,000 shares) and March 2, 2000 (15,000 shares).

On June 9, 2000, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. In addition, Union Atlantic Capital, L.C. received a warrant to purchase 45,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. On February 7, 2001, the Company filed a preliminary registration statement under the Securities Act of 1933 to register those shares issued in connection with this transaction and for those to be issued upon exercise of the warrants. The Securities and Exchange Commission has requested that December 31, 2000 information be included in the registration statement and as such the registration statement has not yet been refilled as of April 26, 2001. The Company received proceeds from this transaction on June 9, 2000. The fees and expenses associated with this offering was $216,000 yielding net proceeds of $1,284,000. In accordance with our obligations under the agreement, the company is incurring damages of 2% per month of the gross proceeds until its registration of the shares purchased by the investor. At December 31, 2000, the Company recorded interest expense of $150,000. The investor has agreed to exchange the gross amount of calculated damages for additional common stock of

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Focus based on an exchange rate of 0.68. As of December 31, 2000, the Company is required to issue to the investor additional 220,000 shares of Focus common stock, to extinguish this accrued liability.

On July 28, 2000, the Company entered into an equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands Corporation, for the future issuance and purchase of shares of our common stock. The equity line of credit agreement establishes what is sometimes termed an equity drawdown facility.

In general, the investor, Euston Investments, has committed to purchase up to 4,000,000 shares of our common stock, as requested by us, at a discount to the market price over a 24 month period. The number of shares issued to Euston Investments in return for that money is determined by dividing the contracted price per share into the amount of money requested by the Company. The per share dollar amount to Euston Investments is 10% less than the average closing bid price of our common stock during a valuation period. A "valuation period" is defined as the period of fifteen trading days beginning seven trading days immediately before the Trading Day on which a drawdown is requested and ending seven trading days immediately after such date. We will receive the amount of the drawdown less an escrow agent fee of $750 and 7% placement fee payable to the placement agent, Union Atlantic Capital, L.C., which introduced Euston Investments to the Company. We are under no obligation to request a draw for any period. In lieu of providing Euston Investments with a minimum aggregate drawdown commitment, we have issued to Euston Investments a stock purchase warrant to purchase 250,000 shares of our common stock with an exercise price of $1.625. The warrant expires June 12, 2005.

For the year ended December 31, 2000, the Company issued at various times, an additional 86,000 shares of common stock resulting from other exercises of options and warrants, receiving cash of approximately $128,056.

For the year ended December 31, 2000, the Company was obligated to issue the following additional shares of common stock pursuant to derivative securities, instruments or agreements:

                                                               December 31, 2000
                                                               -----------------
               Warrants to purchase common stock                     910,429
               Options to purchase common stock                    5,110,977
               Notes payable convertible into common stock         1,889,995
               AMRO's shares for untimely registration               220,000
                                                                   ---------
                    Total shares of common stock obligated,
                      under certain circumstances, to issue        8,131,401
                                                                   =========

On February 22, 1999, the Company issued warrants to purchase 30,000 shares of common stock as partial compensation to an unaffiliated investor relations firm. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. The Company recorded $15,033 in expense for the year ended December 31, 1999 based on the fair value of the warrants.

On February 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock as partial compensation to an unaffiliated investment advisor. The warrants are exercisable until September 9, 2002 at an exercise price of $1.063 per share. These warrants were exercised on December 10, 1999. The Company recorded charges of $50,111 for the year ended December 31, 1999 based on the fair value of the warrants.

On February 22, 1999, the Company issued warrants to purchase 50,000 shares of common stock pursuant to a debt financing arrangement with an unrelated individual. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on December 3, 1999. The Company recorded charges of $25,055 for the year ended December 31, 1999 based on the fair value of the warrants.

On March 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock representing partial fees pursuant to a debt financing arrangement with an unaffiliated commercial bank. The warrants are exercisable until March 22, 2006 at an exercise price of $1.70 per share. These warrants were exercised on November 23, 1999 under a net exercise provision resulting in the issuance of 38,181 shares. The Company recorded charges of $69,118 for the year ended December 31, 1999 based on the fair value of the warrants.

On June 4, 1999, the Company entered into a financing agreement resulting in $1,200,000 in gross proceeds from the sale of 1,350,000 shares of common stock and the issuance of a warrant to purchase an additional 120,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2004 at a per-share exercise price of $1.478125. The Company also issued a warrant to purchase 25,000 shares of common stock at $1.478125 per share exercisable through June 4, 2004 to Union Atlantic, L.C. in connection with the placement. The Company filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrants. The Company received proceeds from this transaction in two tranches of $600,000. The first tranche was funded on June 14, 1999 for $600,000 less expenses

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


associated with this offering of $60,897 yielding net proceeds of $539,103. The second tranche for $600,000 less expenses of $58,222 yielding net proceeds of $541,778 was funded on August 18, 1999.

On September 17, 1999, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,583,333 shares of common stock and the issuance of a warrant to purchase an additional 150,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until September 17, 2002 at a per-share exercise price of $1.5375. The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. The Company received proceeds from this transaction in two tranches of $750,000. The first tranche was funded on September 21, 1999 for $750,000 less expenses of $64,903 yielding net proceeds of $685,097. The second tranche was funded in October 1999 for $750,000 less fees and expenses associated with this offering of $60,000 yielding net proceeds of $690,000.

On September 22, 1999, the Company received gross proceeds of $135,000 from the issuance of 120,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to the June 4, 1999 private placement.

On November 19, 1999, the Company agreed to issue 100,000 shares of common stock to a subcontractor in settlement of $323,260 of accounts payable. The Company agreed to register the shares under the Securities Act of 1933. The Company also agreed to issue up to an additional 100,000 shares of common stock if the average market price for the five trading days preceding the effective date of the registration statement is less than $3.23 per share. The Company was not required to issue any of the additional shares.

In November, 1999, the Company completed a financing of $2,000,000 in gross proceeds from the sale of 1,250,000 shares of common stock and the issuance of three warrants to purchase an aggregate of 125,000 shares of common stock in a private placement to three unaffiliated accredited investors. The warrants are exercisable until December 1, 2004 at a per-share exercise price of $3.1969. The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. Expenses associated with this offering amounted to approximately $42,000 yielding net proceeds of $1,958,000.

The aggregate fair value of all warrants issued in connection with debt financing and in connection with compensation for services in 1999 was calculated at approximately $159,000. The Company has calculated the fair value of the warrants using the Black-Scholes model and the following assumptions:



                     Risk-free rate of interest            6.0%
                     Average computed life of warrants     3 - 7 years
                     Dividend yield                        0.0%
                     Volatility of common stock            35.0% - 45.0%

Common Stock Purchase Warrants

Common stock warrant activity is summarized as follows:

                                                                    2000                                    1999
                                                        ---------------------------------      --------------------------------
                                                                              Grant Price                           Grant Price
                                                             Shares             Range           Shares                 Range
                                                             ------             -----           ------                 -----
Warrants outstanding at beginning of year               1,323,329          $1.06 - $9.11       1,018,329          $0.90 - $9.11
Warrants granted                                        435,000                $1.63             700,000           $1.06-$3.20
Warrants exercised                                      (369,000)          $1.06 - $4.21        (370,000)          $1.06-$1.70
Warrants canceled                                       (478,900)          $1.54 - $9.11         (25,000)             $1.48
                                                        --------                               ---------
Warrants outstanding at end of year                     910,429            $1.25 - $4.21       1,323,329          $1.06 - $9.11
                                                        =======            =============       =========          =============
Warrants exercisable at end of year                     475,429            $1.06 - $4.21       1,323,329          $1.06 - $9.11
                                                        -------            -------------       ---------          -------------
Weighted average fair value of warrants
  Granted during the year                                                        $1.30                                 $0.68

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1992 Stock Option Plan

The Company's 1992 Stock Option Plan (the "Plan"), provides for the granting of incentive and non-qualified options to purchase up to approximately 1,800,000 shares of common stock. Incentive stock options may be granted to employees of the Company. Non-qualified options may be granted to employees, directors or consultants of the Company. Incentive stock options may not be granted at a price less than 100% (110% in certain cases) of the fair-market value of common stock at date of grant. Non-qualified options may not be granted at a price less than 85% of fair-market value of common stock at date of grant. As of December 31, 1999, all options granted under the plan were issued at market value at the date of grant. Options generally vest annually over a three-year period and are exercisable over a five-year period from date of grant. The term of each option under the Plan is for a period not exceeding ten years from date of grant. During 1998, the Board of Directors authorized reductions in the exercise price of certain options granted under the plan to prices reflecting the market value on the re-pricing date. As of December 31, 2000, options under the Plan to purchase 1,005,207 shares of the Company's common stock were outstanding with exercise prices of $1.00 to $1.34 per share.

1995 Key Officer Non Qualified Stock Options

In 1995, the Board of Directors authorized the issuance to two officers warrants to purchase an aggregate of 500,000 shares of common stock at $1.10 per share. The options expire in April 2002. As of December 31, 2000, options to purchase 150,000 shares of the Company's common stock were outstanding with an exercise price of $1.10 per share.

1997 Director Stock Option Plan

In March 1997, the Board of Directors adopted the 1997 Director Stock Option Plan (the "1997 Director Plan"), subject to stockholder approval which was received on July 25, 1997. The 1997 Director Plan authorized the grant of options to purchase up to an aggregate of 1,000,000 shares of common stock. Each non-employee director who was in office on March 19, 1997 received an automatic grant of an option to purchase shares of common stock ranging between 100,000 and 200,000 shares based on time of service. The exercise price per share of options granted under the 1997 Director Plan is 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1997 Director Plan are exercisable over a five-year period with vesting determined at varying amounts over a three year period. As of December 31, 2000, options under the 1997 Director Plan to purchase 302,692 shares of the Company's common stock were outstanding with an exercise price between $ 1.00 and $1.28 per share.

1997 Key Officer Non Qualified Stock Options

In March 1997, the Board of Directors authorized the grant of non-qualified stock options to certain key officers of the Company (the "1997 Key Officer Agreements"). The 1997 Key Officer Agreements related to the grant of options to purchase up to an aggregate of 920,000 shares of common stock. The exercise price per share of options granted under the 1997 Key Officer Agreements equaled 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1997 Key Officer Agreements are exercisable in installments over a three-year period. As of December 31, 2000, options under the 1997 Key Officer Agreements to purchase 350,000 shares of the Company's common stock were outstanding with exercise prices of $1.22 and $1.28 per share.

1998 Director Stock Option Plan

On September 1, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Non-qualified Stock Option Plan (the "1998 NQSO Plan"). The 1998 NQSO Plan authorized the grant of options to purchase up to an aggregate of 1,250,000 shares of common stock. Each non-employee director who was in office on September 1, 1998 received an automatic grant of an option, subject to stockholder approval, to purchase 75,000 shares of common stock. Employee officers and directors received a grant of an option to purchase shares of common stock ranging from 10,000 to 200,000 shares based upon time of service. The exercise price per share of options granted under the 1998 NQSO Plan is 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1998 NQSO Plan are exercisable over a five-year period with vesting determined at varying amounts over a three year period. As of December 31, 2000, options under the 1998 NQSO Plan to purchase 741,203 shares of the Company's common stock were outstanding with an exercise price between $1.06 and $1.41.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2000 Non-Qualified Option Plan

On April 27, 2000, the Board of Directors of Focus adopted the 2000 Non-Qualified Stock Option Plan (the "2000 Plan"), subject to approval by Focus shareholders. On August 15, 2000 the maximum number of options available under the 2000 Plan was increased from 3,000,000 to 5,000,000. On December 28, 2000 the Company's stockholder's approved the 2000 Plan. Options under the Plan may be granted to employees, directors or consultants of the Company. The exercise price per share of options granted under the 2000 Plan is 100% of the market value of the common stock of the Company on the date of grant. The 2000 Plan requires that options granted thereunder will expire on the date which is five
(5) years from the date of grant. Each option granted under the 2000 Plan first becomes exercisable upon time periods set by the Compensation Committee of the Focus Board of Directors. With respect to non-executive officer employees, eight and one third percent (8 1/3%) of the shares vest every three months from grant date. Options issued to the Focus Board of Directors and the executive officers under the 2000 Plan, shall vest in equal amounts, occurring monthly over a 3 year period or upon the occurrence of certain events. As of December 31, 2000, options under the 2000 Plan to purchase 2,561,875 shares of the Company's common stock were outstanding with an exercise price of $0.56 per share.

A summary of the status of the Company's outstanding stock options as of December 31, 2000 and 1999, and the changes during the years then ended, is presented below:

                                                                2000                                         1999
                                                     --------------------------------           ------------------------------
                                                                     Weighted Average                         Weighted Average
                                                       Shares         Exercise Price             Shares        Exercise Price
                                                       ------         --------------             ------        --------------
Options outstanding at beginning of year             2,891,114           $1.21                  3,919,396          $1.22
Options granted                                      2,611,875           $0.56                  1,191,340          $1.17
Options exercised                                      (77,000)          $1.17                 (1,816,125)         $1.53
Options canceled                                      (315,012)          $1.28                   (403,497)         $1.23
                                                     ---------                                  ---------
Options outstanding at end of year                   5,110,977           $0.88                  2,891,114          $1.21
                                                     =========                                  =========
Options exercisable at end of year                   1,995,123           $1.05                    393,391          $1.21
                                                     =========                                  =========

Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                               Options Outstanding                  Options Exercisable
                                                               -------------------                  -------------------
                                                                                      Weighted
                                                                                      Average                           Weighted
Range of                                     Outstanding         Weighted Average     Exercise         Exercisable       Average
Exercise Prices                               12/31/00           Remaining Life        Price            12/31/00      Exercise Price
---------------                               --------           --------------        -----            --------      --------------
$0.56 - $0.56                                2,561,875               5.0 yrs.          $0.56             487,780          $0.56
$1.00 - $1.41                                2,549,102               3.0 yrs.          $1.21           1,507,343          $1.21
                                             ---------                                                 ---------
Outstanding at December 31, 2000             5,110,977               4.0 yrs.          $0.88           1,995,123          $1.05
                                             =========                                                 =========

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Stock-based Compensation.

At December 31, 2000, the Company has stock option plans and non-plan stock options that are described above. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for stock options issued to employees. Had compensation cost for the Company's stock-based compensation plans and non-plan stock options outstanding been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

                                                  Years ended December 31,
                                                  ------------------------
                                                 2000                  1999
                                                 ----                  ----
Net loss                    As reported     $(12,028,888)         $(1,479,703)
                            Pro forma       $(12,865,186)         $(2,587,558)
Basic loss per share        As reported           $(0.48)               $(.08)
                            Pro forma             $(0.51)               $(.14)
Diluted loss per share      As reported           $(0.48)               $(.08)
                            Pro forma             $(0.51)               $(.14)

Common stock equivalents have been excluded from all calculations of loss per share and pro forma loss per share in 2000 and 1999 because the effect of including them would be anti-dilutive.

The fair value of each grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000 and 1999, respectively; dividend yield of 0.0%; expected volatility of 100% and 50%, risk-free interest rates of 6.2% and 6.0% and expected lives of 4.0 and 5.0 years.

12.        Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. Allocation of the provision for income taxes between federal and state income taxes is as follows:

                                                             Years Ended
                                                             December 31,
                                                             ------------
                                                          2000          1999
                                                          ----          ----
   Current:
     Federal income taxes                              $ --         $ --
     State income taxes                                 2,145         --
                                                       ------       ------

   Deferred:
     Federal income taxes                                --           --
     State income taxes                                  --           --
                                                       ------       ------
                                                       $2,145       $ --
                                                       ======       ======

The differences between the provisions for income taxes from the benefits computed by applying the statutory Federal income tax rate are as follows:

                                                                        Years Ended December 31,
                                                                        ------------------------
                                                                      2000                  1999
                                                                      ----                  ----
Benefit computed at statutory rate (34%)                           $(4,081,000)          (503,000)
State income tax benefit, net of federal tax                          (753,000)           (92,000)
Increase in valuation allowance on deferred tax asset                4,642,000            546,000
Non-deductible goodwill                                                 49,000             49,000
Other                                                                  145,145                  0
                                                                   -----------           --------
                                                                   $     2,145           $   --
                                                                   ===========           =========

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The net deferred tax asset consists of the following:

                                                          December 31,
                                                     2000               1999
                                                     ----               ----
Deferred tax asset                             $17,369,000        $12,727,000
Valuation allowance on deferred tax asset      (17,369,000)       (12,727,000)
                                                ----------         ----------
Net deferred tax asset                         $    --            $    --
                                                ==========         ==========

The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                            December 31,
                                                            ------------
                                                        2000           1999
                                                        ----           ----
Net operating loss carry forward                   $ 15,273,000    $ 11,526,000
Income tax credit carry forward                         204,000         185,000
Tax basis in excess of book basis of fixed assets       166,000         157,000
Book inventory cost less than tax basis                 301,000         160,000
Reserve for bad debts                                   209,000         118,000
Tax basis in excess of book basis of other assets       466,000         466,000
Tax basis in subsidiaries in excess of book value       936,000         964,000
Capitalized research costs                             (291,000)       (849,000)
Other                                                   105,000               0
                                                   ------------    ------------
                                                     17,369,000      12,727,000
Valuation allowance on deferred tax asset           (17,369,000)    (12,727,000)
                                                   ------------    ------------
Net deferred tax asset                             $       --      $       --
                                                   ============    ============

A summary of the change in the valuation allowance on deferred tax assets is as follows:

                                                       Years Ended December 31,
                                                       ------------------------
                                                        2000            1999
                                                        ----            ----
Balance at beginning of year                         $12,727,000     $12,181,000
Addition to the allowance for the benefit
of net operating loss carry forwards not
Recognized                                             4,642,000         546,000
                                                     -----------     -----------
Balance at end of year                               $17,369,000     $12,727,000
                                                     ===========     ===========

At December 31, 2000, the Company has the following carry forwards available for income tax purposes:

Federal net operating loss carry forwards expiring in various
Amounts through 2021                                            $38,182,000
                                                                ===========
State net operating loss carry forwards expiring in various
Amounts through 2005                                            $29,196,000
                                                                ===========
Credit for research activities                                  $   204,000
                                                                ===========

Due to the uncertainty surrounding the realization of these favorable tax attributes, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. The net operating loss carry forwards are subject to annual limitations based on ownership changes in the Company's common stock as provided in Section 382 of the Internal Revenue Code.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.        Business Combinations

Effective September 30, 1996, FOCUS acquired all of the capital stock of TView, Inc. ("Tview"). The business combination was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired based on their estimated fair value. This accounting treatment resulted in approximately $716,000 of goodwill that will be amortized over its estimated benefit period of seven years. At December 31, 2000, the remaining goodwill balance was $244,000.

On March 31, 1998, the Company acquired certain of the assets of Digital Vision, Inc. ("Digital Vision"). In accordance with this transaction, the Company recorded goodwill of approximately $1,322,000. After completion of the merger a further evaluation of the acquired product lines indicated that only two products warranted inclusion in the Company's family of products. By December 31, 1998, the expected revenue stream from this product line, which had been based on pre merger results, had declined significantly. Sales for the product dropped due to an influx of competition in this category in the fourth quarter of 1998, as the product line suffered from a limited feature set and a higher selling price when compared to the competition. The Company was hampered in meeting the competition's selling price as the Company learned that the product line was based on a bill of materials which included certain end of life components. The Company did not acquire any proprietary technology and the customer base proved to be limited. As a result of foregoing, the Company performed a discounted cash flow analysis in December 1998. The Company determined goodwill recorded on the acquisition of Digital Vision should be written down to approximately $127,000. As a result, the Company wrote-down goodwill by approximately $1,070,000. In the fourth quarter of 2000, the Company wrote-off the remaining goodwill balance, of $63,000 as the Company discontinued its sales efforts related to the Digital Vision product line.

On July 29,  1998,  the Company  acquired  certain  assets and  assumed  certain liabilities of PC Video Conversion, Inc. ("PC Video"). The acquisition was accounted for as a purchase and resulted in goodwill of approximately $1,657,000. After the merger the Company determined that its sales efforts would be concentrated on PC Video's products and away from the custom engineering side of the business. By December 31, 1998, the Company determined that PC Video custom engineering accounted for a greater portion of PC Video's business than had originally been estimated and revenues dropped dramatically. The Company determined that PC Video had only a limited dealer network and that the majority of its customers would not repeat buy. In addition, PC Video lacked proprietary technology and that certain of its products had a feature set that made sales into the professional market difficult. As a result of foregoing, the Company performed a discounted cash flow analysis in December 31, 1998 and based on this analysis, the Company determined that goodwill should be written down to $195,000. As a result, the Company wrote-down goodwill by approximately $1,441,000. At December 31, 2000, the unamortized goodwill balance is $30,000.

14.        Segment Information

SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. The Company is organized and operates in one reportable segment which the development, manufacturing, marketing and sale of computer enhancement devices for personal computers and televisions.

During the year ended December 31, 2000, the Company only had operations in the United States. During the year ended December 31, 1999 the Company had operations in the United States and in The Netherlands. On July 1, 1999, the Company closed its foreign subsidiary and on August 15, 1999 dissolved this entity. Sales to a major distributor as of December 31, 2000 and 1999 represented approximately $2,242,000 or 15% and $4,318,000 or 25% of the Company's revenues, respectively.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes revenue by geographic area:

                                                         For The Year Ended
                                                         ------------------
                                                     December 31,   December 31,
                                                     ------------   ------------
                                                        2000            1999
                                                        ----            ----
United States                                        $14,365,000     $16,425,000
North America (excluding the United States)               39,000          54,000
Europe                                                   738,000         396,000
Asia                                                      91,000         308,000
                                                     -----------     -----------
      Total                                          $15,233,000     $17,183,000
                                                     ===========     ===========

15.        Employee Benefit Plan

Effective July 1, 1998, the Company implemented a Section 401(k) Profit Sharing Plan (the "401(k) Plan") for all eligible employees. The Company may make discretionary contributions to the 401(k) Plan. Employees are permitted to make elective deferrals of up to 15% of employee compensation and employee contributions to the 401(k) Plan are fully vested at all times. Company contributions become vested over a period of five years. The Company has made no contributions to the 401(k) Plan as of December 31, 2000.

16.        Related Party Transactions

Timothy Mahoney, who is a Focus director, is a principal vFinance.com, Inc., the parent company to Union Atlantic Capital L.C., and a partner of Union Atlantic L.C. For the years ended December 31, 2000 and 1999, Focus paid Union Atlantic L.C. $83,206 and $112,226, respectively in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. In addition, Union Atlantic Capital L.C. was also issued 243,833 shares of Focus common stock in lieu of investment banking fees in connection with the acquisition of Videonics, Inc. in January 2001.

17.        Subsequent Event

Increase to Authorized Common Shares

On January 12, 2001, the stockholders of the Company approved an increase to the authorized common shares from 30,000,000 to 50,000,000. This increase was recommended and approved by the Company's Board of Directors, in part to issue approximately 5,135,000 shares in connection with the merger of Videonics Inc., and to ensure that sufficient shares are available for issuance under the Company's 2000 Non Qualified Stock Option Plan (5,000,000 shares) and for a Private Equity Line of Credit (4,000,000 shares).

Acquisition of Videonics, Inc.

On January 16, 2001, Focus Enhancements, Inc., acquired all the shares of Videonics, Inc., ("Videonics") in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus incurred approximately $675,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price.

Following the merger, the companies believe that they have a opportunity to take advantage of the complementary strategic fit of the businesses, combining their operations to create a unique commercial entity in the market for video products and technologies. In addition, certain new application specific integrated circuits ("ASICs") currently under development by the FOCUS engineering team have integrated video mixing and switching technology. We believe that the Videonics engineering team can capitalize on this chip technology to build attractively priced digital video solutions for an expanded customer base.

In accordance with the Company's restructuring plan, it has significantly reduced it post merger staffing in the areas of operations, customer support and finance as all the aforementioned functional areas have been consolidated into the company's Campbell, California facility. The company negotiated an early release from its lease of a 22,000 square foot facility located in Wilmington, Massachusetts and has since moved its remaining Massachusetts' sales personnel into a 2,800 square foot facility located in Chelmsford, Massachusetts.

                             FOCUS ENHANCEMENTS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Purchase Price Allocation of Videonics     December 31, 2000

Value of common shares issued                                    $ 7,960,000
Assumption of Videonics options                                      498,000
Estimated transaction costs                                          637,000
                                                                 -----------
Total purchase cost                                              $ 9,095,000
                                                                 -----------

Tangible assets acquired                                         $ 3,533,000
Intangible assets acquired                                         2,963,000
In-process research and development                                  505,000
Liabilities assumed                                               (3,282,000)
                                                                 -----------
Excess of cost over fair value (goodwill)                        $ 5,376,000
                                                                 ===========

The following summary selected unaudited pro forma combined condensed consolidated financial information shows the results of operations and the financial position of the combined businesses of Focus and Videonics had the merger occurred on January 1, 2000 for statement of operations purposes and on December 31, 2000 for balance sheet purposes. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of Focus would have been if the merger with Videonics actually occurred on the dates assumed. In addition, this information does not indicate what Focus' future consolidated operating results or consolidated financial position will be.


Unaudited Pro Forma Condensed Consolidated                   Year Ended
Statement of Operations Data:                             December 31, 2000
                                                          -----------------


Net Sales                                                    $27,102,000
                                                             ===========
Loss from operations                                         (15,136,000)
                                                             ===========
Net Loss                                                     (17,604,000)
                                                             ===========
Net loss per common shares:
Basic                                                            $ (0.58)
                                                             ===========
Diluted                                                          $ (0.58)
                                                             ===========


Unaudited Pro Forma Combined Condensed                    December 31, 2000
Consolidated Balance Sheet Data:                          -----------------


   Cash and cash equivalents                                  $1,972,000
   Working capital                                               802,000
   Total assets                                               21,437,000
   Long Term obligations                                       3,563,000
   Shareholder's equity                                        7,535,000
                                                              ==========


Loan from Shareholder

On February 28, 2001, Carl Berg, a Focus director and shareholder loaned Focus $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. The promissory note has a due date of September 25, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus.

Potential Nasdaq Delisting

On April 25, 2001, the Company received notice from Nasdaq that it was subject to potential delisting for failure to file its Annual Report of Form 10-KSB in a timely manner. In addition, the Company's stock has recently traded below the $1.00 minimum bid price as required by Nasdaq SmallCap regulations. If the Company is unable to meet the Nasdaq SmallCap requirements, the Company's stock could be delisted. The Company is making every effort to comply with the Nasdaq SmallCap requirements. If the Company is unable to meet these requirements, the Company will request a hearing before the Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company's request for continued listing.

                            FOCUS ENHANCEMENTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                          (in thousands, except shares)

                                                                   September 30,
                                                                       2001
                                                                       ----
                                         ASSETS                     (unaudited)

Current assets:
  Cash and cash equivalents                                           $   706
  Restricted certificates of deposit                                      298
  Restricted collateral deposit                                         2,363
  Accounts receivable, net of allowances of $1,005 and $1,042 at
     September 30, 2001 and December 31, 2000, respectively             3,181
  Inventories                                                           4,543
  Prepaid expenses and other current assets                               272
                                                                      -------
     Total current assets                                              11,363

Property and equipment, net                                               410
Capitalized software development costs                                    482
Other assets, net                                                         123
Intangibles, net                                                        2,385
Goodwill, net                                                           4,773
                                                                      -------
     Total assets                                                     $19,536
                                                                      =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of long-term debt                                   $  --
  Obligations under capital leases, current portion                        36
  Accounts payable                                                      4,616
  Accrued liabilities                                                   1,416
  Accrued legal judgment                                                2,148
                                                                      -------
     Total current liabilities                                          8,216

Convertible notes payable to stockholder                                4,012
Obligations under capital leases, non-current                              60
Long-term debt, net of current portion                                   --
                                                                      -------

     Total liabilities                                                 12,288
                                                                      -------

Commitments and contingencies

Stockholders' equity (deficit)

  Preferred stock, $.01 par value; authorized
3,000,000 shares; 1,904 shares issued at -- September
30, 2001, none at December 31, 2000. (Aggregate
liquidation preference $2,266,674)
  Common stock, $.01 par value; 50,000,000 shares
authorized, 32,671,250 and 26,350,203 shares issued
at September 30, 2001 and December 31, 2000, respectively                 326
  Deferred compensation                                                  (382)
  Additional paid-in capital                                           61,369
  Accumulated deficit                                                 (53,365)
  Treasury stock at cost, 450,000 shares                                 (700)
                                                                     --------
  Total stockholders' equity (deficit)                                  7,248
                                                                     --------
     Total liabilities and stockholders' equity (deficit)            $ 19,536
                                                                     ========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                            FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                Three Months ended September 30,
                                                --------------------------------
                                                     2001          2000
                                                   --------      --------
Net product revenues                               $  6,024      $  4,116
Contract revenues                                       693          --
                                                   --------      --------
  Total net revenues                                  6,717         4,116
Cost of goods sold                                    4,387         2,729
                                                   --------      --------

  Gross profit                                        2,330         1,387
                                                   --------      --------

Operating expenses:
  Sales, marketing and support                        1,425           797
  General and administrative                            467           542
  Research and development                              617           245
  Amortization expense                                  700           182
                                                   --------      --------

     Total operating expenses                         3,209         1,766
                                                   --------      --------

     Loss from operations                              (879)         (379)

  Legal judgement expense (CRA)                        --          (2,148)
  Interest expense, net                                 (44)           (3)
  Other income, net                                      33            13
                                                   --------      --------

     Loss before income taxes                          (890)       (2,517)

  Income tax benefit                                   --            --
                                                   --------      --------

     Net loss                                      $   (890)     $ (2,517)
                                                   ========      ========

Loss per common share:
  Basic                                            $  (0.03)     $  (0.10)
                                                   ========      ========
  Diluted                                          $  (0.03)     $  (0.10)
                                                   ========      ========

Weighted average common shares outstanding:
  Basic                                              32,520        25,863
                                                   ========      ========
  Diluted                                            32,520        25,863
                                                   ========      ========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                            FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                Nine Months ended September 30,
                                                -------------------------------
                                                     2001          2000
                                                   --------      --------
Net product revenues                               $ 17,194      $ 12,130
Contract revenues                                     1,021          --
                                                   --------      --------
  Total net revenues                                 18,215        12,130
Cost of goods sold                                   11,300         8,420
                                                   --------      --------

  Gross profit                                        6,915         3,710
                                                   --------      --------

Operating expenses:
  Sales, marketing and support                        4,531         2,857
  General and administrative                          1,683         2,432
  Research and development                            2,515           854
  Amortization expense                                1,976           432
  Restructuring expense                                  33           202
  Write-off of in-process technology                    505          --
                                                   --------      --------

     Total operating expenses                        11,243         6,777
                                                   --------      --------

     Loss from operations                            (4,328)       (3,067)

  Legal judgement expense (CRA)                        --          (2,148)
  Interest expense, net                                (267)          (58)
  Other (expense) income , net                          (62)           67
                                                   --------      --------

     Loss before income taxes                        (4,657)       (5,206)

  Income tax expense                                   --               2
                                                   --------      --------

     Net loss                                      $ (4,657)     $ (5,208)
                                                   ========      ========

Loss per common share:
  Basic                                            $  (0.15)     $  (0.21)
                                                   ========      ========
  Diluted                                          $  (0.15)     $  (0.21)
                                                   ========      ========

Weighted average common shares outstanding:
  Basic                                              31,329        25,003
                                                   ========      ========
  Diluted                                            31,329        25,003
                                                   ========      ========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                            FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                                   Nine Months Ended September 30,
                                                                                   -------------------------------
                                                                                           2001       2000
                                                                                          -------    -------
Cash flows from operating activities:
Net loss                                                                                  $(4,657)   $(5,208)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                             2,328        733
  Deferred compensation expense                                                               209       --
  Write-off of in process technology                                                          505       --
  Inventory obsolescence                                                                      136       --
  Allowance for doubtful accounts                                                              15       --
  Changes in operating assets and liabilities, net of the effects of acquisitions;
   Decrease (increase) in accounts receivable                                              (1,260)       111
   Decrease (increase) in inventories                                                         (80)     1,605
   Increase in prepaid expenses and other assets                                              (66)    (1,132)
   Increase (decrease) in accounts payable                                                     78       (552)
   Increase (decrease) in accrued liabilities                                                (160)     2,092
                                                                                          -------    -------

  Net cash used in operating activities                                                    (2,952)    (2,351)
                                                                                          -------    -------

Cash flows from investing activities:
  Decrease (increase) in restricted certificates of deposit                                   965       (746)
  Additions to property and equipment                                                        (169)      (406)
  Net cash from acquisition of Videonics                                                      360       --
                                                                                          -------    -------

Net cash provided by (used in) investing activities                                         1,156     (1,152)
                                                                                          -------    -------

Cash flows from financing activities:
  Payments on notes payable and long-term debt                                               (400)    (1,101)
  Proceeds from stockholder loans                                                           2,650       --
  Payments under capital lease obligations                                                   (106)      (252)
  Net proceeds from private offerings of common stock                                        --        1,284
  Costs related to registration of common stock                                              (117)      --
  Net proceeds from exercise of common stock options and warrants                             123      1,121
                                                                                          -------    -------

Net cash provided by financing activities                                                   2,150      1,052
                                                                                          -------    -------

Net increase (decrease) in cash and cash equivalents                                          354     (2,451)
Cash and cash equivalents at beginning of year                                                352      3,737
                                                                                          -------    -------

Cash and cash equivalents at end of period                                                $   706    $ 1,286
                                                                                          =======    =======

Supplement schedule of non-cash financing activities:
 Acquisition of Videonics, Inc., for common stock                                           7,960       --
 Conversion of relates party note payable to preferred stock                                2,266       --
 Conversion of accrued liabilities and notes payable to common stock                        1,294       --


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                            Focus Enhancements, Inc.
                   Notes to Consolidated Financial Statements


1.     Basis of Presentation


           The consolidated financial statements of Focus Enhancements, Inc. ("the Company") as of September 30, 2001 and for the three and nine month periods ended September 30, 2001 and 2000 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

           In the opinion of management, the consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the interim periods. The results of operations for the three and nine month periods ended September 30, 2001 are not necessarily indicative of the results that may be expected for any future period. The consolidated financial statements include the accounts of the Company and, as of the January 16, 2001 acquisition date (see "Note 3"), Videonics Inc. ("Videonics").


2.     Management's Plans


           The Company has incurred significant losses for the last two years. At September 30, 2001, the Company reported stockholder's equity of $7,248,000 and an accumulated deficit of $53,365,000.

           To date we have met our short-and long-term cash needs from the proceeds of debt, the sale of common stock in private placements and the exercise of stock options and warrants because cash flow from operations has been insufficient to fund operations. Management is assessing product lines in light of the recent merger with Videonics Inc., (see "Note 3") to identify how to enhance existing or create new distribution channels. In addition, the Company released three new products in the third quarter of 2001, which should provide the Company with incremental revenue.

           Management has taken steps to reduce costs, including the closure of its PC Video facility in Morgan Hill, CA in the second quarter of 2000 and its Wilmington, MA facility on April 1, 2001. All operations, customer support and finance were moved into the Campbell, CA, facility. The remaining sales personnel relocated into a 2,800 square foot facility in Chelmsford, Massachusetts. In connection with this restructuring the Company reduced overall personnel by 20%.

           Even with the anticipated reduction in expenses related to the restructuring and an expected increase in sales, the Company anticipates that during the rest of 2001 it will need to raise over $500,000 to support its working capital needs and meet existing debt obligations. There can be no assurances that such funds will be adequate. Any further funds will be affected by a number of factors, including, but not limited to, market demand for the Company's products, successful integration of Videonics and the successful resolution of shareholder lawsuits. See also "Item 2 - Risk Factors."

           In an effort to meet those needs, the Company has entered into a Private Equity Line of Credit Agreement ("Equity Agreement") with Euston Investments ("Euston"). Under the Euston Equity Agreement the Company can issue up to 4,000,000 shares of its common stock, subject to certain restrictions, to Euston at a 10% discount to raise additional money. The Company has sought to register such shares under a Registration Statement on Form SB-2 initially filed with the Securities and Exchange Commission on February 7, 2001 and then as amended on August 9, 2001. As of November 12, 2001 the registration statement had not been deemed effective. There can be no assurances when or if such registration statement will be deemed effective. This document is neither an offer to sell nor a solicitation for an offer to buy securities. The offering with respect to the proposed equity line of credit will be made only by a prospectus or an exemption therefrom.


3.     Acquisition of Videonics Inc.

           On January 16, 2001, Focus acquired all of the outstanding shares of Videonics in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of its common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus incurred approximately $637,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price.

                            Focus Enhancements, Inc.
                   Notes to Consolidated Financial Statements

             Unaudited Pro Forma Purchase Price
                   Allocation of Videonics                   January 16, 2001
                   -----------------------                   ----------------

  Value of common shares issued                                 $7,960,000
  Assumption of Videonics options                                  498,000
  Estimated transaction costs                                      637,000
                                                                 ---------
  Total purchase cost                                           $9,095,000
                                                                 ---------

  Tangible assets acquired                                      $3,384,000
  Intangible assets acquired                                     2,963,000
  In-process research and development                              505,000
  Liabilities assumed                                           (3,373,000)
                                                                 ---------
  Excess of cost over fair value (goodwill)                     $5,616,000
                                                                 =========

The intangibles and goodwill acquired in this acquisition will be amortized on a straight-line basis over a period of three to four years. See "Note 4. - Recent Accounting Pronouncements," for further discussion of goodwill.


4. Recent Accounting Pronouncements


           Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137. SFAS No. 133 requires the recognition of all derivatives in the balance sheet as either an asset or a liability measured at fair value. The adoption of SFAS No. 133 did not have an impact on the Company's financial statements. The Company currently does not utilize derivative financial instruments in its operating activities nor does it use them for trading or speculative purposes.

           In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No.142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. The Company will adopt SFAS No. 142 for its fiscal year beginning January 1, 2002. Upon adoption of SFAS 142, the Company will stop the amortization of goodwill, expected to have a net carrying value of $4,380,962 at the date of adoption, resulting in an expected reduction of annual amortization of approximately $1,568,400 resulting from business combinations completed prior to the adoption of SFAS 141.

           In August, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring
Events and Transactions." SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for the Company for all financial statements issued in 2002. The adoption of SFAS No. 144 is not expected to have a material impact on the Company's financial statements.

                            Focus Enhancements, Inc.
                   Notes to Consolidated Financial Statements


5.     Reclassification of Certain Expenses


           Certain expenses in the three and nine month periods ending September 30, 2000, have been reclassified to conform to the current period presentation. These reclassifications did not change the net loss for those periods ended September 30, 2000.


6.     Inventories


           Inventories at September 30, 2001 and December 31, 2000, consist of the following:

                                              2001             2000
                                              ----             ----
     Raw materials                         $2,148,000      $  826,000
     Work in process                          520,000           --
     Finished goods                         1,875,000       1,269,000
                                           ----------      ----------
     Totals                                $4,543,000      $2,095,000
                                           ==========      ==========


7.     Commitments

Bank Loan


           On November 13, 2000, Pacific Business Funding loaned Videonics $400,000. On January 16, 2001, in connection with the merger, the loan was assumed by Focus. The loan was fully secured by a senior lien on the Company's assets. Interest is calculated at a rate of 15%. The loan was repaid in full on July 16, 2001.


Purchase of PC Video Conversion, Inc.


           On July 29, 1998, the Company issued a $1,000,000 note payable to Steve Wood in conjunction with the acquisition of PC Video Conversion, Inc. ("PC Video") providing for the payment of principal and interest at 3.5 % over a period of 36 months.

           On July 28, 2000, the Company entered into a Separation Agreement with Steve Wood. Mr. Wood was the Vice President of Pro AV engineering, former sole shareholder of PC Video and manager of the Company's Morgan Hill, CA facility. On June 15, 2000, the Company closed the Morgan Hill facility. As part of the separation agreement which terminated Mr. Wood's employment agreement, Mr. Wood remained a consultant until an upgrade to one of the Company's Pro AV products was completed. In return, Mr. Wood received a right to convert the outstanding balance of $427,000 due under the promissory note into common stock of the Company following approval of the increase to the number of shares of authorized common stock of the Company. The Company's stockholders approved the increase to the authorized common stock on January 12, 2001 and shortly thereafter, Mr. Wood agreed to convert the promissory note into 468,322 shares of the Company's common stock based on the average trading price of the common stock for the five day period preceding January 12, 2001. On June 27, 2001, the Company issued 468,322 shares of common stock to Mr. Wood.


Convertible Notes


           On October 26, 2000, Carl Berg, a Focus director and shareholder, loaned Focus $2,362,494 to collateralize a $2,362,494 bond posted in connection with the CRA litigation (see below "Litigation - Focus is involved as a defendant in litigation with CRA Systems, Inc."). The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The interest earned on the collateral is payable to Mr. Berg. The interest payable by the Company to Mr. Berg is reduced by the amount of interest earned on the collateral. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note and any accrued and unpaid interest is convertible into shares of Focus common stock at a conversion price of $1.25 which represented the average closing bid and ask price of the Company's common stock on the day preceding the agreement. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest, in first priority, over substantially all of the assets of Focus. On May 7, 2001, $46,000 of outstanding interest due under the note was converted into 38 shares of Preferred Stock. See "Note 8. Stockholders Equity - Series B Preferred Stock" for more information. As of September 30, 2001 the Company had unpaid principal and accrued interest due under the note totaling approximately $2,388,000.

                            Focus Enhancements, Inc.
                   Notes to Consolidated Financial Statements

           On February 28, 2001, Carl Berg agreed to loan Focus $2.0 million to support the Company's working capital needs. The promissory note has a due date of September 25, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. On April 24, 2001, the note was amended to provide that under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note and any accrued and unpaid interest is convertible into shares of Focus preferred stock at a conversion price of $1.19 which represented 125% of the trailing 30-day average of the Company's common stock ending April 23, 2001. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priority over substantially all of the assets of Focus. On May 7, 2001, the Company and Mr. Berg agreed to the conversion of $1.0 million of debt and all accrued interest due under the note into 854 shares of Preferred Stock. See "Note 8. Stockholders Equity - Series B Preferred Stock" for more information. As of September 30, 2001 the Company had principal and accrued interest due under the note totaling approximately $1,033,000.

           On June 29, 2001, the Company issued a convertible promissory note to Mr. Berg in the amount up to $650,000 to support the Company's working capital needs. The promissory note has a due date of January 3, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. The note provides that at the election of Mr. Berg and Focus, the promissory note and any accrued and unpaid interest is convertible into shares of Focus preferred stock at a conversion price of $1.56 which represented 125% of the trailing 30-day average of the Company's common stock ending June 28, 2001. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priority over substantially all of the assets of Focus. As of September 30, 2001 the Company had principal and accrued interest due under the note totaling approximately $661,000.


Note Payable to Stockholder


           On January 16, 2001 in connection with the Videonics merger, Focus assumed an unsecured note payable to Carl Berg in the amount of $1,035,000. The note earned interest at 8% per year and was due on January 16, 2002. On May 7, 2001, the $1,035,000 and approximately $169,000 of accrued interest due under the note were converted into 1,012 shares of Preferred Stock. See "Note 8. Stockholders Equity - Series B Preferred Stock" for more information.


Letters of Credit


           During 2000, the Company entered into agreements with subcontractors to manufacture partially and fully completed products. As part of these agreements the Company was required to obtain from its banks an irrevocable letter of credit to secure payment of each order placed with these vendors. The Company was required to secure these letters of credit by depositing cash in an interest bearing account with the bank. At September 30, 2001 and December 31, 2000, the Company maintained interest bearing accounts collateralizing letters of credit in the amount of $298,000 and $1,263,000, respectively. These restricted amounts are recorded in current assets as they relate to the procurement of inventory and are outstanding for periods of less than one year.


Restricted Collateral Deposit


           In connection the CRA Systems judgment discussed below, the Company posted a bond in the amount of $2,362,494 to suspend any enforcement of the judgment pending appeal. Carl Berg, a director and shareholder of the Company obtained the bond on Focus' behalf in exchange for a secured convertible note in the same amount as described in "Convertible Notes" above. The bond is irrevocable and is collateralized by a certificate of deposit in the amount of $2,363,000. In the event the case is settled for less than the bond amount, the Company has agreed to utilize the proceeds to pay down any outstanding debt owed to Mr. Berg. This restricted amount is recorded in current assets as it relates to an accrued legal judgment in the amount of $2,148,000.


Restructuring Expenses


           In December 2000, the Company's Board of Directors determined that to significantly reduce the Company's cost structure it would close its Wilmington, MA facility, reduce personnel and relocate to a significantly smaller facility during the first quarter of 2001. As such, restructuring charges of $522,000 were recorded in the fourth quarter of 2000. In addition, restructuring charges of $33,000 were incurred in the first quarter of 2001. Restructuring expenses were related to the reduction of 16 employees in the areas of operations, customer support and finance of approximately $153,000 and equipment and lease abandonment charges of approximately $402,000. At September 30, 2001 $41,000 of restructuring reserves remained, primarily relating to ongoing lease charges for abandoned equipment and personnel benefits associated with scheduled staffing reductions.

           The closure of the Company's Morgan Hill facility occurred in the first quarter of 2000 and restructuring charges totaled approximately $202,000. Direct expenses were comprised of inventory adjustments of approximately $118,000,

                            Focus Enhancements, Inc.
                   Notes to Consolidated Financial Statements

payroll and benefits of approximately $57,000, travel of approximately $16,000 and lease cancellation charges of approximately $11,000. At September 30, 2001 all restructuring costs related to the Morgan Hill closure have been paid.


Litigation

           Focus has been named as a defendant in an alleged class action alleging violation of federal securities laws.


           Focus and one of its directors have been named as defendants in a securities class action pending in United States District Court for the District of Massachusetts. The complaint alleges a class of shareholders who purchased Focus shares during the July 17, 1997 to February 19, 1999 period. The complaint was initially filed in November of 1999 and has been amended several times. The complaint purports to allege violations of the federal securities laws and seeks unspecified monetary damages. Defendants moved to dismiss the action. The Federal District Court granted certain portions of the Company's motion to dismiss and denied other portions allowing the case to go forward into pretrial discovery as to certain matters. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities.


           Focus is involved as a defendant in litigation with CRA Systems, Inc


           In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended that the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus and on September 21, 1998, for breach of contract contending that Focus grossly exaggerated the demand for the product and the margin of profit that was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000 and lost profits of $400,000 to $1,000,000. The case was removed to the US District Court for the Western District of Texas, Waco, Texas. A jury trial in May 2000 in that court resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest. In connection with this judgment, we recorded an expense of $2,147,722 in the period ended September 30, 2000. The court overruled the motion for new trial that Focus filed, and Focus has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. On October 27, 2000, Focus submitted a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA) and the U.S. Focus Enhancements, Inc. Notes to Consolidated Financial Statements


           District Court granted a stay of any enforcement of the judgment pending appeal. The court of appeals has tentatively set the appeal for oral argument during the week of December 3, 2001.

General

           From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operations.

8.     Stockholders' Equity

           Increase to Authorized Common Shares

           On January 12, 2001, the stockholders of the Company approved an increase to the authorized common shares from 30,000,000 to 50,000,000. This increase was recommended and approved by the Company's Board of Directors, in part to issue approximately 5,135,000 shares in connection with the merger of Videonics Inc., and to ensure that sufficient shares are available for issuance under the Company's 2000 Non Qualified Stock Option Plan (5,000,000 shares) and for a Private Equity Line of Credit (4,000,000 shares).

           Private Placement


           On June 9, 2000,  the  Company  entered  into a  financing  agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. In accordance with our obligations under the agreement, the Company is incurring charges of 2% per month of the gross proceeds until its registration of the shares purchased by the investor. During the three and nine months ended September 30, 2001, the Company recorded expenses of $52,000 and $231,000, respectively, related to such charges (included in Other Expense, Net). The investor agreed to exchange the gross amount of calculated charges for additional common stock of Focus based on an exchange rate of 0.68. Through September 30, 2001, the Company has issued 485,295 shares of Focus common stock to extinguish this accrued liability. In connection with the issuance of common stock under this agreement, the Company recorded charges of $17,000 and $142,000 for the three and nine months ended September 30, 2001 (included in Other Expense, Net).

                            Focus Enhancements, Inc.
                   Notes to Consolidated Financial Statements

           On February 7, 2001, the Company filed a preliminary registration statement under the Securities Act of 1933, as amended, to register those shares and the underlying warrants. On August 9, 2001 an amended SB-2 was filed with the Securities and Exchange Commission. As of November 12, 2001 the registration statement had not been deemed effective. This document is neither an offer to sell nor a solicitation for an offer to buy securities. The offering with respect to the proposed equity line of credit will be made only by a prospectus or an exemption therefrom.

    Series B Preferred Stock

           On April 24, 2001, the board of directors of Focus adopted a Certificate of Designation whereby a total of 2,000 shares of Series B Preferred Stock, $0.01 par value per share, are reserved for issuance. Each share has a liquidation preference in the amount of $1,190.48 plus all accrued or declared but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of common stock of Focus.

           On May 7, 2001, Carl Berg converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into 1,904 shares of Series B convertible preferred stock based on the estimated fair value of the preferred stock the date on which the related subscription agreement was executed.


9.     Related Party Transactions


           Timothy Mahoney, who is a Focus director, is a principal of vFinance.com, Inc., the parent company to Union Atlantic Capital L.C., and a partner of Union Atlantic L.C. For the years ended December 31, 2000 and 1999, Focus paid Union Atlantic L.C. $83,206 and $112,226, respectively in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. In addition, on June 27, 2001, vFinance Capital L.C. was issued 243,833 shares of Focus common stock in lieu of investment banking fees in connection with the acquisition of Videonics Inc in January 2001. In connection with the merger, the Company accrued $251,000 for such investment banking fees, which was included within the transaction costs associated with the acquisition of Videonics. Such amount was converted into the 243,833 shares of common stock based on the trading price of the common stock as of January 12, 2001, the date on which the stockholders approved the merger. Pursuant to an agreement, in the event vFinance.com, Inc. or any of its affiliates publicly sell the shares of common stock in the market at a price below $1.03, the Company would be required to issue to vFinance.com, Inc. additional shares to make up any shortfalls, up to a maximum of 3,500,000. Such shares can be repurchased by Focus within five
(5) business days from the date of issuance at the difference between the market price at the time the shares were sold by vFinance or its affiliates and $1.03. Such amount would not exceed $227,000.

           See also "Note 7 - Commitments - Convertible Notes," "- Note Payable to Stockholder," and "Note 8 - Series B Preferred Stock."

                        Report of Independent Accountants

To the Board of Directors and Shareholders of Videonics, Inc.:


           In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Videonics, Inc. and its subsidiaries at December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


San Jose, California
January 28, 2000, except for Note 14
as to which the date is January 30, 2001

              Report of Deloitte & Touche LLP, Independent Auditors

To the Board of Directors and Shareholders of Videonics, Inc.:

We have audited the accompanying consolidated balance sheet of Videonics, Inc. and subsidiaries (the Company) as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

San Jose, California

October 5, 2001

                        Videonics, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                           December 31, 2000 and 1999
                                 (in thousands)

                                                                                                  2000         1999
                                                                                               -----------  ----------
Assets
Current assets:
   Cash and cash equivalents..............................................................     $      357   $      715
   Accounts receivable, net...............................................................            550          886
   Inventories............................................................................          2,250        3,785
   Prepaids and other current assets......................................................             91          145
                                                                                               ----------   ----------
     Total current assets.................................................................          3,248        5,531
Property and equipment, net...............................................................            242          513
Other assets..............................................................................             43           45
                                                                                               ----------   ----------
     Total assets.........................................................................     $    3,533   $    6,089
                                                                                               ----------   ----------
Liabilities and Shareholders' Equity
Current liabilities:
   Loan payable to bank...................................................................     $      400   $       --
   Accounts payable.......................................................................          1,092          974
   Accrued expenses.......................................................................            755          734
                                                                                               ----------   ----------
     Total current liabilities............................................................          2,247        1,708
                                                                                               ----------   ----------
Long term liabilities:
   Loan payable to shareholder............................................................          1,035        1,035
                                                                                               ----------   ----------
     Total liabilities....................................................................          3,282        2,743
                                                                                               ----------   ----------
Commitments and contingencies (Note 7) Shareholders' equity:
   Preferred stock, no par value: Authorized: 10,000 shares in 2000 and 1999;
    Issued and outstanding: None..........................................................             --           --
   Common stock, no par value: Authorized: 30,000 shares in 2000 and 1999;
    Issued and outstanding: 5,902 shares in 2000 and 5,874 shares in 1999.................         20,725       20,700
   Accumulated deficit....................................................................        (20,474)     (17,354)
                                                                                               ----------   ----------
     Total shareholders' equity...........................................................            251        3,346
                                                                                               ----------   ----------
        Total liabilities and shareholders' equity........................................     $    3,533   $    6,089
                                                                                               ----------   ----------

                   The accompanying notes are an integral part of these consolidated financial statements.

                        Videonics, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                        2000               1999
                                                                        ----               ----
Net revenues and royalty income...............................      $  11,869         $  14,226
Cost of revenues (includes write-off of inventory of $1,037
    and $733 for 2000 and 1999, respectively).................          8,456             8,815
                                                                     --------          --------
  Gross profit................................................          3,413             5,411
                                                                     --------          --------
Operating expenses:
  Research and development....................................          2,155             2,879
  Selling and marketing.......................................          3,098             3,875
  General and administrative..................................          1,148             1,219
                                                                       ------            ------
                                                                        6,401             7,973
                                                                       ------            ------
Operating loss................................................         (2,988)           (2,562)
Interest income...............................................             14                25
Interest expense..............................................           (146)              (97)
                                                                     --------          --------
Net loss......................................................      $  (3,120)        $  (2,634)
                                                                     --------          --------
Net loss per share--basic and diluted..........................     $    (.53)        $    (.45)
                                                                     --------          --------
Shares used in per share calculation--basic...................          5,898             5,866
                                                                     --------          --------
Shares used in per share calculation--diluted.................          5,898             5,866
                                                                     --------          --------

                   The accompanying notes are an integral part of these consolidated financial statements.

                        Videonics, Inc. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity
                    For the Two Years Ended December 31, 2000
                                 (in thousands)

                                                       Common Stock                        Total
                                                    -------------------   Accumulated   Shareholders'
                                                     Shares     Amount      Deficit        Equity
                                                    --------   --------     --------      --------
Balances, December 31, 1998 .....................      5,858   $ 20,647     $(14,720)     $  5,927
Issuance of common stock from exercise of options         16          8         --               8
Issuance of warrants in payment of loan fees ....       --           45         --              45
Net loss ........................................       --         --         (2,634)       (2,634)
                                                    --------   --------     --------      --------
Balances, December 31, 1999 .....................      5,874     20,700      (17,354)        3,346
Issuance of common stock from exercise of options         28         25         --              25
Net loss ........................................       --         --         (3,120)       (3,120)
                                                    --------   --------     --------      --------
Balances, December 31, 2000 .....................      5,902   $ 20,725     $(20,474)     $    251
                                                    --------   --------     --------      --------

                   The accompanying notes are an integral part of these consolidated financial statements.

                        Videonics, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                         Year Ended December 31,
                                                         -----------------------
                                                            2000        1999
                                                            ----        ----
Cash flows from operating activities:
 Net loss ...............................................  $(3,120)   $(2,634)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Loss on disposal of property and equipment ...........     --            7
   Loss on sale of Nova Systems .........................     --           48
   Loss on sale of German subsidiary ....................     --           65
   Depreciation and amortization ........................      499      1,025
   Provision for doubtful accounts ......................       25       --
   Provision for excess and obsolete inventories ........    1,037        733
   Change in assets and liabilities:
    Accounts receivable .................................      311        (71)
    Inventories .........................................      498      1,203
    Prepaid and other current assets ....................       17         46
    Other ...............................................        2        (29)
    Accounts payable ....................................      118         35
    Accrued expenses ....................................       21       (507)
                                                           -------    -------
     Net cash used in operating activities ..............     (592)       (79)
                                                           -------    -------
Cash flows from investing activities:
 Purchases of property and equipment ....................     (191)      (120)
 Proceeds from disposition of Nova Systems ..............     --           52
                                                           -------    -------
     Net cash used in investing activities ..............     (191)       (68)
                                                           -------    -------
Cash flows from financing activities:
 Proceeds from issuance of loans payable to bank ........      400       --
 Proceeds from issuance of loans payable to shareholder .     --           18
 Proceeds from issuance of common stock .................       25          7
                                                           -------    -------
     Net cash provided by financing activities ..........      425         25
                                                           -------    -------
Decrease in cash and cash equivalents ...................     (358)      (122)
Cash and cash equivalents at beginning of year ..........      715        837
                                                           -------    -------
Cash and cash equivalents at end of year ................  $   357    $   715
                                                           -------    -------
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
   Interest .............................................  $    25    $     3
   Income taxes .........................................  $  --      $  --

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        Videonics, Inc. and Subsidiaries
                   Notes To Consolidated Financial Statements

1          Business


           Videonics, Inc. (the "Company") was incorporated on July 3, 1986. The Company is a designer of digital video post-production equipment. The Company's products are used by videographers, business, industry, education and videophiles; they are also used in the broadcast, cable, video presentation and video conferencing markets. The Company manufactures stand-alone and personal-computer based hardware and software products that edit and mix raw video footage, add special effects and titles, and process audio and video signals. On January 16, 2001, the Company was acquired by Focus Enhancements, Inc. (see Note 14).


2          Summary of Significant Accounting Policies


           Principles of consolidation

           The consolidated financial statements include the accounts for Videonics, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.


           Use of estimates


           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


           Revenue recognition


           The Company recognizes revenues, net of discounts, upon shipment of product, when a purchase order has been received, the sales price is fixed and determinable, collection of the resulting receivable is probable, and all significant obligations have been met. A provision is made to estimate customer returns and estimated warranty repair/replacement costs at the time a sale is recorded.


           Research and development expenditures

           Research and development expenditures are charged operations as incurred.

           Advertising


           The Company expenses the production costs of advertising as the expenses are incurred. The production costs of advertising consist primarily of magazine advertisements, agency fees and other direct production costs. Advertising expense for the period ended December 31, 2000 and 1999 was $293,000 and $232,000, respectively.


           Income taxes


           The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuations allowances are established when necessary to reduce deferred tax assets to amounts that more likely than not are expected to be realized.


           Cash and equivalents

           Cash equivalents consist of highly liquid investments with original maturities at time of purchase of three months or less.

           Inventories

           Inventories   are  stated  at  the  lower  of  standard  cost  (which
approximates actual cost on a first-in, first-out basis) or net realizable value.

           Property and equipment

           Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets ranging from two to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the lease or the estimated useful life of the asset.

                        Videonics, Inc. and Subsidiaries
                   Notes To Consolidated Financial Statements

           Impairment of Long-Lived Assets

           In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. No impairment charge has been recorded in 2000 or 1999.

           Comprehensive income


           There were no differences between net income (loss) and comprehensive income (loss) for each of the two years in the period ended December 31, 2000.


           Concentrations of credit risk

           Financial   instruments  that  potentially  subject  the  Company  to
significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

           The Company maintains its cash and cash equivalents with financial institutions located in California and in high grade commercial paper with original maturities of less than three months. As part of its cash management process, the Company performs periodic evaluations of the relative credit standing of these financial institutions.

           The Company's customer base is dispersed across many different geographic areas throughout the world and consists principally of distributors and dealers in the electronics industry. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The Company generally receives confirmed letters of credit or cash in advance of shipping to distributors located outside North America.

           Stock based compensation


           The Company accounts for stock based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."


           Net income (loss) per share


           The Company calculates earnings per share in accordance with Financial Accounting Standards (SFAS ) No. 128 "Earnings Per Share". Basic net income (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common stock issuable upon the exercise of stock options.


           Fair value of financial instruments


           Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, and loans payable to bank and shareholder, approximate fair value due to their short maturities


           Recent accounting pronouncements


           Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by
SFAS No. 137. SFAS No. 133 requires the recognition of all derivatives in the balance sheet as either an asset or a liability measured at fair value. The adoption of SFAS No. 133 did not have an impact on the Company's financial statements. The Company currently does not utilize derivative financial instruments in its operating activities nor does it use them for trading or speculative purposes.

                        Videonics, Inc. and Subsidiaries
             Notes To Consolidated Financial Statements- (Continued)

           In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and SFAS No.142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. The Company will adopt SFAS No. 142 for its fiscal year beginning January 1, 2002. The Company does not currently have goodwill recorded on its books and as such there will be no impact on the Company's financial statements in accordance with the adoption of this pronouncement.

3          Disposal of subsidiary and business

           Sale of Nova Systems


           On January 29, 1999, the Company completed the sale of certain assets and the assumption of certain liabilities related to its sale of Nova Systems Division ("Nova") to a privately held company in Massachusetts. The sale of Nova may provide the Company with net revenues from royalties of up to a maximum of approximately $450,000, contingent upon future sales of Nova products by the acquiring company. Royalties will be paid, to the extent due, by the acquiring company on a monthly basis from March 1999 until receipt of approximately $450,000. The Company received royalties of $144,000 and $207,000 for the years ended December 31, 2000 and 1999 respectively. The sale of Nova resulted in a $48,000 loss to Videonics.


           Sale of the German subsidiary

           On September 29, 1999, the Company sold its wholly owned subsidiary in Germany. The Company's German office was primarily a sales office. Revenue, net loss and assets employed by the Company's foreign subsidiary were not material to the consolidated financial statements. The Company recorded a loss of $65,000 in connection with the sale.

4          Balance Sheet Detail

           Accounts receivable comprise (in thousands):


                                                              December 31,
                                                         ----------------------
                                                           2000          1999
                                                         --------      --------
Trade accounts receivable..........................      $    667      $  1,016
 Less allowance for doubtful accounts..............          (117)         (130)
                                                         --------      --------
                                                         $    550      $    886
                                                         --------      --------


           Inventories comprise (in thousands):


                                                             December 31,
                                                         ----------------------
                                                           2000          1999
                                                         --------      --------
Raw materials......................................      $  1,525      $  3,179
Work in process....................................           210           302
Finished goods.....................................           515           304
                                                         --------      --------
                                                         $  2,250      $  3,785
                                                         --------      --------

                        Videonics, Inc. and Subsidiaries
             Notes To Consolidated Financial Statements- (Continued)

Property and equipment comprise (in thousands):

                                                              December 31,
                                                        -----------------------
                                                          2000          1999
                                                        ---------     ---------
Machinery and equipment..............................   $   2,003     $   2,909
Furniture and fixtures...............................          74            74
Leasehold improvements...............................         167           175
Tooling..............................................         841         1,071
                                                        ---------     ---------
                                                            3,085         4,229
Less accumulated depreciation and amortization .           (2,843)       (3,716)
                                                        ---------     ---------
                                                        $     242     $     513
                                                        ---------     ---------

Accrued expenses comprise (in thousands):

                                                              December 31,
                                                           -------------------
                                                            2000         1999
                                                           ------       ------
Accrued advertising..................................      $   86       $   66
Accrued vacation.....................................         145          116
Salaries payable.....................................         143          166
Interest payable.....................................         163           79
Other accrued expenses...............................         218          307
                                                           ------       ------
                                                           $  755       $  734
                                                           ------       ------

5          Note Payable to Bank

           On November 13, 2000, Pacific Business Funding assumed a $400,000 loan from Venture Banking issued to Videonics. The loan was secured by all the Company's assets and interest was calculated at a rate of 15% per year. At December 31, 2000, an aggregate of $400,000 was outstanding under the loan. The loan was repaid in full on July 16, 2001. See Note 8 "Line of Credit" for information regarding Venture Banking Group.

6          Note Payable to Shareholder

           Note payable to shareholder of $1,035,000 at December 31, 2000 and 1999, is unsecured, bears interest at 8% per year, and was originally due on January 16, 2002. On May 7, 2001, the $1,035,000 and approximately $169,000 of accrued interest due under the note were converted into 1,012 shares of Focus Enhancements, Inc. preferred stock (see Note 14).

7          Commitments and Contingencies

           The Company leases a building for its principal facility under an operating lease which expires on July 31, 2002. Under the terms of the lease, the Company is responsible for utilities, taxes, insurance and maintenance. At December 31, 2000, future minimum lease payments under all non-cancelable operating leases were as follows (in thousands):

                               2001..........     $   435,875
                               2002..........     $   259,875

           Rent expense for the years ended December 31, 2000 and 1999 amounted to $458,000 and $370,000 respectively.

                        Videonics, Inc. and Subsidiaries
             Notes To Consolidated Financial Statements- (Continued)

8          Line of Credit

           In August 1999, the Company obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by the Company's assets. Interest on any advances will be calculated at a rate of 1.5% above prime. Under the terms of the agreement, the Company is required to maintain certain financial ratios and meet other covenants, including those related to net worth, profitability and indebtedness. The maturity date of this revolving facility was August 25, 2001. In connection with this agreement the Company issued 95,000 fully vested warrants to purchase the Company's common stock to the bank, at an exercise price of $0.65. These warrants expire on September 15, 2002. The Company recognized $45,000 (the fair value of the warrants issued using the Black-Scholes model) as prepaid financing costs during the quarter ended September 1999. This amount is being amortized to interest expense over the term of the loan. In November 2000, Venture Banking Group transferred the loan to Pacific Business Funding, another division of Cupertino National Bank, and the outstanding line of credit was terminated. Accordingly, the remaining unamortized value of the warrants was charged to interest expense. Interest expense associated with the amortization of warrants totaled $37,000 for the year ended December 31, 2000. See Note 5, "Loan Payable to Bank" for further detail on the loan with Pacific Business Funding.

9          Income Taxes

           The components of the provision for income taxes are as follows (in thousands):


                                              2000      1999
                                              ----      ----
                      Current:
                      Federal..........      $   --    $   --
                      State............          --        --
                      Deferred:
                      Federal..........          --        --
                      State............          --        --
                                             ------    ------
                                             $   --    $   --
                                             ------    ------


           The Company's effective tax rate on loss before income tax differs from the U.S. federal statutory regular tax rate as follows:


                                                           2000        1999
                                                           ----        ----
Federal statutory income tax rate...................      (34.0)%     (34.0)%
State income tax rate, net of federal benefit.......       (2.1)        0.6
Foreign net operating loss..........................         --         4.1
Research tax credits................................         --        (4.9)
Other...............................................        6.4         2.2
Increase in valuation allowance.....................       29.7        32.0
                                                         ------      ------
                                                            --%        --%
                                                         ------      ------


           The  tax  effects  of  temporary   differences   that  give  rise  to
significant portions of the deferred tax assets are presented below (in thousands):


                                                        2000        1999
                                                        ----        ----
Intangible assets............................       $      520   $    1,469
Inventory reserves.............................            581          408
Depreciation...................................            128           45
Net operating loss carryforward................          7,962        6,230
Tax credit carryforward........................          1,574        1,636
Deferred California research...................            363          386
Other accrued liabilities and reserves.........            197          226
                                                    ----------   ----------
Subtotal.......................................         11,325       10,400
Less valuation allowance.......................        (11,325)     (10,400)
                                                    ----------   ----------
Net deferred tax asset.........................     $       --   $       --
                                                    ----------   ----------

                        Videonics, Inc. and Subsidiaries
             Notes To Consolidated Financial Statements- (Continued)

           At December 31, 2000, the Company has federal and state net operating losses of approximately $22,000,000 and $8,000,000, respectively, which expire in 2020 and 2015, respectively. The Company also has federal and state tax credit carryforwards of $1,100,000 and $700,000, respectively, which expire in 2019.

           In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it's more likely than not that a tax benefit will not be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to the Company's operating losses. The Company's valuation allowance increased from $10,400,000 at December 31, 1999 to $11,325,000 at December 31, 2000.

           Current tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership" change, as defined under Internal Revenue Code Section 382. In the event of an ownership change, the Company's ability to utilize its carryforwards could be limited.

10         Net Loss Per Share


           In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted net income
(loss) per share is provided as follows (in thousands, except per share amounts):



                                                         2000          1999
                                                      ---------      ---------
Numerator - basic and diluted
   Net loss.......................................    $  (3,120)     $  (2,634)
                                                      ---------      ---------
   Net loss available to common stockholders......    $  (3,120)     $  (2,634)
                                                      ---------      ---------
Denominator - basic and diluted
   Weighted average common shares.................        5,898          5,866
                                                      ---------      ---------
   Basic and diluted net loss per share
    outstanding...................................    $    (.53)     $    (.45)
                                                      ---------      ---------

           The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per share calculation because to do so would be antidilutive for the years ended December 31, 2000 and 1999 (in thousands):

                                                          2000            1999
                                                         -------         ------
                Options to purchase common stock         116,735         57,209
                Warrants to purchase common stock         26,444          5,157
                                                         -------         ------
                Total common stock equivalents           143,179         62,366
                                                         -------         ------

11         Shareholders' Equity

           At December 31, 2000, the Company has reserved 1,000,000 shares of common stock for issuance under its 1996 Amended Stock Option Plan and reserved 900,000 shares of common stock for issuance under its 1987 Stock Option Plan (collectively "the Plans"). The 1987 Plan had been set to terminate, in accordance with its terms, on January 1, 1997. Effective May 1997, the Company's Board of Directors authorized the amendment of the 1987 Plan to permit the grant of non-statutory stock options previously granted under the 1987 Plan that have expired or terminated. The Plans provide for the granting of incentive stock options to officers and employees of the Company and non-qualified incentive stock options to employees, officers and directors of the Company at prices not less than the fair market value of the Company's common stock. Options generally vest over a four year period and are canceled 90 days after termination of employment.

                        Videonics, Inc. and Subsidiaries
             Notes To Consolidated Financial Statements- (Continued)

           A summary of stock option activity follows:

                                                                                    Options Outstanding
                                                                 -------------------------------------------------------------
                                                                 Number of      Number
                                                  Shares          Shares       of Shares                           Weighted
                                                 Available       Under the       To an          Exercise            Average
                                                 for Grant         Plans        Officer          Price          Exercise Price
                                                 ---------         -----        -------          -----          --------------
Balances, December 31, 1998............           431,471         955,649       320,000        0.47-8.88        $   1.58
 Options granted.......................          (348,124)        348,124          --          0.38-0.88            0.61
 Options canceled......................           422,609        (422,609)     (200,000)       0.38-5.00            1.58
 Options exercised.....................              --           (15,950)         --          0.47-0.75            0.48
                                                  -------         -------       -------
Balances, December 31, 1999............           505,956         865,214       120,000       $0.38-$8.88           1.21
                                                  -------         -------       -------
 Options granted.......................          (120,300)        120,300          --          0.88-1.63            1.04
 Options canceled......................           142,128        (142,128)     (120,000)       0.38-3.33            1.26
 Options exercised.....................              --           (28,451)         --          0.38-1.50            0.87
                                                  -------         -------       -------
Balances, December 31, 2000............           527,784         814,935          --         $0.38-$8.88        $  1.19
                                                  -------         -------       -------

           Had compensation cost for the years ended December 31, 2000 and 1999 been determined based on the fair value at the grant date, consistent with the provisions of SFAS No. 123 and been included in the Company's operations, the Company's net loss and net loss per share for the years ended December 31, 2000 and 1999 would have been increased to the pro forma amounts indicated below:

                                            2000         1999
                                            ----         ----
Net loss--pro forma.................      $(3,263)     $(3,154)
                                          -------      -------
Net loss per share--basic...........        $(.55)       $(.54)
                                            -----        -----
Net loss per share--diluted.........        $(.55)       $(.54)
                                            -----        -----

           The impact on pro forma loss and pro forma net loss per share in the table above may not be indicative of the effect in the future years as options vest over several years and the Company continues to grant stock options to employees. This policy may or may not continue.


           The weighted average fair value of options granted in 2000 and 1999 was $1.10 and $0.58 per share respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions by subgroup:

                                          2000              1999
                                          ----              ----
Risk-free interest rate.......        5.43%-6.65%        5.36%-6.38%
Expected life.................             7                  7
Expected dividends............             --                --
Volatility....................            1.40              1.41


The weighted average expected life was calculated based on the vesting period and the exercise behavior of the Company's employees. The risk-free interest rate was calculated in accordance with the grant date and estimated expected life.

                        Videonics, Inc. and Subsidiaries
             Notes To Consolidated Financial Statements- (Continued)

           The options outstanding and currently exercisable by exercise price at December 31, 2000 are as follows:

                                                                                                        Options Currently
                                                                                                           Exercisable
                                               Options Outstanding                                        --------------
                     Number Outstanding     ---------------------------    Weighted Average   Number Exercisable    Weighted Average
       Exercise         December 31,        Weighted Average Remaining        Exercise           December 31,           Exercise
        Price               2000                Contractual Life               Price               2000                   Price
       --------             ----                ----------------               -----               ----                   -----
$0.38-$0.78                   298,778                 6.75                     $0.57               154,290               $0.56
$0.78-$1.25                   129,779                 8.97                     $0.95                24,427               $0.91
$1.50-$1.50                   336,670                 7.48                     $1.50               324,170               $1.50
$1.63-$8.88                    49,708                 7.26                     $3.42                33,232               $4.13
                             --------                                                             --------
                              814,935                 7.44                     $1.19               536,119               $1.37
                             --------                                                             --------

12         Segment Information

           In 1998, Videonics adopted SFAS 131 " Disclosures About Segments of an Enterprise and Related Information." At that time it identified two reportable segments--(1) Video Production and (2) Signal Processing.

           The accounting policies of the segments were the same as those described in the "Summary of Significant Accounting Policies." Videonics evaluated the performance of its segments based on revenue and operating income.

           Videonics was organized primarily on the basis of three separate product lines. Two of its product lines were aggregated into the "Video Production" segment. This segment manufactures and sells video post-production equipment into broadcast, cable, industry and home producer markets. The other segment, "Signal Processing" represented the Company's Nova Division that manufactured and sold signal conversion and processing equipment primarily into television and cable studios. On January 29, 1999 the Company sold its Nova Division and, since that time, operates in only one reportable segment. As such, segment information is not presented for the year ended December 31, 2000.

           The table below presents information about reported segments for the year ended December 31, 1999 (in thousands):

Video Production Sales.........................................     $14,135
Operating loss.................................................      (2,527)
Signal Processing Sales........................................          91*
Operating loss.................................................         (36)*


------------------
           *Results presented are through January 29, 1999, the date the Company completed its sale of Nova.



           The Company markets and services its products in North America through its own direct sales organization. The Company markets its products in foreign countries outside North America through distributors.

           Geographic   net  export  sales   information   is  shown  below  (in
thousands):


                                                           December 31,
                                                      --------------------
                                                       2000          1999
                                                      -------      -------
Revenues from unaffiliated customers:
  United States...................................... $ 8,580      $10,149
  Europe.............................................   1,081        1,325
  Asia...............................................   1,690        2,034
  Americas (excluding the United States).............     518          718
                                                      -------      -------
                                                      $11,869      $14,226
                                                      -------      -------

           For the years ended December 31, 2000 and 1999, one customer accounted for 12% and 13% of annual revenue, respectively. The Company has no significant assets in foreign countries.

                        Videonics, Inc. and Subsidiaries
             Notes To Consolidated Financial Statements- (Continued)

13         401(k) Plan

           In August 1994, the Company adopted a 401(k) employee savings plan wherein the employee can contribute up to specified Internal Revenue Code limits and the Company matches, at a rate of 50%, the first $200 of the employee's contribution per quarter. The employee's entitlement to the Company matching contributions is fully vested on the date of contribution. The Company, at its sole discretion and with the Board of Directors' approval, can make an additional discretionary contribution. To date, the Company has not made discretionary contributions. The Company's matching contributions charged against income totaled approximately $22,000 and $26,000 for the years ended December 31, 2000 and 1999 respectively.

14         Merger with Focus Enhancements Inc. on January 16, 2001

           The shareholders of Focus Enhancements Inc. ("Focus") approved the acquisition of Videonics Inc. and effective January 16, 2001, Videonics Inc. became a wholly-owned subsidiary of Focus Enhancements Inc. Focus issued 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued.

                             Up to 6,504,304 Shares

                                  Common Stock

                            FOCUS Enhancements, Inc.

                                   ----------
                                   PROSPECTUS
                                   ----------

                            Date: _____________, 2001

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon s having been authorized by the Focus. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus by the Focus nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of the Focus since any of the dates as of which information is furnished herein or since the date hereof.

                                TABLE OF CONTENTS

Prospectus Summary ........................................................    1
Risk Factors ..............................................................    3
Special Note Regarding Forward-Looking Statements .........................    8
Dilution ..................................................................    8
Use of Proceeds ...........................................................    9
Dividend Policy ...........................................................    9
Market for Our Common Stock ...............................................   10
Management's Discussion and Analysis of Financial
Condition and Results of Operations .......................................   11
Information About Focus ...................................................   23
Directors and Executive Officers ..........................................   30
Pro Forma Combined Condensed Consolidated Financial
Information ...............................................................   38
The Offering ..............................................................   45
Selling Shareholders ......................................................   46
Private Equity Line of Credit Agreement ...................................   48
Plan of Distribution ......................................................   51
Description of Capital Stock ..............................................   54
Provisions of Our Articles of Incorporation and Bylaws ....................   55
Legal Matters .............................................................   56
Experts ...................................................................   56
Change in Accountant ......................................................   57
Additional Information ....................................................   57
Index to Consolidated Financial Statements ................................   58

Until _____________, 2002 (90 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Section 607.0850 of the Delaware Corporation act authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities. This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant's Bylaws provide for the indemnification of directors, former directors and officer to the maximum extent permitted by Delaware law. The registrant's Bylaws also provide that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity. In addition, the registrant has entered into Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table provides the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the securities being registered. All amounts are estimates, except the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

         Securities and Exchange Commission filing fee            $  2,460
         Accountants' fees and expenses                             45,000
         Legal fees and expenses                                   125,000
         Blue Sky fees and expenses                                 45,000
         Miscellaneous                                              23,000
                                                                  --------
         Total                                                    $240,460
                                                                  ========

We have agreed to bear all expenses, other than selling commissions and fees, in connection with this registration and sale of the shares of common stock being offered by the selling stockholders in this offering.

Item 26.  Recent Sales of Unregistered Securities.


Within the past three years, the registrant has sold the following securities that were not registered under the Securities Act.


1. On March 3, 1998, Focus issued 1,092,150 shares of common stock and warrants to purchase 327,645 shares of common stock for gross proceeds of approximately $3,000,000 in a private placement financing to an unaffiliated accredited investor. The warrants are exercisable until March 3, 2005 if during the period ending August 25, 1999, the average of the closing bid prices of Focus' common stock during any consecutive 20 trading days is equal to or less than $2.7469. As a result of this provision, on December 2, 1998 the warrant holder exercised their warrants and purchased 327,645 shares of common stock at an aggregate exercise price of $1.2188 per share resulting in gross proceeds of $399,000. The shares issued in connection with this transaction and issuable upon exercise of the warrants were registered under the Securities Act of 1933 on April 22, 1998. Fees and expenses associated with this offering amounted to approximately $173,000 yielding net proceeds of $2,827,000. In connection with this transaction, the Board of Directors authorized the grant of warrants to the placement agent to purchase 21,429 shares of Focus' common stock at a price of $4.2118 per share exercisable for a period of five years. On June 3, 1998, Focus received gross proceeds of $6,147,000 as a result of the conversion of 910,650 of Focus' redeemable Common Stock Purchase Warrants (the "Warrants") issued in connection with Focus' initial public offering in May 1993. Focus issued 1,649,202 shares of common stock as a result of the conversion. In accordance with the anti-dilution provisions of the Warrants, the holder was entitled to receive 1,811 shares of common stock for each Warrant exercised. The Warrants were exercisable at a price of $6.75 per Warrant until May 26, 1998. In November 1998, Focus negotiated and received a waiver of certain restrictive covenants contained in its revolving line of credit with its commercial bank, together with a revision of the loan covenants and an agreement to extend the line until December 15, 1998.

2. On February 22, 1999, Focus issued warrants to purchase 30,000 shares of common stock as partial compensation to an unaffiliated investor relations firm. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on February 23, 2000 (15,000) and March 2, 2000 (15,000).

3. On February 22, 1999, Focus issued warrants to purchase 100,000 shares of common stock as partial compensation to an unaffiliated investment advisor. The warrants are exercisable until September 9, 2002 at an exercise price of $1.063 per share. These warrants were exercised on December 10, 1999.

4. On February 22, 1999, Focus issued warrants to purchase 50,000 shares of common stock pursuant to a debt financing arrangement with an unrelated individual. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on December 3, 1999.

5. On March 22, 1999, Focus issued warrants to purchase 100,000 shares of common stock representing partial fees pursuant to a debt financing arrangement with an unaffiliated commercial bank. The warrants are exercisable until March 22, 2006 at an exercise price of $1.70 per share. These warrants were exercised on November 23, 1999 under a net exercise provision resulting in the issuance of 38,181 shares.

6. On June 4, 1999, Focus entered into a financing agreement resulting in $1,200,000 in gross proceeds from the sale of 1,350,000 shares of common stock and the issuance of a warrant to purchase an additional 120,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2004 at a per-share exercise price of $1.478125. In addition Union Atlantic Capital, L.C. received a warrant to purchase 25,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2004 at a per-share exercise price of
1.478125. Focus filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrants. Focus received proceeds from this transaction in two tranches of $600,000. The first tranche was funded on June 14, 1999 for $600,000 less fees and expenses associated with this offering of $60,897 yielding net proceeds of $539,103. The second tranche for $600,000 less applicable fees of $58,222 yielding net proceeds of $541,778 was funded on August 18, 1999.

7. On September 17, 1999, Focus entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,583,333 shares of common stock and the issuance of a warrant to purchase an additional 150,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until September 17, 2002 at a per-share exercise price of $1.5375. Focus filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrant. Focus received proceeds from this transaction in two tranches of $750,000. The first tranche was funded on September 21, 1999 for $750,000 less fees and expenses associated with this offering of $64,903 yielding net proceeds of $685,097. The second tranche was funded on November 17, 1999 for $750,000 less fees and expenses associated with this offering of $60,000 yielding net proceeds of $690,000.

8. On September 22, 1999, Focus received gross proceeds of $135,000 from the issuance of 120,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to the June 4, 1999 private placement.

9. In November 1999, Focus completed a financing of $2,000,000 in gross proceeds from the sale of 1,250,000 shares of common stock and the issuance of three warrants to purchase an additional 125,000 shares of common stock in a private placement to three unaffiliated accredited investors. The warrants are exercisable until December 1, 2004 at a per-share exercise price of $3.1969 The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. Fees and expenses associated with this offering amounted to approximately $42,000 yielding net proceeds of $1,958,000.

10. On June 1, 1998, Focus recorded a note receivable in the amount of $316,418 in connection with the exercise of stock options to purchase 171,000 shares of common stock by a former director. On December 28, 1999, Focus received $352,000 in full payment of this note, including accrued interest at 8%.

11. On January 18, 2000, Focus received gross proceeds of $990,000 from the issuance of 330,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to a private placement with an unaffiliated investor.

12. On June 9, 2000, Focus entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. In addition, Union Atlantic Capital, L.C. received a warrant to purchase 45,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. Focus received proceeds from this transaction on June 9, 2000. The fees and expenses associated with this offering was $216,000 yielding net proceeds of $1,284,000. Focus is also required to issue additional shares due to a requirement to timely file a registration statement. This Registration Statement covers the securities issued or to be issued in those transactions.

13. On July 28, 2000, Focus entered into an equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands Corporation, for the future issuance and purchase of shares of our common stock. The equity line of credit agreement establishes what is sometimes termed an equity drawdown facility. We are under no obligation to request a draw for any period. In lieu of providing Euston Investments with a minimum aggregate drawdown commitment, Focus issued to Euston Investments a stock purchase warrant to purchase 250,000 shares of its common stock with an exercise price of $1.625. The warrant expires June 12, 2005. This Registration Statement covers the securities issued in this transaction.

14. Focus signed a debt conversion agreement with Steve Wood and Red & White Enterprises, Inc., a California corporation, on July 17, 2000, for the issuance of our common stock in lieu of cash payment under a secured promissory note held by Red & White Enterprises. Steve Wood is the sole stockholder of Red & White Enterprises and a former employee of Focus. Red & White Enterprises, f/k/a PC Video Conversion, Inc., obtained the promissory note from Focus in exchange for certain assets and liabilities of PC Video Conversion, which Focus purchased in July 1998.


In connection with the separation agreement, on January 24, 2001, Red & White Enterprises exercised its right to convert the remaining balance of the note. Approximately $427,437 was converted into 468,322 shares of Focus common stock. The conversion price was 93% of the average closing prices for the five day period after stockholder approval of an increase in authorized shares of Focus (January 11, 2001). These shares are covered by this Registration Statement.

15. On June 28, 2001 vFinance Capital L.C. was issued 243,833 shares of Focus common stock in lieu of investment banking fees in connection with the acquisition of Videonics Inc in January 2001. Pursuant to various agreements, in the event vFinance.com or any of its affiliates publicly sell the shares of common stock in the market at a price below $1.03, we will issue vFinance additional shares to make up any shortfall. The securities issued in these transactions are covered by this Registration Statement.

16. On May 7, 2001, Carl Berg, a director of Focus, converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into 1,904 shares of convertible preferred stock based on the estimated fair value of the preferred stock as of May 1, 2001, the date on which the related subscription agreement was executed. Each share of preferred stock has a liquidation preference of $1,190.48 per share and is convertible into 1,000 shares of common stock.

17. Focus entered into a master purchase agreement with Advanced Electronic Support Products, Inc. ("AESP") whereby Focus agreed to purchase a minimum of $2,500,000 of cables and other products from AESP by March 29, 2001. In return, Focus received certain pricing commitments over the term of the master purchase agreement. The agreement provided that in the event Focus did not purchase at least $2,500,000 of cables and other products during the term of the master purchase agreement, Focus would pay AESP an amount equal to 20% of the difference between $2,500,000 and the aggregate amount of purchases. The agreement allowed Focus and its subcontractors, to purchase product from other sources if AESP's pricing or quality do not meet certain competitive levels and that such purchases shall reduce the minimum requirements under the agreement.
Focus failed to meet the minimum purchase requirements and there were some disputes between the parties under the agreement. On

June 26, 2001, as settlement, in exchange for a release from AESP of Focus from further liability under the contract, Focus agreed to issue 150,000 shares of its common stock to AESP. The securities issued in this transaction are covered by this Registration Statement.

18. On November 1, 2001 vFinance.com, Inc. was issued 126,499 shares of Focus common stock in lieu of payment under and settlement for the termination of a Management and Financial Consulting Agreement with Focus, including certain additional shares due to the change in market price of the common stock of Focus. Pursuant to various agreements, in the event vFinance or any of its affiliates sells the shares of common stock in the market at a price below $1.03, we will issue vFinance additional shares to make up any shortfall. Of the 126,499 shares issued, 47,055 shares have been issued pursuant to the price protection provision. The securities issued in these transactions are covered by this Registration Statement.

The issuance of the securities described above were exempt either pursuant to Rule 701 under the Securities Act, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) as a transaction by an issuer not involving a public offering. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.


No underwriters were employed in any of the above transactions. Appropriate legends were affixed to the share certificates and warrants issued in the transactions.

Item 27.  Exhibits and Financial Statement Schedules.

(a) The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

Exhibit No.            Description
-----------            -----------

  2.1 Agreement and Plan of Merger dated as of August 30, 2000 among Focus, Videonics, and PC Video Conversion (21)
  3.1        Second Restated certificate of incorporation of Focus (1)
  3.2        Certificate  of  Amendment  to  Second   Restated   certificate  of
             Incorporation of Focus (3)
  3.3        Restated By-laws of Focus (1)

  3.4        Certificate of Designation - Series B Preferred Stock (25)

  4.1        Specimen certificate for Common Stock of Focus (1)
  4.2        Specimen  certificate for Redeemable  Common Stock Purchase Warrant
             (1)
  4.3 Form of Warrant Agreement between Focus, Mellon Securities Trust Company and Thomas James Associates, Inc. (1)
  4.4        Form of Warrant issued to Thomas James Associates, Inc. (1)
  5.1 Form of Opinion of Manatt Phelps & Phillips, LLP, regarding legality of shares of Focus common stock to be registered under this Registration Statement on Form SB-2*
 10.1        1992 Stock Option Plan, as amended (4)
 10.2        1993 Non-Employee Director Stock Option Plan (4)
 10.3 Purchase and Sale Agreement, dated as of May 25, 1994, between Focus and Inline Software, Inc. (5)
 10.4 Master Purchase Agreement, dated as of August 12, 1994, between Focus and Apple Computer, Inc. (5)
 10.5        1995 Non-Employee Director Stock Plan (7)
 10.6 Form of Settlement Agreement between Focus and Lapis Technologies, Inc. Shareholders (7)
 10.7        Manufacturing Agreement between Focus and a manufacturer (7)
 10.8        Warrant W96/6, dated June 28, 1996, issued to a Private Lender (8)
 10.9        Agreement   dated  as  of  June  28,  1996  between   Focus  and  a
             manufacturer (8)
10.10 Security Agreement dated as of June 28, 1996 between Focus and a manufacturer (8)
10.11        Amendment to Master  Purchase  Agreement  between Focus and TV OEM.
             (10)
10.12 Lease Agreement between Focus and Cummings Properties for the facility at 142 North Road, Sudbury, Massachusetts (10)

10.13 Agreement of Plan of Merger dated September 30, 1996, by and among Focus, FOCUS Acquisition Corp., and TView, Inc. (9)
10.14        Form of Warrant issued to various  investors  pursuant to Amendment
             No. 1 (11)
10.15 Form of Subscription Agreement between Focus and various investors in the March 97 Offering (11)
10.16        Form of  Warrant  issued  to the  placement  agent in the  March 97
             Offering (ii)
10.17        1997 Director Stock Option Plan (12)
10.18        Form of Director Stock Option Agreement (12)
10.19 Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)
10.20 Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)
10.21 Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)
10.22 Subscription Agreement between Focus and Smith Barney Fundamental Value Fund, Inc. dated September 8, 1997 (13)
10.23 Form of Warrant dated September 10, 1997 issued to designees of the placement agent (13)
10.24 Lease by Wakefield Ready Mixed Concrete Co., Inc. to FOCUS Enhancements, Inc. dated December 1, 1998
10.25 Common Stock and Warrants Purchase Agreement with AMRO International, S.A. (14)
10.26        Form of Stock Purchase Warrant issued to AMRO  International,  S.A.
             (included as Exhibit A to the Common Stock and Warrants Purchase Agreement) (14)
10.27        Form of Registration Rights Agreement with AMRO International, S.A.
             (included as Exhibit B to the Common Stock and Warrants Purchase Agreement (14)
10.28 Registration Rights Agreement dated as of July 29, 1998 between Focus and PC Video Conversion, Inc. (15)
10.29 Form of Common Stock Purchase Warrant issued to Brian Swift and Edward Price. (16)
10.30        Common Stock Purchase Warrant issued to Silicon Valley Bank. (16)
10.31 Common Stock and Warrant Purchase Agreement, as amended, with BNC Bach International Ltd., Inc. (17)
10.32 Form of Stock Purchase warrant issued to BNC Bach International, Inc. (included as Exhibit A to the Common Stock and Warrant Agreement (17).
10.33 Form of Registration Rights Agreement with BNC Bach International Ltd., Inc. (included as Exhibit B to the Common Stock and Warrant Purchase Agreement (17).
10.34 Common Stock and Warrant Purchase Agreement with The Raptor Global Portfolio Ltd., The Altar Rock Fund L.P. and Roseworth Group, LTD
             (18)
10.35 Form of Stock Purchase Warrant issued to The Raptor Global Portfolio Ltd. (for 87,150 shares), The Altar Rock Fund L.P. (for 350 shares) and Roseworth Group, Ltd. (for 37,500 shares) (included as Exhibit A to the Common Stock and Warrant Purchase Agreement)
             (18).
10.36 Form of Registration Rights Agreement with The Raptor Global Portfolio Ltd., The Altar Rock Fund L.P. and Roseworth Group, Ltd. (included as Exhibit B to the Common Stock and Warrant Purchase Agreement.) (18)
10.37 Contract for services to be rendered to FOCUS Enhancements, Inc. by R.J. Falkner & Company, INC (18).
10.38 Form of Stock Purchase Warrant issued to each of R. Jerry Falkner and Richard W. West (18).
10.39        Agreement between Union Atlantic, L.C. and FOCUS Enhancements, Inc.
             confirming agreement to issue warrant in exchange for fee reduction
             (18)
10.40        Stock Purchase Warrant issued to Union Atlantic, L.C. (18)
10.41        Consulting  Agreement dated March 1, 2000 between Focus and William
             B. Coldrick (20)
10.42        Consulting  Agreement dated May 1, 2000 between Focus and Thomas L.
             Massie (20)
10.43        Consulting  Agreement  dated May 1, 2000 between  Focus and Gary M.
             Cebula (20)
10.44        Separation  Agreement dated May 1, 2000 between Focus and Thomas L.
             Massie (20)
10.45        Separation Agreement dated April 30, 2000 between Focus and Gary M.
             Cebula (20)
10.46        Separation  Agreement  dated  July 10,  2000  between  Focus and J.
             Stephen Wood (21)
10.47 Consulting Agreement dated July 10, 2000 between Focus and Red & White Enterprises, Inc. (21)
10.48 Private Equity Line of Credit Agreement dated July 28, 2000 between Focus and Euston Investments Holdings Limited (21)

10.49 Registration Rights Agreement dated June 9, 2000 between the investor and Focus (21)
10.50 Registration Rights Agreement dated July 28, 2000 between Euston Investments Holdings Limited and Focus (21)
10.51        Common Stock Warrant and Purchase Agreement dated June 9, 2000 (21)
10.52        Form of Stock Escrow Agreement (1)
10.53 Agreement and Plan of Merger, dated as of August 30, 2000, among Focus Enhancements, Inc., PC Video Conversion, Inc. and Videonics, Inc. (21)
10.54 Promissory Note, dated October 26, 2000, from Focus Enhancements, Inc. to Carl Berg (22)
10.55 Security Agreement dated October 26, 2000, between Focus Enhancements, Inc. and Carl Berg (22)
10.56        2000 Stock Option Plan (23)
10.57        Employment  agreement  between  Focus  Enhancements  and Michael L.
             D'Addio (24)
10.58 Amendment to Private Equity Line of Credit between Focus and Euston Investments Holdings Limited (24)

10.59 Amendment No. 1 to Secured Promissory Note dated April 24, 2001 issue by Focus to Carl Berg (excludes exhibits B and C) (25)
10.60 Registration Rights Agreement dated May 1, 2001 between Focus and Carl Berg (25)
10.61        Promissory note issued to Carl Berg dated June 29, 2001 (26)
 23.1        Consent of Wolf & Company P.C., independent accountants of Focus*
 23.2        Consent of PricewaterhouseCoopers, LLP*
 23.3        Consent of Deloitte & Touche, LLP*
 23.4 Consent of Manatt Phelps & Phillips, LLP, counsel to Focus (included with Exhibit 5.1 hereof)*
 24.1        Power of Attorney (25)


-----------------
*  Included.
          1. Filed as an exhibit to Focus' Registration Statement on Form SB-2, No. 33-60248-B, and incorporated herein by reference.
          2.      Filed as an exhibit to Focus' Current Report on Form 8-K dated
                  November 29, 1993, and incorporated herein by reference.
          3.      Filed as an exhibit to Focus' Form 10-QSB for the period ended
                  September 30, 1995, and incorporated herein by reference.
          4.      Filed as an exhibit to Focus'  Form  10-KSB for the year ended
                  December 31, 1993, and incorporated herein by reference.
          5.      Filed as an exhibit to Focus'  Form  10-KSB for the year ended
                  December 31, 1994, and incorporated herein by reference.
          6.      Filed, as an exhibit to Focus' Registration  Statement on Form
                  S-8, No. 33-80651, filed with the Commission on December 19, 1995, and incorporated herein by reference.

          7. Filed as an exhibit to Focus' Registration Statement on Form SB-2, No. 33-80033, and incorporated herein by reference.

          8.      Filed as an exhibit to Focus' Form 10-QSB for the period ended
                  June 30, 1995, and incorporated herein by reference.
          9.      Filed as an exhibit to Focus' Form 8-K dated November 4, 1996
          10.     Filed as an exhibit  to Focus  Form  10-KSB for the year ended
                  December 31, 1995 and incorporated herein by reference.
          11.     Filed as an exhibit to Focus'  Registration  Statement on Form
                  S-3, No. 333-26911, filed with the Commission on May 12, 1997, and incorporated herein by reference.
          12. Filed as an exhibit to Focus' Registration Statement on Form S-8, No. 333-33243, filed with the Commission on August 8, 1997, and incorporated herein by reference.
          13.     Filed as an exhibit  to Focus'  Form 8-K dated  September  10,
                  1997
          14. Filed as an exhibit to Focus' Registration Statement on Form S-3, No. 333-81177, filed with the Commission on June 21, 1999, and incorporated herein by reference.
          15. Filed as an exhibit to Focus' Form 10-QSB dated August 14, 1998 and incorporated herein by reference.
          16. Filed as an exhibit to Focus' Form 10-QSB dated May 17, 1999 and incorporated herein by reference.

          17. Filed as an exhibit to Focus' Registration Statement on Form S-3, No. 333-82163, filed with the Commission on July 2, 1999, and incorporated herein by reference.
          18. Filed as an exhibit to Focus' Registration Statements on Form S-3, No. 333-94621, filed with the Commission on January 13, 2000, and incorporated herein by reference.
          19. Filed as an exhibit to Focus' Form 10-QSB dated May 22, 2000 and incorporated herein by reference.
          20. Filed as an exhibit to Focus' Form l0-QSB dated August 21, 2000, and incorporated herein by reference.
          21.     Filed as an exhibit to Focus' Current Report on Form 8-K dated
                  September 8, 2000, and incorporated herein by reference.
          22.     Filed as an exhibit to Focus' Current Report on Form 8-K dated
                  October 31, 2000, as amended by Focus' Current Report on Form 8-K/A dated November 2, 2000, and incorporated herein by reference.
          23. Filed as an exhibit to Focus' Registration Statement on Form S-4 filed on October 30, 2000 as amended, incorporated herein by reference.
          24. Filed as an exhibit to Focus' Registration Statement on Form SB-2 filed on February 7, 2001.

          25. Filed as an exhibit the Focus' Amendment No. 1 to Registration Statement on Form SB-2 filed on August 9, 2001.
          26. Filed as an exhibit to Focus' Form l0-QSB dated November 14, 2001, and incorporated herein by reference


Item 28.    Undertakings

Item 512 of Regulation S-B.       Rule 415 Offering.

(a) The undersigned small business issuer hereby undertakes:

(1) To file,  during  any  period in which  offers or sales  are being  made,  a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a) (3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934, as amended (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Campbell, State of California, on December 14, 2001.

                                     FOCUS ENHANCEMENTS, INC.

                                      By:  /s/ Michael L. D'Addio
                                           ----------------------
                                           Michael L. D'Addio
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


                                POWER OF ATTORNEY




Pursuant to the requirements of the Securities Act, this amendment to the registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated. In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



  Signature                                         Title                                            Date
  ---------                                         -----                                            ----
/s/ Michael L. D'Addio                              President, Chief Executive                       December 14, 2001
---------------------------------------------       Officer and Director
Michael L. D'Addio

/s/ Gary L. Williams                                Vice President of Finance                        December 14, 2001
---------------------------------------------       & Chief Financial Officer
Gary L. Williams                                    (Principal Accounting Officer)


/s/ Thomas L. Massie*                               Chairman of the Board                            December 14, 2001
---------------------------------------------       of Directors
Thomas L. Massie

/s/ John C. Cavalier*                               Director                                         December 14, 2001
---------------------------------------------
John C. Cavalier

/s/ William B. Coldrick*                            Director                                         December 14, 2001
---------------------------------------------
William B. Coldrick

/s/ Timothy E. Mahoney*                             Director                                         December 14, 2001
---------------------------------------------
Timothy E. Mahoney

/s/ Carl E. Berg*                                   Director                                         December 14, 2001
---------------------------------------------
Carl E. Berg

/s/ N William Jasper, Jr.*                          Director                                         December 14, 2001
---------------------------------------------
N William Jasper, Jr.

---------------
* Signed pursuant to power of attorney



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